Exhibit 4.4

Execution Version

PRIMO WATER HOLDINGS INC.

TRITON WATER HOLDINGS, INC.

as the Issuers

and

the Guarantors from time to time party hereto

6.250% SENIOR NOTES DUE 2029

INDENTURE

Dated as of February 12, 2025

Wilmington Trust, National Association

as Trustee

i

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF CERTIFICATE OF BENEFICIAL OWNERSHIP
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY GUARANTORS
Exhibit G	FORM OF POSITION REPRESENTATION AND VERIFICATION FORM

v

INDENTURE dated as of February 12, 2025, among Primo Water Holdings Inc., a Delaware corporation (the “Primo Issuer”), Triton Water Holdings, Inc., a Delaware corporation (the “BlueTriton Issuer” and, together with the Primo Issuer, the “Issuers”), Primo Brands Corporation, a Delaware corporation and indirect parent of the Issuers (the “Parent”), the Subsidiary Guarantors (as defined herein) from time to time party hereto and Wilmington Trust, National Association, as Trustee (as defined herein).

The Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 6.250% Senior Notes due 2029 (the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Accruals” means, on any date, all accrued but unpaid interest, fees, expenses and other charges (including any Post-Petition Interest) owing by an Issuer or any Guarantor to any Credit Facility Secured Party, the Secured Notes Collateral Agent, the trustee for the Secured Notes and the holders of Secured Notes under any of the Credit Facility Documents or the Secured Notes Indenture or Secured Notes Security Documents on such date, including any advances made by any Credit Facility Secured Party, the Secured Notes Collateral Agent, the trustee for the Secured Notes and the holders of Secured Notes to pay such amounts and interest accrued upon any such advances.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is amalgamated, divided or merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Debt shall be deemed to have been incurred on the date such Person becomes a Restricted Subsidiary or on the date of consummation of such acquisition of assets.

“Additional Refinancing Amount” means, in connection with the refinancing of any Indebtedness, Disqualified Stock, or preferred stock, the aggregate principal amount of additional Indebtedness, Disqualified Stock, or preferred stock incurred to pay (1) accrued and unpaid interest on the Indebtedness being refinanced; (2) the increased principal amount of any Indebtedness being refinanced resulting from the in-kind payment of interest on such Indebtedness (or in the case of Disqualified Stock or preferred stock being refinanced, additional shares of such Disqualified Stock or preferred stock); (3) the aggregate amount of original issue discount on the Indebtedness being refinanced; (4) premiums (including tender premiums) and other costs associated with the redemption, repurchase, retirement, discharge, or defeasance of Indebtedness, Disqualified Stock, and preferred stock being refinanced; and (5) all fees and expenses, (including underwriting discounts, commitment, ticking and similar fees, expenses, and discounts) associated with the repayment of the Indebtedness, Disqualified Stock and preferred stock being refinanced and the incurrence of the Indebtedness incurred or Disqualified Stock or preferred stock issued in connection with such refinancing.

“Additional Notes” means Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement, or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Asset Sale” means:

(a) the sale, lease, conveyance, transfer, or other disposition of any assets or rights by Parent or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance, transfer or other disposition of all or substantially all of the assets of Parent and its Restricted Subsidiaries, taken as a whole, will be governed by Sections 4.16 and/or 5.01 hereof and not by Section 4.10 hereof; and

(b) the issuance or sale of Equity Interests in any of the Restricted Subsidiaries (other than directors’ qualifying shares or nominal shares required by applicable law to be held by foreign nationals).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than the greater of (x) $70.0 million and (y) 12.50% of Consolidated EBITDA;

(2) a transfer of assets between or among Parent and its Restricted Subsidiaries;

(3) an issuance or conversion of Equity Interests by Parent or a Restricted Subsidiary to Parent or another Restricted Subsidiary;

(4) any issuance of employee stock options or stock awards pursuant to benefit plans of Parent or any of its Restricted Subsidiaries;

(5) any lease, sale, or other disposition of equipment, inventory, goods, services, accounts receivable, or other property in the ordinary course of business, the discount or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof and the disposition of a business, in respect of which, immediately prior to such disposition, Parent and its Restricted Subsidiaries do not own the entire line of such business, in the ordinary course of business;

(6) any sale or other disposition of damaged, worn-out, used, surplus, fully depreciated, or obsolete assets in the ordinary course of business and dispositions of property no longer economically practical to maintain or no longer used or useful in the conduct of the business of Parent and its Restricted Subsidiaries;

(7) the sale or other disposition of cash or Cash Equivalents or securities with an Investment Grade Rating;

(8) a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment;

(9) the granting of Liens not otherwise prohibited by this Indenture and any disposition deemed to occur upon the granting of such Lien;

(10) sales of assets received by Parent or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(11) leases, subleases, licenses, or sublicenses (including with respect to the non- exclusive licensing or sublicensing of intellectual property and the provision of software under an open source license), in each case, in the ordinary course of business or consistent with past practice and which do not materially interfere with the business of Parent and its Restricted Subsidiaries, taken as a whole;

(12) any sale, transfer, or other disposition of an Investment in a joint venture to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture and similar agreements;

(13) the unwinding of any Hedging Obligations in the ordinary course of business, consistent with past practice or incurred in compliance with this Indenture;

(14) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any patents, trademarks, servicemarks, tradenames, copyrights and other intellectual property rights not necessary in the conduct of the business of Parent and its Restricted Subsidiaries;

(15) any disposition of accounts receivable in connection with the compromise, settlement, or collection thereof, in the ordinary course of business or in bankruptcy or similar proceedings;

(16) any direct or indirect sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(17) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, confiscation, or requisition or use of such property;

(18) any involuntary loss, damage, or destruction of property; provided that, in the event that such loss, damage or destruction results in the receipt of net cash proceeds, such net cash proceeds are deemed to be Net Proceeds from an Asset Sale and are applied in accordance with Section 4.10 hereof;

(19) (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased), and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(20) any financing transaction with respect to property constructed, acquired, replaced, repaired, or improved (including any reconstruction, refurbishment, renovation and/or development of Real Property) by Parent or any Restricted Subsidiary, including sale and leaseback transactions and asset securitizations, permitted by this Indenture;

(21) any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation, or other claims of any kind;

(22) sales of accounts receivable, or participations therein, or Securitization Assets (other than royalties or other revenues (except accounts receivable)) or related assets in connection with any Qualified Securitization Facility;

(23) the granting of any option or other right to purchase, lease, or otherwise acquire inventory and delinquent accounts receivable in the ordinary course of business;

(24) the termination of leases and subleases in the ordinary course of business

(25) to the extent constituting a disposition, the creation of any Permitted Lien and any similar dispositions in connection with Permitted Liens;

(26) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(27) dispositions of any assets held for sale on the Issue Date and pursuant to legally binding obligations in effect on the Issue Date and assets reasonably related or ancillary thereto, it being agreed that no such disposition shall constitute a sale of all or substantially all assets of Parent and its Subsidiaries for any purpose under this Indenture.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (without giving effect to the treatment of “right of use” leases as capital leases).

“Bank Administrative Agent” means (i) Morgan Stanley Senior Funding, Inc., as administrative agent for the lenders providing the refinancing term facility under the Credit Agreement and (ii) BofA Securities, Inc., as administrative agent for the lenders providing the revolving credit facility under the Credit Agreement, and each of their respective successors and permitted assigns thereunder.

“Bank Collateral Agent” means Morgan Stanley Senior Funding, Inc., as collateral agent under the Credit Agreement, and its successors and permitted assigns thereunder.

“Bankruptcy Code” means 11 U.S.C. Section 101 et seq. and any legislation enacted supplementing or replacing the same.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state, or foreign law for the relief of debtors, or any other liquidation, conservatorship, bankruptcy assignment for benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, as amended from time to time.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have corresponding meanings.

“BlueTriton Issuer” has the meaning assigned to such term in the introductory paragraphs hereto.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors or any committee thereof duly authorized to act on behalf of such board of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Combination” refers to the business combination of Primo Water Corporation and Triton Water Parent, Inc. pursuant to that certain Arrangement Agreement and Plan of Merger, dated as of June 16, 2024, as amended by that certain Amendment No. 1 thereto, dated as of October 1, 2024, by and among Parent, Primo Water Corporation, Triton Water Parent, Inc., Triton Merger Sub 1, Inc., formerly a wholly-owned subsidiary of Parent, and 1000922661 Ontario Inc., formerly a wholly-owned subsidiary of Parent.

“Business Day” means each day that is not a Legal Holiday.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (without giving effect to the treatment of “right of use” leases as capital leases).

“Capitalized Leases” means all capital leases that have been or are required to be, in accordance with GAAP as in effect on the Issue Date (but without giving effect to the treatment of “right of use” leases as capital leases), recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP

(without giving effect to the treatment of “right of use” leases as capital leases) as adopted by the Issuers and as in effect on the Issue Date.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Captive Insurance Subsidiary” means any Subsidiary of Parent that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(1) U.S. dollars, Canadian dollars, Mexican pesos, pounds sterling, euros, the national currency of any participating member state of the European Union, Israeli shekels, Swiss Francs, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) readily marketable direct obligations of the United States (or any political subdivision thereof), any member of the European Economic Area, the United Kingdom, Switzerland, Mexico, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;

(3) marketable general obligations issued by (a) any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state, (b) Mexico or any agency or instrumentality thereof that are guaranteed by the full faith and credit of Mexico, (c) Canada or any agency or instrumentality thereof that are guaranteed by the full faith and credit of Canada, or (d) Switzerland, the United Kingdom, or any member state of the European Union, or any state, province, commonwealth, or territory thereof, and guaranteed by the full faith and credit of such jurisdiction, and in each case, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;

(4) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States, Canadian, Swiss or United Kingdom governments, a member state of the European Union on the Issue Date or, in each case, any agency or instrumentality of thereof;

(5) certificates of deposit, time deposits, money market deposits, demand deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of $250.0 million in the case of domestic banks or $100.0 million (or the U.S. Dollar Equivalent thereof) in the case of foreign banks;

(6) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clauses (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;

(7) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 24 months after the date of acquisition;

(8) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition;

(9) money market funds that comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, as amended; and

(10) Indebtedness or preferred stock issued by Persons with a rating of A or higher from S&P or A2 from Moody’s with maturities of 24 months or less from the date of acquisition.

“Cash Management Services” means any of the following: (i) cash management or related services, including, without limitation, treasury, depository (including cash vault and check deposit), return items processing, overdraft, controlled disbursement accounts, zero balance accounts and sweeps, lockboxes and lockbox accounts, merchant store value cards, e-payables, electronic funds transfer, centralized offset or consolidated banking arrangements, interstate depository network, positive pay, automatic clearing house origination and other funds transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts, and securities accounts, (ii) card services, including credit cards (including purchase cards and commercial cards), prepaid cards (including payroll, stored value, and gift cards), and debit cards, (iii) credit card processing and merchant services processing, (iv) supply chain finance arrangements, and (v) other cash management or banking products, services, arrangements, or agreements, other than letters of credit and bankers’ acceptances.

“CFC” means a Foreign Subsidiary which is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of any of the following:

(1) any person or “group” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, acquires Beneficial Ownership of more than 50% of the Voting Stock (measured by reference to voting power) of Parent (determined on a fully diluted basis); or

(2) the sale, lease, transfer, or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders.

Notwithstanding the foregoing, a conversion of Parent or any Restricted Subsidiary from a limited liability company, corporation, limited partnership, or other form of entity to a limited liability company, corporation, limited partnership, or other form of entity or an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock for another form of entity shall not constitute a Change of Control, so long as immediately following such conversion or exchange the “persons” (as that term is used in Section 13(d) of the Exchange Act) who Beneficially Owned the Capital Stock of such entity immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees, or other persons serving in a similar capacity for such entity, and in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity. Furthermore, (i) the transfer of assets between or among Parent and its Restricted Subsidiaries shall not itself constitute a Change of Control and (ii) a Person or group shall not be deemed to have Beneficial Ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) prior to the consummation of the transactions contemplated by such agreement.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Consolidated EBITDA” means, with respect to any specified Person for any Test Period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such Test Period:

(a) increased, without duplication, by the following items of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis:

(1) interest expense, including (A) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness (which, in each case, will be deemed to accrue at the interest rate reasonably determined by Parent to be the rate of interest implicit in such Capitalized Lease Obligations or Attributable Indebtedness), (B) commissions, discounts and other fees, charges and expenses owed with respect to letters of credit, bankers’ acceptance financing, surety and performance bonds and receivables financings, (C) amortization and write-offs of deferred financing fees, debt issuance costs, debt discounts, commissions, fees, premium and other expenses, as well as expensing of bridge, commitment or financing fees, (D) payments made in respect of Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (E) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a Wholly Owned Restricted Subsidiary) in connection with Indebtedness incurred by such plan or trust, (F) all interest paid or payable with respect to discontinued operations, (G) the interest portion of any deferred payment obligations, and (H) all interest on any Indebtedness that is (x) Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property, (y) contingent obligations in respect of Indebtedness; provided that any such interest expense shall be calculated after giving effect to Hedging Obligations related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedging Obligations, or (z) fees and expenses paid to (i) the Trustee in connection with its services under this Indenture, (ii) the trustee, collateral agent, paying agent or other similar Persons for the Secured Notes in connection with its services under the Secured Notes Indenture, and (iii) the administrative agent, the collateral agent, trustee or other similar Persons for the Indebtedness incurred under the Credit Agreement pursuant to Section 4.09; plus

(2) taxes based on gross receipts, income, profits, or revenue or capital, franchise, excise, property, commercial activity, sales, use, unitary, or similar taxes, and foreign withholding taxes, including (A) penalties and interest and (B) tax distributions made to any direct or indirect holders of Equity Interests of such Person in respect of any such taxes attributable to such Person and/or its Restricted Subsidiaries or pursuant to a tax sharing arrangement or as a result of a tax distribution or repatriated funds; plus

(3) amortization expense (including amortization and similar charges related to goodwill, customer relationships, trade names, databases, technology, software, internal labor costs, deferred financing fees, or costs and other intangible assets); plus

(4) depreciation expense; plus

(5) non-cash items (provided that, if any such non-cash item represents an accrual or reserve for potential cash items in any future period, (1) Parent may determine not to add back such non-cash item in the current Test Period and (2) to the extent Parent decides to add back such non-cash expense or charge, the cash payment in respect thereof in such future period will be subtracted from Consolidated EBITDA in such future period), including the following: (A)

expenses in connection with, or resulting from, stock option plans, employee benefit plans or agreements or post- employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock, or other similar rights, (B) currency translation losses related to changes in currency exchange rates (including re-measurements of Indebtedness (including intercompany Indebtedness) and any net loss resulting from hedge agreements for currency exchange risk), (C) losses, expenses, charges, or negative adjustments attributable to the movement in the mark- to-market valuation of hedge agreements or other derivative instruments, including the effect of FASB Accounting Standards Codification 815 and International Accounting Standard No. 9 and their respective related pronouncements and interpretations, (D) charges for deferred tax asset valuation allowances, (E) any impairment charge or asset write-off or write- down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities, (F) charges or losses resulting from any purchase accounting adjustment or any step-ups with respect to re-valuing assets and liabilities in connection with the Business Combination, Refinancing Transactions, or any Investments either existing or arising after the Issue Date, (G) all losses from Investments recorded using the equity method, (H) the excess of rent expense over actual cash rent paid during such period due to the use of straight line rent for purposes consistent with GAAP and (I) any interest expense; plus

(6) unusual, extraordinary, infrequent or non-recurring items, whether or not classified as such under GAAP; plus

(7) charges, costs, losses, expenses, or reserves related to: (A) restructuring (including restructuring charges or reserves, whether or not classified as such under GAAP), severance, relocation, consolidation, integration, or other similar items, (B) strategic and/or business initiatives, business optimization (including costs and expenses relating to business optimization programs, which, for the avoidance of doubt, shall include, without limitation, implementation of operational and reporting systems and technology initiatives; strategic initiatives; retention; severance; systems establishment costs; systems conversion and integration costs; contract termination costs; recruiting and relocation costs and expenses; costs, expenses and charges incurred in connection with curtailments or modifications to pension and post-retirement employee benefits plans; costs to start-up, ramp-up, pre- opening, opening, closure, transition and/or consolidation of distribution centers, operations, offices, and facilities), including in connection with the Business Combination, Refinancing Transactions, and any Permitted Investment, any acquisition or other investment consummated prior to the Issue Date or in connection with the hiring of any broker, and new systems design and implementation, as well as consulting fees and any one-time expense relating to enhanced accounting function, (C) business or facilities (including greenfield facilities) start-up, opening, transition, consolidation, shut-down, and closing, (D) recruiting, signing, retention, and completion bonuses, (E) severance, relocation, or recruiting, (F) public company registration, listing, compliance, reporting, and related expenses, (G) charges and expenses incurred in connection with litigation (including threatened litigation), any investigation, or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental, or law enforcement body (including any attorney general), and (H) expenses incurred in connection with casualty events or asset sales outside the ordinary course of business; plus

(8) all (A) costs, fees and expenses relating to the Business Combination or Refinancing Transactions, (B) costs, fees, and expenses (including diligence and integration costs) incurred in connection with (x) investments in any Person, acquisitions of the Equity Interests of any Person, acquisitions of all or a material portion of the assets of any Person or constituting a line of business of any Person, and financings related to any of the foregoing or to the capitalization of Parent or any Restricted Subsidiary or (y) other transactions that are out of the ordinary course of business of such Person and its Restricted Subsidiaries (in each case of clause (x) and (y), including transactions considered or proposed but not consummated), including Permitted Equity Issuances, Investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification, or repayment of Indebtedness (including all consent fees, premium, and other amounts payable in connection therewith) and (C) non-operating professional fees, costs, and expenses; plus

(9) items reducing Consolidated Net Income to the extent (A) covered by a binding indemnification or refunding obligation or insurance, (B) paid or payable (directly or indirectly) by a third party (except to the extent such payment gives rise to reimbursement obligations) or with the proceeds of a contribution to equity capital of such Person, or (C) such Person is directly or indirectly, reimbursed for such item by a third party; plus

(10) the amount of management, monitoring, consulting, transaction, and advisory fees (including termination fees) and related indemnities and expenses paid, payable or accrued in such Test Period (including any termination fees payable in connection with the early termination of management and monitoring agreements); plus

(11) the effects of purchase accounting, fair value accounting or recapitalization accounting (including the effects of adjustments pushed down to such Person and its Subsidiaries) and the amortization, write-down, or write-off of any such amount; plus

(12) expenses, revenue, and lost profits of such Person for such Test Period with respect to liability or casualty events or business interruption, in each case, to the extent covered by insurance and reasonably expected to be received no later than 12 months after the end of such Test Period; plus

(13) minority interest expense consisting of income attributable to Equity Interests held by third parties in any non-Wholly Owned Restricted Subsidiary; plus

(14) expenses, charges, and losses resulting from the payment or accrual of indemnification or refunding provisions, earn-outs, holdbacks, and contingent consideration obligations; bonuses and other compensation paid to employees, directors or consultants; and payments in respect of dissenting shares and purchase price adjustments; in each case, made in connection with a Permitted Investment or other transactions disclosed in the documents referred to in clause (27) below; plus

(15) any losses from abandoned, disposed, or discontinued operations; plus

(16) fees, expenses, or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans, costs or expenses (including any payroll taxes) incurred pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement or any stock subscription, stockholders or partnership agreement and any payments in the nature of compensation or expense reimbursement made to independent board members; plus

(17) (A) any costs or expenses (including any payroll taxes) incurred by Parent or any Restricted Subsidiary in such Test Period as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including (1) any post-employment benefit scheme to which the relevant pension trustee has agreed, (2) as a result of curtailments or modifications to pension and post-retirement employee benefit plans and (3) without limitation, compensation arrangements with holders of unvested options entered into in connection with a permitted Restricted Payment), any stock subscription, stockholders or partnership agreement, any payments in the nature of compensation or expense reimbursement made to independent board members, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any costs or expenses incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of Parent (or any Parent Entity and/or any Restricted Subsidiary); plus

(18) the amount of loss or discount on a sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(19) the cumulative effect of a change in accounting principles (including Parent’s election pursuant to the definition of “GAAP”); plus

(20) to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA for any previous period and not added back; plus

(21) the amount of fees, expense reimbursements and indemnities paid to directors and/or members of advisory boards, including directors of Parent or any other Parent Entity; plus

(22) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature; plus

(23) charges, expenses, and lost revenue attributable to the COVID-19 (and subsequent mutations) pandemic and any other pandemic, disaster or similar business disruption that is outside the control of Parent and its Restricted Subsidiaries; plus

(24) the amount of “run rate” cost savings, operating expense reductions and other cost synergies that are projected by Parent in good faith to result from actions taken, committed to be taken or expected to be taken no later than 36 months after the end of such Test Period (which amounts will be determined by Parent in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of the Test Period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such Test Period from such actions; provided that, in the good faith judgment of Parent, such cost savings are reasonably identifiable, reasonably anticipated to be realized, and factually supportable (it being agreed that such determinations need not be made in compliance with Regulation S-X or other applicable securities law); plus

(25) the excess (if any) of (i) the aggregate amount of “run rate” profits pursuant to Recurring Contracts entered into on or after the first date of the relevant Test Period (net of actual profits pursuant to such Recurring Contracts during such Test Period) projected by Parent, in good faith, as if such contracted pricing was applicable (at the contracted rate and calculated based on an assumed margin determined by Parent to be a reasonable good faith estimate of the actual costs (including increased overhead costs) associated with such Recurring Contracts) during the entire Test Period over (ii) profits associated with Recurring Contracts that were cancelled or otherwise terminated during such Test Period; plus

(26) payments made pursuant to Existing Earnouts and Unfunded Holdbacks; plus

(27) adjustments of the type reflected in (A) the calculation of “Aggregated Pro Forma Adjusted EBITDA” as set forth under “Summary — Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial Information and Other Data” in the Offering Memorandum or (B) any quality of earnings report prepared by any of the “Big Four” accounting firms, in connection with the Business Combination or an acquisition permitted under this Indenture or other Investment consummated after the Issue Date; plus

(28) the amount of any contingent payments in connection with the licensing of intellectual property or other assets; plus

(29) Public Company Costs; plus

(30) charitable contributions, including contributions related to any charitable foundations established by Parent or any Restricted Subsidiary in an aggregate amount not to exceed $1,000,000 in any Test Period; and

(b) decreased, without duplication, by the following items of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP (solely to the extent increasing Consolidated Net Income for such Test Period and without duplication):

(1) any amount which, in the determination of Consolidated Net Income for such period, has been included for any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); plus

(2) the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash charge that is accounted for in a prior period and that was added to Consolidated Net Income to determine Consolidated EBITDA for such prior period and that does not otherwise reduce Consolidated Net Income for the current period; plus

(3) unusual, extraordinary, infrequent, or non-recurring gains; plus

(4) any net income from disposed or discontinued operations.

“Consolidated First Lien Debt” means, as of any date of determination, Consolidated Total Debt that (i) is not subordinated in right of payment to the Secured Notes or the loans under the Credit Facilities and (ii) is secured by a lien on the Secured

Notes Collateral and Credit Facilities Collateral on an equal priority basis with the Secured Notes and loans under the Credit Facilities (excluding (1) all Capitalized Lease Obligations and purchase money debt obligations not secured by a lien on the Secured Notes Collateral or Credit Facilities Collateral and (2) any “right of use” leases), with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of the term “Fixed Charge Coverage Ratio.”

“Consolidated First Lien Net Leverage Ratio” means, with respect to any specified Person, as of any date of determination, the ratio of (a) the Consolidated First Lien Debt minus an aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of such Person and its Restricted Subsidiaries as of such date, excluding cash and Cash Equivalents which appear (or would be required to appear) as “Restricted” on such balance sheet (unless such listing is related to a restriction in favor of the Secured Notes Collateral Agent, the Bank Collateral Agent, an administrative agent or collateral agent under any other Credit Facility, or any lender), to (b) the Consolidated EBITDA of such Person for the most recently ended four fiscal quarters for which internal financial statements are available; provided that the Consolidated EBITDA of such Person will be calculated in the manner contemplated by, and subject to the adjustments provided in, the definition of the term “Fixed Charge Coverage Ratio.”

“Consolidated Net Income” means, with respect to any specified Person for any Test Period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such Test Period, on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded from such Consolidated Net Income (to the extent otherwise included therein) (without duplication):

(1) the Net Income for such Test Period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Parent’s or any Restricted Subsidiary’s equity in the Net Income of such Person shall be included in the Consolidated Net Income of Parent for such Test Period up to the aggregate amount of dividends or distributions or other payments in respect of such equity that are actually paid in cash (or to the extent converted into cash) by such Person to Parent or a Restricted Subsidiary, in each case, in such Test Period, to the extent not already included therein (subject in the case of dividends, distributions or other payments in respect of such equity made to a Restricted Subsidiary to the limitations contained in clause (2) below);

(2) solely for the purpose of clause (3)(A) of Section 4.07(a) hereof, the Net Income of any Restricted Subsidiary of such Person during such Test Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or requirement of Law applicable to such Restricted Subsidiary during such Test Period; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash to such Person or its Restricted Subsidiaries in respect of such Test Period;

(3) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized by such Person or any of its Restricted Subsidiaries during such Test Period upon any asset sale or other disposition of any Equity Interests of any Person (other than any dispositions in the ordinary course of business) by such Person or any of its Restricted Subsidiaries;

(4) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such Test Period;

(5) earnings (or losses), including any impairment charge, resulting from any reappraisal, revaluation, or write-up (or write-down) of assets during such Test Period;

(6) (i) unrealized gains and losses with respect to hedging agreements for such Test Period and the application of Accounting Standards Codification 815 (Derivatives and Hedging) and (ii) any after-tax effect of income (or losses) for such Test Period that result from the early extinguishment of (A) Indebtedness, (B) Hedging Obligations, or (C) other derivative instruments;

(7) any extraordinary, non-recurring, or unusual gain (or extraordinary, non-recurring, or unusual loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by such Person or any of its Restricted Subsidiaries during such Test Period;

(8) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such Test Period;

(9) after-tax gains (or losses) on disposal of disposed, abandoned, or discontinued operations for such Test Period;

(10) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt, and unfavorable or favorable lease line items in such Person’s consolidated financial statements pursuant to GAAP for such Test Period resulting from the application of purchase accounting in relation to the Business Combination, the Refinancing Transactions, or any acquisition consummated prior to the Issue Date and any acquisition (including by way of merger, amalgamation or consolidation) or other Investment permitted under this Indenture or the amortization or write-off of any amounts thereof, net of taxes, for such Test Period;

(11) any non-cash compensation charge or expense for such Test Period, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges or expenses associated with the rollover, acceleration or payout of Equity Interests by, or to, management of such Person or any of its Restricted Subsidiaries in connection with the Business Combination or the Refinancing Transactions;

(12) (i) Transaction Expenses incurred during such Test Period and (ii) any fees and expenses incurred during such Test Period, or any amortization thereof for such Test Period, in connection with any acquisition (other than the Business Combination or the Refinancing Transactions), Investment, disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction, or amendment or modification of any debt or equity instrument (in each case, including any such transaction whether consummated on, after or prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such Test Period as a result of any such transaction;

(13) any expenses, charges, or losses for such Test Period that are covered by indemnification or other reimbursement provisions in connection with any Investment or acquisition or any sale, conveyance, transfer, or other disposition of assets permitted under this Indenture, to the extent actually reimbursed, or, so long as Parent has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(14) to the extent covered by insurance and actually reimbursed, or, so long as Parent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges, or losses for such Test Period with respect to liability or casualty events or business interruption.

“Consolidated Net Leverage Ratio” means, with respect to any specified Person, as of any date of determination, the ratio of (a) Consolidated Total Debt, minus an aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of such Person and its Restricted Subsidiaries as of such date, excluding cash and Cash Equivalents which appear (or would be required to appear) as “Restricted” on such balance sheet (unless such listing is related to a restriction in favor of the Secured Notes Collateral Agent, the Bank Collateral Agent, an administrative agent or collateral agent under any other Credit Facility, or any lender), to (b) the Consolidated EBITDA of such Person for the most recently ended four fiscal quarters for which internal financial statements are available; provided that the Consolidated EBITDA of such Person will be calculated in the manner contemplated by, and subject to the adjustments provided in, the definition of the term “Fixed Charge Coverage Ratio”.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (including deferred tax assets (without reducing such deferred tax assets by deferred tax liabilities), and less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, indemnification assets in connection with the Business Combination or the Refinancing Transactions, trade names, trademarks, patents, unamortized debt discount and expense, investments, and other like intangibles, all as set forth in the most recent consolidated balance sheet of Parent and its Restricted Subsidiaries and computed in accordance with GAAP, determined on a pro forma basis.

“Consolidated Secured Debt” means, as of any date of determination, an amount equal to the aggregate principal amount of Consolidated Total Debt outstanding on such date that (i) is not subordinated in right of payment to the Secured Notes or the loans under the Credit Facilities and (ii) is secured by a lien on the Secured Notes Collateral and Credit Facilities Collateral (excluding (1) all Capitalized Lease Obligations and purchase money debt obligations not secured by a lien on the Secured Notes Collateral and Credit Facilities Collateral and (2) any “right of use” leases), with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of the term “Fixed Charge Coverage Ratio.”

“Consolidated Secured Net Leverage Ratio” means, with respect to any specified Person, as of any date of determination, the ratio of (a) the Consolidated Secured Debt minus an aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of such Person and its Restricted Subsidiaries as of such date, excluding cash and Cash Equivalents which appear (or would be required to appear) as “Restricted” on such balance sheet (unless such listing is related to a restriction in favor of the Secured Notes Collateral Agent, the Bank Collateral Agent, an administrative agent or collateral agent under any other Credit Facility, or any lender), to (b) the Consolidated EBITDA of such Person for the most recently ended four fiscal quarters for which internal financial statements are available; provided that the Consolidated EBITDA of such Person will be calculated in the manner contemplated by, and subject to the adjustments provided in, the definition of the term “Fixed Charge Coverage Ratio.”

“Consolidated Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries as shown on the most recent balance sheet of such Person, determined in accordance with GAAP, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of the term “Fixed Charge Coverage Ratio.”

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of third party Indebtedness of the type described in clauses (1) through (5) and (7) (excluding accrued dividends to the extent not increasing liquidation preference) of the definition of “Indebtedness” of Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis and as reflected on the face of a balance sheet prepared in accordance with GAAP (but excluding the effects of the application of purchase accounting in connection with the Business Combination, the Refinancing Transactions, any acquisition (including by way of merger, amalgamation, or consolidation), or other Investment permitted under this Indenture), consisting of Indebtedness for borrowed money; provided, that Consolidated Total Debt will not include Indebtedness in respect of: (i) any Qualified Securitization Facility; (ii) undrawn letters of credit and bank guarantees; (iii) Hedging Obligations; (iv) any “right of use” leases; (v) obligations in respect of cash management obligations; and (vi) other Capitalized Lease Obligations and purchase money debt obligations as reflected on the balance sheet to the extent less than $25,000,000 (and Consolidated Total Debt will be limited to amounts in excess of such threshold).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness in an aggregate principal amount at the time of the incurrence thereof not to exceed an amount equal to (a) 200.0% of the amount of any Permitted Equity Issuances during the period from and including the Business Day immediately following the Issue Date through and including the reference date that are Not Otherwise Applied and (b) any available dollar-based capacity under the relevant clause under Section 4.07 to make Restricted Payments under clauses (i) or (ii) of the definition thereof, which for the avoidance of doubt shall reduce such dollar-based capacity under the relevant clause under Section 4.07.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Agreement” means the credit agreement to be amended on or prior to the Issue Date among the Issuers, Parent, the lenders party thereto, the other parties thereto, the Bank Administrative Agent, and the Bank Collateral Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination or in effect at such time, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced, or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing, or otherwise restructuring all or any portion of the Indebtedness, Equity Interest, or preferred stock under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement, or restructuring or agreement or instrument is designated by the Issuers to not be included in the definition of “Credit Agreement”).

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Credit Facilities” means, collectively, the facilities committed or borrowed under the Credit Agreement and any other debt facilities or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, “working capital” facilities, term loans, notes, debentures, indentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), supply chain finance, letters of credit or bankers’ acceptances, or other long-term Indebtedness, including any notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, extended, increased, renewed, restated, supplemented, replaced, refinanced (including through the issuance of debt securities), restructured or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, in each case, whether or not upon termination and whether with the original borrower, issuer, agent, trustee, lenders, institutional investors or otherwise, and whether provided under the applicable original Credit Facility or one or more other credit or other agreements or indentures, and any agreement (and related document) governing Indebtedness incurred to refinance, in whole or in part, the borrowings, other extensions of credit and commitments then outstanding or permitted to be outstanding under such debt facilities or successor debt facilities, whether by the same or any other borrower, issuer, agent, lender or group of lenders (or institutional investors).

“Credit Facilities Collateral” means all the “Collateral” (or equivalent term) as defined in the Credit Facilities Security Documents, any mortgaged properties, any mortgaged spring water collateral, and all other property that is subject or purported to be subject to any Lien in favor of the Bank Collateral Agent on behalf of itself and the lenders under the Credit Facilities pursuant to the Credit Facilities Security Documents, but in any event excluding all Excluded Assets (or equivalent term) (as defined in the applicable Credit Facilities Security Documents as in effect on the Issue Date).

“Credit Facilities Security Documents” means all security agreements, pledge agreements, control agreements, collateral assignments, security deeds, deeds to secure debt, deeds of trust, hypothecs, hypothecations, collateral agency agreements, debentures or other instruments or other pledges, grants or transfers for security or agreements related thereto executed and delivered by an Issuer or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Credit Facilities Collateral (including, without limitation, financing statements under the UCC) in favor of the Bank Collateral Agent, on behalf of itself and the lenders under the Credit Facilities to secure the Credit Facilities, as each may be amended, modified, renewed, restated, supplemented, or replaced, in whole or in part, from time to time.

“Credit Facility Agents” means the Bank Administrative Agent, the Bank Collateral Agent, and the administrative agent, collateral agent, security agent or similar agent under any other Credit Facility.

“Credit Facility Cash Management Services” means any Cash Management Services provided by a Person that is permitted to do so under a Credit Facility to an Issuer or any Guarantor.

“Credit Facility Claims” means (a) the Obligations under the Credit Facilities, (b) the Credit Facility Cash Management Services and the Credit Facility Hedging Obligations, and (c) all other Obligations of the Issuers and the Guarantors under the documents relating to Indebtedness described in clauses (a) and (b) above, including, without duplication, Obligations with respect to superpriority claims arising under Section 507(b) of the Bankruptcy Code or similar Bankruptcy Law and Post-Petition Interest.

“Credit Facility Documents” means, collectively, the Credit Agreement, the other “Loan Documents” (as defined in any document governing the Credit Facilities or any equivalent term), any other agreement, document or instrument pursuant to which a Lien is granted securing any Credit Facility Claims or under which rights or remedies with respect to such Liens are governed, and each of the other agreements, documents and instruments (including each agreement, document, or instrument providing for or evidencing any Credit Facility Hedging Obligation or Credit Facility Cash Management Service) providing for or evidencing any Obligation under any Credit Facility or any other Credit Facility Claim, and any other related document or instrument executed or delivered pursuant to any Credit Facility Document at any time or otherwise evidencing any Credit Facility Claims, in each case as amended, supplemented, restated, renewed, replaced, restructured, repaid, refinanced, or otherwise modified, in whole or in part, from time to time.

“Credit Facility Hedging Obligations” means any Obligations under any “Hedge Agreements” (as defined in any Credit Facility Document) or any equivalent term provided by a Person that is permitted to do so under a Credit Facility to an Issuer or any Guarantor, in each case, as amended, supplemented, restated, renewed, replaced, restructured, repaid, refinanced, or otherwise modified, in whole or in part, from time to time.

“Credit Facility Lender” means each financial institution that is a lender under the Credit Agreement from time to time and each financial institution that is a lender under any other Credit Facility from time to time.

“Credit Facility Secured Parties” means the Persons holding Credit Facility Claims in such capacity, including the Credit Facility Agents and the Credit Facility Lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument, or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/ or the creditworthiness of an Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Designated Asset Sale” means the disposition (including by a public or private disposition of Equity Interests) of the Home and Office Delivery Business and any and all assets, facilities, and lines of business related or ancillary thereto, in each case, as determined by Parent in good faith, or otherwise disposed of in connection with such disposition of the Home and Office Delivery Business. For the avoidance of doubt, in no circumstance shall the disposition of the Home and Office Delivery Business constitute “substantially all” the assets of Parent and its Restricted Subsidiaries for any purpose under this Indenture, including pursuant to Section 4.16 and Section 5.01.

“Designated Asset Sale Proceeds” means the aggregate amount of the proceeds and/or in- kind consideration (collectively, the “Proceeds”) that are received by Parent or any of its Subsidiaries from the Designated Asset Sale; provided such Proceeds shall be “Designated Asset Sale Proceeds” only to the extent that the Consolidated Net Leverage Ratio is less than or equal to 6.00 to 1.00, with the Consolidated Net Leverage Ratio measured after giving pro forma effect to (a) the Designated Asset Sale, (b) any actual or anticipated repayment, prepayments or retirement of Indebtedness with all or a portion of such Proceeds (or the application of all or a portion of such Proceeds to any applicable cash netting provisions) and (c) to the extent reasonably expected by Parent to be made within 90 days of the date of the consummation of the Designated Asset Sale, any Restricted Payments made by Parent of Distributable Asset Sale Proceeds pursuant to clause (25) of Section 4.07(b); with it being agreed that the Consolidated Net Leverage Ratio shall be measured, at Parent’s option, either at (A) the time of the consummation of the Designated Asset Sale or (B) the time of the entry into a definitive agreement in respect of the Designated Asset Sale. For purposes of calculating the Consolidated Net Leverage Ratio in accordance with this definition, at Parent’s election, any offer to repurchase Notes made in accordance with this Indenture shall be given pro forma effect as a repayment of Indebtedness assuming the Holders fully accept such offer (and, for the avoidance of doubt in such case any Designated Asset Sale Proceeds used to make such offer to repurchase shall not constitute Remaining Proceeds for purposes of this Indenture).

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Parent or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale, or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed, or otherwise retired or sold or otherwise disposed of in compliance with Section 4.10 hereof.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Preferred Stock” means preferred stock of a Person (other than Disqualified Stock), that is issued for cash (other than to such Person or any of its Subsidiaries or an employee stock ownership plan or trust established by such Person or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on or about the issuance date thereof.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock (other than solely for Qualified Capital Stock), in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof and if such Equity Interests are issued pursuant to a plan for the benefit of one or more future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of Parent, any Subsidiary or any Parent Entity or by any such plan to one or more future, current or former officer, director, manager, member, member of management, employee, consultant, or independent contractor of Parent, any Subsidiary or any Parent Entity, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by Parent, the Restricted Subsidiaries, or any Parent Entity in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of a future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of Parent, any Subsidiary or any Parent Entity. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that Parent and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Distributable Asset Sale Proceeds” means an amount equal to (i) 50% of the Designated Asset Sale Proceeds less (ii) 50% of any taxes paid or reasonably estimated to be payable as a result thereof and any distributions of the type described in clause (1) or (3) of the definition of “Permitted Payments to Parent Entity” that are made in respect of the Designated Asset Sale pursuant to clause (15) of Section 4.07(b).

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities, and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities, and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities, and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof, or the District of Columbia.

“DTC” means The Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options, or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of Parent) received by Parent after the Issue Date from:

(1) contributions to its common Capital Stock; and

(2) the sale (other than to a Subsidiary of Parent or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Parent or any Subsidiary, to the extent such sale to such equity, stock option or other plan is financed by loans from or guaranteed by, Parent or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of Parent or any Parent Entity (which proceeds are contributed to Parent or a Restricted Subsidiary) or cash contributed to the capital of Parent, provided however, that in the case of each of clauses (1) and (2), Parent shall have designated such contribution as an Excluded Contribution pursuant to an Officer’s Certificate executed by an Officer of Parent on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be; provided that such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments under clause (3) of Section 4.07(a) hereof.

Notwithstanding the foregoing, to the extent any contribution to its common Capital Stock is used to incur Contribution Indebtedness, Parent may designate such contributions as Excluded Contributions on or promptly after the date such Contribution Indebtedness is repaid in full (other than with Permitted Refinancing Indebtedness) or is no longer an obligation of Parent or any of its Restricted Subsidiaries.

“Excluded Subsidiary” means:

(a) any Subsidiary that is not a Wholly Owned Subsidiary of an Issuer or any Guarantor;

(b) any Foreign Subsidiary of Parent or of any direct or indirect Domestic Subsidiary or Foreign Subsidiary;

(c) any FSHCO;

(d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC or a FSHCO;

(e) any Subsidiary that is prohibited or restricted by applicable Law from providing a Note Guarantee or by a binding contractual obligation existing on the Issue Date or at the time of the acquisition of such Subsidiary (and not incurred in contemplation of such acquisition) from providing a Note Guarantee (provided that such contractual obligation is not entered into by Parent or its Restricted Subsidiaries principally for the purpose of qualifying as an “Excluded Subsidiary” under this definition) or if such Note Guarantee would require governmental (including regulatory) or third party (other than Parent or a Restricted Subsidiary) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained;

(f) any special purpose securitization vehicle (or similar entity) including any Securitization Subsidiary created pursuant to a transaction permitted under this Indenture;

(g) any Subsidiary that is a not-for-profit organization;

(h) any Captive Insurance Subsidiary;

(i) any other Subsidiary with respect to which, as reasonably determined by Parent in good faith, the cost or other consequences (including any material adverse tax consequences) of providing the Note Guarantee shall be excessive in view of the benefits to be obtained by the Holders therefrom;

(j) any other Subsidiary to the extent the provision of a guarantee by such Subsidiary could reasonably be expected to result in material adverse tax consequences to Parent or any of the Restricted Subsidiaries as reasonably determined by Parent in good faith;

(k) any Unrestricted Subsidiary; and

(l) any Immaterial Subsidiary;

provided that the Issuers, in their sole discretion, may cause any Restricted Subsidiary that qualifies as an Excluded Subsidiary under clauses (a) through (l) above to become a Guarantor in accordance with the definition thereof and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary” (unless and until the Issuers elect, in their sole discretion, to designate such Persons as an Excluded Subsidiary).

“Exempted Indebtedness” means, as of any particular time, all then outstanding Indebtedness of Parent and Principal Property Subsidiaries incurred after the Issue Date and secured by any mortgage, security interest, pledge or lien other than those permitted by the second paragraph under Section 4.13.

“Existing Earnouts and Unfunded Holdbacks” shall mean those earnouts and unfunded holdbacks existing on the Issue Date.

“Existing Indebtedness” means Indebtedness of Parent and its Restricted Subsidiaries in existence on the Issue Date (including, for the avoidance of doubt, the Secured Notes), until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by senior management or the Board of Directors of Parent (unless otherwise provided in this Indenture).

“Final Settlement Date” has the meaning provided in “Timetable for the Offers and Consent Solicitations” in the Offering Memorandum.

“Fitch” means Fitch Ratings, Inc., and any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period (other than in the case of any Qualified Securitization Facility, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through amalgamations, mergers, or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries or any Limited Condition Transaction or Specified Transaction, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any such acquisition, Limited Condition Transaction or Specified Transaction) had occurred on the first day of the four-quarter reference period and will be calculated to give effect to any cost savings and other operating expense reductions, other operating improvements or cost and operating synergies, and additional net income and profit of the nature set forth in clause (24) of the definition of Consolidated EBITDA and calculated in a similar manner to such clause (24);

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness);

(7) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Parent to be the rate of interest implicit on such Capitalized Lease Obligation in accordance with GAAP; and

(8) interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of Parent and its Restricted Subsidiaries with respect to all outstanding Indebtedness of Parent and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements; plus

(2) non-cash interest expense resulting solely from the amortization of original issue discount (“OID”) from the issuance of Indebtedness of Parent and its Restricted Subsidiaries (excluding Indebtedness borrowed under the Credit Agreement, the Secured Notes Indenture, and/or this Indenture, in each case, in connection with, and to finance, the Refinancing Transactions, and in each case, to the extent not already included in clause (1) above) at less than par; plus

(3) pay-in-kind interest expense of Parent and its Restricted Subsidiaries payable pursuant to the terms of the agreements governing outstanding Indebtedness of Parent and the Restricted Subsidiaries;

but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clause (2) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) commissions, discounts, yield, make whole premium and other fees and charges (including any interest expense) incurred in connection with any receivables financing (including any Qualified Securitization Facility), (v) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Business Combination or the Refinancing Transactions, (vii) penalties and interest relating to taxes, (viii) accretion or accrual of discounted liabilities not constituting Indebtedness, (ix) interest expense attributable to a direct or indirect Parent Entity resulting from push-down accounting, (x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any acquisition or other Investment, all as calculated on a consolidated basis in accordance with GAAP; and (xii) any payments on “right of use” leases. For the avoidance of doubt, interest expense shall be determined after giving effect to any net payments made or received by Parent and its Restricted Subsidiaries in respect of swap contracts relating to interest rate protection.

“Fixed GAAP Date” means the Issue Date; provided that, at any time and from time to time after the Issue Date, Parent may, by written notice to the Trustee, elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated EBITDA,” “Consolidated First Lien Debt,” “Consolidated First Lien Net Leverage Ratio,” “Consolidated Net Income,” “Consolidated Net Leverage Ratio,” “Consolidated Secured Debt,” “Consolidated Secured Net Leverage Ratio,” “Consolidated Total Assets,” “Consolidated Total Debt,” “Fixed Charges” and “Indebtedness,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at Parent’s election, may be specified by Parent by written notice to the Trustee from time to time; provided that Parent may elect to remove any term from constituting a Fixed GAAP Term; provided further that for all purposes under this Indenture, Parent hereby elects that “Fixed GAAP Terms” shall not give effect to the treatment of “right of use” leases as capital leases.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Parent that is not a Domestic Subsidiary.

“FSHCO” means any direct or indirect Subsidiary of Parent that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) in one or more CFCs or other FSHCOs.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture); provided that Parent may, at any time and from time to time, elect by written notice to the Trustee to use IFRS in lieu of GAAP for financial reporting purposes with respect to any (or all) Fixed GAAP Term(s) and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of such Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2) hereof.

“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities, or services, to take or pay or to maintain financial statement conditions or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business or customary, Permitted Liens, and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition or disposition of assets permitted under this Indenture (other than such obligations with respect to Indebtedness).

“Guarantors” means Parent and each of Parent’s Restricted Subsidiaries (other than the Issuers) that executes this Indenture or a supplemental indenture pursuant to which such Restricted Subsidiary guarantees the Notes in accordance with Section 4.17 hereof, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture; provided that in no event will an Excluded Subsidiary be required to become a Guarantor.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any agreement with respect to (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign

Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means a Person in whose name a Note is registered on the books of the Registrar.

“Home and Office Delivery Business” means those assets and property identified by Parent as comprising the Home and Office Delivery business.

“IAI” means an “institutional accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under Regulation D.

“IAI Global Note” means a Global Note substantially in the Form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Regulation D.

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of Parent other than a Material Subsidiary.

“Indebtedness” means, with respect to any specified Person:

(1) any indebtedness (including principal or premium) of such Person in respect of borrowed money;

(2) any indebtedness evidenced by bonds, notes, debentures, loan agreements or similar instruments;

(3) drawn letters of credit or banker’s acceptances (or, without double counting, reimbursement agreements in respect thereof);

(4) Capitalized Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property to the extent the same would be required to be shown as a liability on the balance sheet of such Person prepared in accordance with GAAP;

(6) net obligations of such Person under any Hedging Obligations; or

(7) all obligations of such Person in respect of Disqualified Stock,

if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness”, (i) to the extent not otherwise included, includes all obligations of the type referred to in clauses (1) through (5) of this definition of others secured by a Lien (other than a Permitted Lien) on any property owned by the specified Person (whether or not such obligations are assumed by the specified Person and whether or not such obligations would appear upon the balance sheet of such Person); provided that the amount of such Indebtedness for purposes of this clause (i) will be the lesser of the Fair Market Value of such property at such date of determination and the amount of Indebtedness so secured and (ii) to the extent not otherwise included, includes the Guarantee by the specified Person of the obligations of the type referred to in clauses (1) through (5) of this definition of any other Person (whether or not such obligations would appear upon the balance sheet of such Person), other than by endorsement of negotiable instruments for collection in the ordinary course of business.

The term “Indebtedness” shall not include (i) any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practices, (ii) liabilities associated with any defined pension benefit plans, (iii) contingent obligations incurred in the ordinary course of business or consistent with past practices unless and until such obligations are non-contingent, (iv) obligations under or in respect of Qualified Securitization Facilities, (v) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case incurred in the ordinary course of business, (vi) intercompany liabilities arising in the ordinary course of business or that would be eliminated on the consolidated balance sheet of Parent and its consolidated Subsidiaries, (vii) prepaid or deferred revenue arising in the ordinary course of business, (viii) Cash Management Services, (ix) earn outs, purchase price holdbacks, or similar obligations or, in connection with the purchase by Parent or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner, (x) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement, or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions, or similar claims, obligations or contributions or social security or wage taxes; (xi) Capital Stock (other than Disqualified Stock), (xii) customary purchase money obligations incurred in the ordinary course, (xiii) [reserved], (xiv) loans and advances made by an Issuer or any Guarantor having a term not exceeding 364 days (inclusive of any roll over or extension of terms) (such loans and advances, “Short Term Advances”) and (xv) Indebtedness of any direct or indirect Parent Entity appearing on the balance sheet of such Person solely by reason of push down accounting under GAAP. The amount of any net obligation under any Hedging Obligation on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnity Amounts” means, on any date, the amount required to be paid by an Issuer or any Guarantor to any Credit Facility Secured Party, the Secured Notes Collateral Agent, the trustee for the Secured Notes and the holders of Secured Notes on such date pursuant to any indemnity provisions contained in any of the Credit Facility Documents or the Secured Notes Indenture or Secured Notes Security Documents (excluding any obligation to pay any loans or letters of credit or bankers’ acceptances thereunder or Accruals).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indenture Documents” means, collectively, (i) this Indenture, the Notes and the Note Guarantees and (ii) any other related documents or instruments executed and delivered pursuant to any Indenture Document described in clause (i) above evidencing or governing any Obligations thereunder.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the Notes issued under this Indenture on the date hereof.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to an Issuer or any Guarantor, (b) any other voluntary or involuntary insolvency, reorganization, or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to an Issuer or any Guarantor or with respect to any of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of an Issuer or any Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than as permitted by the Credit Facility Documents or the Secured Notes Indenture or Secured Notes Security Documents), or (d) any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of an Issuer or any Guarantor.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or better) by Moody’s or BBB- (or better) by S&P or Fitch (in each case, without regard for any potential downgrade or “downgrade watch”), or an equivalent rating by a Substitute Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers or suppliers, earnouts and deposits, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of

Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following shall constitute an Investment: (i) intercompany advances between and among Parent and its Restricted Subsidiaries relating to their cash management, tax and accounting operations in the ordinary course of business and (ii) intercompany loans, advances or Indebtedness between and among Parent and its Restricted Subsidiaries having a term not exceeding 364 days and made in the ordinary course of business.

If Parent or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Parent, Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Parent’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof. The acquisition by Parent or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c) hereof.

“Issue Date” means February 12, 2025, the date on which the Notes are first issued under this Indenture.

“Issuers” has the meaning assigned to such term in the introductory paragraphs hereto.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation, or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, and permits of, and agreements with, any Governmental Authority.

“Legal Holiday” means a Saturday, a Sunday, or a day on which banking institutions are not required to be open in the State of New York (or in connection with any payment, the place of payment). If the due date for any payment (including in connection with a redemption) in respect of any Notes is a Legal Holiday, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day, and will not be entitled to any further interest on such payment as a result of any such delay.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement or equivalent under the UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall a “right of use” lease or an agreement to sell in and of itself be deemed or give rise to a Lien.

“Limited Condition Transaction” means (i) any Asset Sale, Restricted Payment, acquisition (including by way of merger, amalgamation, or consolidation) or other Investment, incurrence or repayment, repurchase, discharge, or defeasance or refinancing of Indebtedness, Disqualified Stock, or preferred stock or other transaction involving Parent or one or more of its Restricted Subsidiaries identified by Parent (including one or more transactions that could result in a Change of Control) that(a) is not conditioned upon the availability of, or on obtaining, third party financing, (b) requires the payment of any fee, liquidated damages, or other amount, or an indemnity, claim, or other liability, as a result of third party financing not being available or having been obtained, (c) with respect to which notice will be or is required to be delivered prior to the consummation thereof (which notice may be subject to one or more conditions precedent), or (d) Parent or a Restricted Subsidiary is obligated to consummate pursuant to a Contractual Obligation.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Management Stockholders” means (a) any future, current, or former officer, director, manager, member, member of management, employee, consultant or independent contractor of Parent, any Subsidiary of Parent, or any Parent Entity who is an investor in Parent or a Parent Entity, (b) family members of any of the individuals identified in the foregoing clause (a), (c) trusts, partnerships or limited liability companies for the benefit of any of the individuals identified in the foregoing clause (a) or (b), and (d) heirs, executors, estates, successors and legal representatives of the individuals identified in the foregoing clause (a) or (b).

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of Parent (or a successor entity) or a Parent Entity on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Material Domestic Subsidiary” means, as of the Issue Date and thereafter at any date of determination, each of Parent’s Domestic Subsidiaries that are Restricted Subsidiaries, (a) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Restricted Subsidiaries of such Domestic Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of the Consolidated Total Assets of Parent and the Restricted Subsidiaries as of the

last day of such Test Period, in each case determined in accordance with GAAP or (b) whose revenues for such Test Period (when taken together with the revenues of the Restricted Subsidiaries of such Domestic Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated revenues of Parent and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the date that is 30 days after the Issue Date, Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clause (a) or (b) comprise in the aggregate more than (when taken together with the total assets of the Restricted Subsidiaries of such Domestic Subsidiaries at the last day of the most recent Test Period) 10.0% of the Consolidated Total Assets of Parent and the Restricted Subsidiaries that are Domestic Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the revenues of the Restricted Subsidiaries of such Domestic Subsidiaries for such Test Period) 10.0% of the consolidated revenues of Parent and the Restricted Subsidiaries that are Domestic Subsidiaries for such Test Period (or, in each case, on any date when re-designated as an Excluded Subsidiary pursuant to the definition of “Excluded Subsidiary”), then Parent shall, not later than 60 days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Indenture or on such date of re-designation, as applicable, designate in writing to the Trustee one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true.

“Material Foreign Subsidiary” means, as of the Issue Date and thereafter at any date of determination, each of Parent’s Foreign Subsidiaries that are Restricted Subsidiaries, (a) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Restricted Subsidiaries of such Foreign Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of the Consolidated Total Assets of Parent and its Restricted Subsidiaries as of the last day of such Test Period, in each case determined in accordance with GAAP or (b) whose revenues for such Test Period (when taken together with the revenues of the Restricted Subsidiaries of such Foreign Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated revenues of Parent and its Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the date that is 30 days after the Issue Date, Foreign Subsidiaries that are not Material Foreign Subsidiaries comprise in the aggregate more than (when taken together with the total assets of the Restricted Subsidiaries of such Foreign Subsidiaries at the last day of the most recent Test Period) 10.0% of the Consolidated Total Assets of Parent and its Restricted Subsidiaries that are Foreign Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the revenues of the Restricted Subsidiaries of such Foreign Subsidiaries for such Test Period) 10.0% of the consolidated revenues of Parent and the Restricted Subsidiaries that are Foreign Subsidiaries for such Test Period (or, in each case, on any date when re-designated as an Excluded Subsidiary pursuant to the definition of “Excluded Subsidiary”), then Parent shall, not later than 60 days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Indenture or on such date of re-designation, as applicable, designate in writing to the Trustee one or more of such Foreign Subsidiaries as “Material Foreign Subsidiaries” to the extent required such that the foregoing condition ceases to be true.

“Material Intellectual Property” means intellectual property that is owned by an Issuer or any Guarantor and that is material to the business of Parent and its Restricted Subsidiaries (as determined by the Issuers in good faith), taken as a whole (whether owned as of the Issue Date or thereafter acquired).

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Minority Investment” means any Person other than a Subsidiary in which Parent or any Restricted Subsidiary owns any Equity Interests.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP (determined, for the avoidance of doubt, on an unconsolidated basis) and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the out-of-pocket costs relating to such Asset Sale and the sale of any non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, any relocation expenses and any title and recording taxes incurred as a result of the Asset Sale and restoration costs;

(2) taxes paid or reasonably estimated to be payable as a result of the Asset Sale or distributions made pursuant to Section 4.07 hereof (including taxes imposed on the distribution or repatriation of any such Net Proceeds), and amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale;

(3) all payments made to repay Indebtedness or any other obligation at the time of such Asset Sale that either (x) is secured by a Permitted Lien on such asset or assets subject to such Asset Sale or (y) is required, by its terms, by applicable law or for any other reason, to be repaid out of the proceeds from such Asset Sale;

(4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;

(5) any portion of the purchase price from such Asset Sale placed in escrow, whether as a reserve for adjustments of the purchase price, for satisfaction of liabilities or indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction); provided, however, that upon the termination of that escrow, Net Proceeds will be increased by any portion of funds in the escrow that are released to Parent or any Restricted Subsidiary; and

(6) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP or any liabilities associated with such asset or assets and retained by Parent or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes, plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to an Issuer or any Guarantor immediately prior to such date of determination.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Not Otherwise Applied” means, with reference to the amount of any Permitted Equity Issuance that is proposed to be applied to a particular use or transaction, that such amount was not previously applied in determining the permissibility of a transaction under the Indenture Documents (including, for the avoidance of doubt, in the case of net cash proceeds from Permitted Equity Issuances, any use of such amount to increase amount available under clause (3) of Section 4.07(a) hereof, or to fund an Excluded Contribution) where such permissibility was (or may have been) contingent on the receipt or availability of such amount, it being agreed that the incurrence of secured debt shall be deemed one use transaction for purposes of this definition.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to such term in the introductory paragraphs hereto. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture, and the Note Guarantees.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness, including any Accruals, Indemnity Amounts and Post-Petition Interest; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of third parties other than the Trustee.

“Offering Memorandum” means the offering memorandum and consent solicitation statement, dated January 27, 2025, relating to the issuance of the Initial Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary, or other similar officer or Person performing similar functions of the foregoing, (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person. Any document delivered under this Indenture that is signed by an Officer of an Issuer or a Guarantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership, and/or other action on the part of such Person and such Officer shall be conclusively presumed to have acted on behalf of such Person. Unless otherwise specified, all references herein to a “Officer” shall refer to an Officer of Parent.

“Officer’s Certificate” means a certificate signed on behalf of Parent (or a Parent Entity, as evidenced by a certification of such Person in the applicable certificate) by one Officer of Parent (or a Parent Entity, as evidenced by a certification of such Person in the applicable certificate), which meets the requirements of Sections 13.03 and 13.04 hereof.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of, or counsel to, Parent (or Parent Entity) or its Subsidiaries.

“Organizational Documents” means,

(a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and

(c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Parent” has the meaning assigned to such term in the introductory paragraphs hereto.

“Parent Entity” means any direct or indirect parent company of Parent.

“Pari Passu Indebtedness” means: (a) with respect to the Issuers, the Notes and any Indebtedness that ranks pari passu in right of payment to the Notes; and (b) with respect to any Guarantor, its Note Guarantee and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Note Guarantee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Performance References” has the meaning specified in the definition of “Derivative Instruments”.

“Permitted Business” means any business, the majority of whose revenues are derived from (a) business or activities conducted by Parent and its Restricted Subsidiaries on the Issue Date, (b) any business that is a natural outgrowth or reasonable extension, development, or expansion of any such business or any business similar, reasonably related, incidental, complementary, or ancillary to any of the foregoing or (c) any business that, in Parent’s good faith business judgment, constitutes a reasonable diversification of businesses conducted by Parent and its Restricted Subsidiaries.

“Permitted Equity Issuance” means any:

(a) public or private sale or issuance of any Qualified Capital Stock of Parent or any Parent Entity;

(b) contribution to the equity capital of an Issuer or any Guarantor (other than in exchange for Disqualified Stock);

(c) sale or issuance of Indebtedness of Parent or a Restricted Subsidiary (other than intercompany Indebtedness) that has been converted into or exchanged for Qualified Capital Stock of Parent or a Restricted Subsidiary; or

(d) interest, returns, profits, dividends, distributions, and similar amounts received from any Unrestricted Subsidiary or joint venture that is not a Subsidiary or on account of an Investment in such Person;

provided that the amount of any Permitted Equity Issuance will be (i) in the case of clauses (a) and (b) above, the amount of cash and Cash Equivalents received by an Issuer, a Guarantor, or Restricted Subsidiary in connection with such sale, issuance or contribution and the fair market value of any other property received in connection with such sale, issuance or contribution (measured at the time made), without adjustment for subsequent changes in the value and (ii) in the case of clause (c) above, the aggregate principal amount of Indebtedness so converted or exchanged.

“Permitted Holders” means any of (1) a Permitted Investor, (2) the Management Stockholders, (3) any group (within the meaning of Section 13(d)(3) or Section 13(d)(5) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Permitted Investors and other Beneficial Owners who were members of such group as of the Issue Date, collectively, have Beneficial Ownership of more than 50% of the total voting power of the Voting Stock of Parent or any Parent Entities held by such group and (4) any Permitted Parent. Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which any required Change of Control Offer or Alternate Offer is made in accordance with the requirements of this Indenture (or would have required a Change of Control Offer or Alternate Offer in the absence of the waiver of such requirement by Holders in accordance with the provisions of this Indenture), will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in Parent or in a Restricted Subsidiary;

(2) any Investment in cash, Cash Equivalents or securities with an Investment Grade Rating or were Cash Equivalents or securities with an Investment Grade Rating when made;

(3) any Investment by Parent or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Parent; or

(b) such Person is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary;

(4) Investments in existence on the Issue Date or made pursuant to legally binding written contracts in existence on the Issue Date and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any such Investment may be increased in such modification, replacement, renewal, reinvestment, or extension only (a) as required by the terms of such Investment as in existence on the Issue Date (or as subsequently amended or otherwise modified in a manner not disadvantageous to the Holders in any material respect, as determined by Parent in good faith) (including as a result of the accrual of accretion of interest or original issue discount on the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof or any disposition of assets or rights not constituting an Asset Sale;

(6) Investments to the extent that payment for such Investments is made with, or such Investment was received in exchange for, Equity Interests (other than Disqualified Stock) of Parent or any Parent Entity, or the proceeds from the issuance thereof, or Excluded Assets (as defined in the applicable Credit Facilities Security Documents or Secured Notes Security Documents as in effect on the Issue Date);

(7) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8) any Investment in any Person where such Investment was acquired by Parent or any of the Restricted Subsidiaries as a result of a foreclosure by Parent or any of the Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any secured Investment in default;

(9) Investments represented by Hedging Obligations;

(10) loans or advances to future, current or former officers, directors, employees, managers, members, members of management, consultants or independent contractors of Parent or any Parent Entity or any Subsidiary of Parent (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes; (ii) in connection with such officers’, directors’ and employees’ purchase of Capital Stock of Parent or any Parent Entity; provided, that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Capital Stock shall be contributed to Parent in cash; and (iii) for any other purposes; provided that either (A) no cash or Cash Equivalents are advanced in connection with such Investment or (B) the aggregate principal amount outstanding under this clause (iii)(B) shall not exceed the greater of (x) $35.0 million and (y) 6.25% of Consolidated EBITDA as of the applicable date of determination;

(11) advances of payroll, travel, moving or similar payments to future, current or former officers, directors, employees, managers, members, members of management, consultants or independent contractors in the ordinary course of business;

(12) repurchases of the Notes, the Secured Notes, and Indebtedness under the Credit Agreement;

(13) Guarantees issued in accordance with (a) Section 4.09 hereof or (b) Section 4.17 hereof;

(14) any Investment in any Subsidiary or joint venture in which Parent or a Restricted Subsidiary owns Equity Interests consisting of purchases and acquisitions of inventory, supplies, material, services or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons or in connection with intercompany Cash Management Services or related activities or intercompany cost-plus or transfer pricing transactions in connection with the ongoing business operations of Subsidiaries of Parent;

(15) Investments in any Person, including any joint venture, primarily engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed the greater of (x) $210.0 million and (y) 37.75% of Consolidated EBITDA;

(16) other Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed the greater of (x) $698.0 million and (y) 125% of Consolidated EBITDA;

(17) Investments consisting of extensions of trade credit or otherwise made in the ordinary course of business, including Investments consisting of endorsements for collection or deposit and trade arrangements with customers, vendors, suppliers, licensors and licensees;

(18) guarantees of leases or of other obligations;

(19) Investments consisting of (i) the licensing or contribution of intellectual property pursuant to joint marketing, collaborations or other similar arrangements with other Persons and/or (ii) minority equity interests in customers received as part of fee arrangements or other commercial arrangements;

(20) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property, in each case in the ordinary course of business;

(21) to the extent constituting an Investment, escrow deposits to secure indemnification obligations in connection with (i) a disposition that is not an Asset Sale or (ii) an acquisition of any business, assets or a Subsidiary not prohibited by this Indenture;

(22) (i) Investments in or relating to a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with any Qualified Securitization Facility; provided however, that any such Investment in a Securitization Subsidiary is of Securitization Assets or equity, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Facility;

(23) Investments made pursuant to or to effect the Business Combination or the Refinancing Transactions;

(24) the making of unlimited Restricted Investments if, after giving effect to such Restricted Investment, the Consolidated Net Leverage Ratio of Parent on a pro forma basis is equal to or less than 6.00 to 1.00;

(25) Investments deemed to have been made as a result of the acquisition of a Person (which acquisition constitutes a Permitted Investment), including the Business Combination, that, at the time of such acquisition, held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(26) Investments acquired after the Issue Date as a result of the acquisition by Parent or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into Parent or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 hereof after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and Investments held by Persons that become Restricted Subsidiaries after the Issue Date, including Investments by Unrestricted Subsidiaries made or acquired (or committed to be made or acquired), to the extent that such Investments were not made or acquired (or committed to be made or acquired) in contemplation of, or in connection with, such Person becoming a Restricted Subsidiary or such designation as applicable;

(27) any Investment acquired by Parent or any of its Restricted Subsidiaries in exchange for any other Investment or accounts receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of Parent of such other Investment or accounts receivable;

(28) Investments in joint ventures of Parent or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (28) that are at the time outstanding, not to exceed the greater of (x) $175.0 million and (y) 31.25% of Consolidated EBITDA, at any one time outstanding;

(29) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.12(b) hereof (except transactions described in clauses (3), (6), (11), (13), and (18) of such covenant);

(30) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (30) that are at that time outstanding, not to exceed the greater of (x) $175.0 million and (y) 31.25% of Consolidated EBITDA, at any one time outstanding;

(31) loans and advances to any Parent Entity in lieu of, and not in excess of, the amount of any Restricted Payment permitted to be made pursuant to Section 4.07 hereof;

(32) promissory notes and other Investments received in connection with Asset Sales or any other transfer of assets not constituting an Asset Sale;

(33) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that such obligations and/or liabilities, as applicable, are permitted to remain unfunded under applicable law;

(34) Investments made in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors, vendors, suppliers, licensors and licensees;

(35) Investments in connection with any deferred compensation plan or arrangement or other compensation plan or arrangement, including to a “rabbi” trust or to any grantor trust claims of creditors

(36) (i) Investments in connection with any Permitted Reorganization and the transactions relating thereto or contemplated thereby and (ii) Investments received as Designated Non-Cash Consideration;

(37) Investments in Immaterial Subsidiaries; provided that such entity remains an Immaterial Subsidiary after pro forma effect is given to such Investment;

(38) Investments made by a Subsidiary (other than an Issuer) that is not a Guarantor with the cash or other assets received by it pursuant to a substantially concurrent Investment made in such Subsidiary that was permitted by this Indenture; provided that this clause (38) shall not be used for any Investments in Unrestricted Subsidiaries;

(39) [reserved]; and

(40) (i) Investments consisting of the acquisition of debt securities issued by Parent or any of its Restricted Subsidiaries and (ii) the conversion to Qualified Capital Stock of any Indebtedness owed by Parent or any Restricted Subsidiary.

If any Investment is made in any Person that is not a Restricted Subsidiary on the date of such Investment and such Person subsequently becomes a Restricted Subsidiary or such Investment could be incurred under clause (24) above, such Investment shall thereupon be deemed to have been made pursuant to clause (1) or clause (24) above, as applicable, and to not have been made pursuant to any other clause set forth above.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (40) above, or is otherwise entitled to be incurred or made pursuant to Section 4.07 hereof, Parent will be entitled to divide, classify, or reclassify, or at any later time divide, classify or reclassify (as if incurred at such time), such Investment (or portion thereof) in one or more of such categories set forth above or under Section 4.07 hereof.

The amount of any Investment at any time shall be the amount of cash and the fair market value of other property actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, at Parent’s option, net of any return, whether a return of capital, interest, dividend or otherwise, with respect to such Investment. To the extent any Investment in any Person is made in reliance on a category above that is subject to a Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to Parent or any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, liquidation or otherwise, but excluding intercompany Indebtedness), such return shall be deemed to be credited to the Dollar-denominated category against which the Investment is then charged. To the extent the category subject to a Dollar-denominated restriction is also subject to a percentage of Consolidated EBITDA restriction which, at the date of determination, produces a numerical restriction that is greater than such Dollar equivalent amount, then such Dollar equivalent shall be deemed to be substituted in lieu of the corresponding Dollar equivalent amount in the foregoing sentence for purposes of determining such credit.

For purposes of determining compliance with any Dollar-denominated (or percentage of Consolidated EBITDA, if greater) restriction on the making of Investments, the Dollar equivalent amount of the Investment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Investment was made.

“Permitted Investors” means (a) the Sponsor, (b) each of the Affiliates and investment managers of the Sponsor, (c) any fund or account managed by any of the persons described in clause (a) or (b) of this definition, (d) any employee benefit plan of Parent or any of its Subsidiaries and any Person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan, and (e) investment vehicles of members of management of Parent or its Subsidiaries.

“Permitted Liens” means:

(1) Liens securing Permitted Debt that was incurred pursuant to clauses (1), (8), (13), (17), (20), (22), (23), or (27) of the definition thereof;

(2) Liens in favor of the Issuers or the Guarantors;

(3) (i) Liens on property of a Person existing at the time such Person is amalgamated, divided or merged with or into or consolidated with Parent or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such amalgamation, merger or consolidation and do not extend to any assets other than those of the Person amalgamated, divided or merged into or consolidated with Parent or the Restricted Subsidiary (other than (a) after- acquired property covered by any applicable grant clause, (b) property that is affixed or incorporated into the property covered by such Lien and (c) proceeds and products of assets covered by such Liens), (ii) Liens on any cash earnest money deposits made by Parent or any Restricted Subsidiary in connection with any letter of intent or purchase agreement relating to an Investment and (iii) Liens incurred in connection with escrow arrangements or other agreements relating to any acquisition (including by way of merger, amalgamation or consolidation) or other Investment permitted under this Indenture;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Parent or any Restricted Subsidiary; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of tenders, completion guarantees, statutory obligations, judgments, bids, contracts, surety or appeal bonds, performance bonds, reimbursement obligations under letters of credit that do not constitute Indebtedness or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6) Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (4) of the definition of the term “Permitted Debt” covering only the assets subject to, acquired with, constructed, repaired, replaced, improved or financed by such Indebtedness (including additions and accessions to such assets, replacements and products thereof and customary security deposits); provided that individual financings of property or equipment provided by one lender may be cross- collateralized to other financings of property or equipment provided by such lender or its affiliates;

(7) Liens existing on the Issue Date or incurred pursuant to legally binding written contracts in existence on the Issue Date (other than Liens securing the Credit Agreement outstanding on the Issue Date, but including, for the avoidance of doubt, Liens securing the Secured Notes and the Secured Note Guarantees outstanding on the Issue Date);

(8) any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (3), (4), (7), (49), and (50) of this definition of “Permitted Liens”; provided that (A) any such extension, renewal or replacement is no more restrictive in any material respect that the Lien so extended, renewed or replaced and does not extend to any additional property or assets and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the outstanding principal amount of the Indebtedness described under such clauses (3), (4), (7), (49), or (50) at the time the original Lien became a Permitted Lien under this Indenture;

(9) (a) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent by more than 30 days or that are immaterial or that are being contested in good faith by appropriate proceedings; provided that, for any such Liens being contested in good faith, any reserve or other appropriate provision as is required in conformity with GAAP (or in conformity with generally accepted accounting principles in the jurisdiction in which such Restricted Subsidiary is organized) has been made therefor or are not expected to be material and (b) Liens for property taxes on property Parent or its Subsidiaries has decided to abandon if the sole recourse for such tax, assessment or charge is to such property;

(10) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, repairmen’s, and mechanics’ Liens, in each case, incurred in the ordinary course of business or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business and secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(11) survey exceptions, easements, or reservations of, or rights of others for, licenses, entitlements, rights-of-way, servitudes, covenants, sewers, electric lines, telegraph and telephone lines and other similar encumbrances or zoning, land use, subdivision, and building laws or other restrictions as to the use of real property; provided that any of the foregoing were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12) [reserved];

(13) Liens to secure any Permitted Refinancing Indebtedness and any Additional Refinancing Amount permitted to be incurred under this Indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus after-acquired property covered by any applicable grant clause, property that is affixed or incorporated into the property covered by such Lien, improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14) bankers’ Liens, rights of set-off, Liens arising by reason of any judgment, decree, or order of any court, attachments or appeal bonds, but not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP;

(15) Liens arising under retention of title or conditional sale arrangements in respect of goods supplied to Parent or any Restricted Subsidiary in the ordinary course of business;

(16) Liens, pledges or deposits under workers’ compensation laws, unemployment insurance laws, social security laws, employee health and disability benefits laws or similar legislation, in each case to secure liabilities incurred or made in the ordinary course of business;

(17) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(18) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(19) Liens upon specific items of inventory or other goods and proceeds of Parent or any Restricted Subsidiary securing Parent’s or such Restricted Subsidiary’s obligations in respect of bankers’ acceptances issued or created for the account of Parent or such Restricted Subsidiary to facilitate the purchase, shipment or storage of such inventory or other goods;

(20) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Parent or any of its Restricted Subsidiaries, including rights of offset and set-off;

(21) (i) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and (ii) pledges and deposits made in the ordinary course of business to secure liability to insurance carriers;

(22) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than Capitalized Lease Obligations) or licenses entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(24) [reserved];

(25) Liens (a) of a collection bank arising under Section 4-208 or 4-210 of the UCC or similar legislation on the items in the course of collection, (b) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (c) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry;

(26) any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property;

(27) deposits of cash with the owner or lessor of premises leased and operated by Parent or any of its Restricted Subsidiaries in the ordinary course of business of Parent and such Restricted Subsidiary to secure the performance of Parent’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises;

(28) ground leases, subleases, or similar use or occupancy agreements in respect of real property on which facilities owned or leased by Parent or any of its Subsidiaries are located;

(29) purported Liens evidenced by the filing of precautionary UCC financing statements or similar public filings;

(30) title defects or irregularities which are of a minor nature and that do not in the aggregate materially impact the use of the affected properties in the operation of the business of such Person;

(31) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Parent or any Restricted Subsidiary in the ordinary course of business;

(32) servicing agreements, development agreements, site plan agreements, subdivision agreements and other agreements with governmental authorities pertaining to the use or development of any of the assets or properties of the Person; provided that the same do not in the aggregate materially adversely affect the value of the affected properties or materially impair their use in the operation of the business of such Person;

(33) the right reserved to or vested in any governmental authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Person, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(34) Liens on Equity Interests of any Unrestricted Subsidiary;

(35) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business and consistent with past practice, including, without limitation, the licensing of any intellectual property that Parent or any Restricted Subsidiary determines to no longer utilize;

(36) Liens in favor of a credit card processor arising in the ordinary course of business under any processor agreement;

(37) customary Liens granted in favor of a trustee (including the Trustee for the Notes) to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by the Indenture is issued (including this Indenture under which the Notes are issued);

(38) Liens on Securitization Assets or otherwise incurred in connection with a Qualified Securitization Facility;

(39) (a) Liens encumbering assets or Capital Stock of non-Guarantor Subsidiaries other than the Issuers securing obligations otherwise permitted under this Indenture and (b) Liens on Excluded Assets (as defined in the applicable Credit Facilities Security Documents and Secured Notes Security Documents);

(40) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(41) Liens arising from, or from the filing of UCC financing statements in connection with, operating leases;

(42) Liens on Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(43) leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries;

(44) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Capital Stock of any joint venture pursuant to the agreement evidencing such joint venture;

(45) Liens that may arise on inventory or equipment in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than Parent or its Restricted Subsidiaries;

(46) Liens on cash proceeds of Indebtedness (and on the related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement, to the extent such Indebtedness is incurred in compliance with Section 4.09 hereof;

(47) Liens securing Cash Management Services;

(48) [reserved];

(49) other Liens securing Indebtedness and other obligations which in the aggregate do not to exceed the greater of (x) $698.0 million and (y) 125% of Consolidated EBITDA at any one time outstanding;

(50) other Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09 if at the time of any incurrence of such Indebtedness and after giving pro forma effect thereto (in a manner consistent with the calculation of the Fixed Charge Coverage Ratio) the Consolidated Secured Net Leverage Ratio of Parent would not exceed 5.50 to 1.00;

(51) Liens on property or assets contributed to the equity capital of an Issuer or any Guarantor or received in exchange for Equity Interests of Parent or a Parent Entity or securing obligations not in excess of the Fair Market Value of such property or assets at the time of such contribution; and

(52) Guarantees of Indebtedness permitted by Section 4.09 to the extent that the underlying Indebtedness subject to such Guarantee is permitted to be secured by a Lien.

“Permitted Parent” means (a) any Parent Entity, so long as a Permitted Holder pursuant to clause (1), (2), (3) or (4) of the definition thereof holds more than 50% of the Voting Stock of such Parent Entity, and (b) any Public Company (or Wholly Owned Subsidiary of such Public Company) to the extent and until such time as any Person or group (other than a Permitted Holder under clause (1), (2), (3), or (4) of the definition thereof) is deemed to be or become a beneficial owner of Voting Stock of such Public Company representing more than 50% of the total voting power of the Voting Stock of such Public Company.

“Permitted Payments to Parent Entity” means the declaration and payment of dividends or other payments to, or the making of loans to, any Parent Entity in amounts required for any Parent Entity (and, in the case of clause (3) below, its direct or indirect members), to pay, in each case without duplication:

(1) general corporate operating and overhead costs and expenses (including, without limitation, expenses related to reporting obligations and any franchise and similar taxes, and other fees and expenses, required to maintain their corporate existence) of any Parent Entity to the extent such costs and expenses are reasonably attributable to the ownership or operation of Parent and its Restricted Subsidiaries;

(2) reasonable fees and expenses (other than to Affiliates of Parent) incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such Parent Entity;

(3) with respect to any taxable period ending after the Issue Date for which Parent and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or foreign income tax purposes of which a Parent Entity is the common parent or other applicable taxpayer for the group (a “Tax Group”), the portion of any U.S. federal, state, local, and/or foreign income and similar taxes (including any alternative minimum taxes) of such Tax Group that is attributable to the taxable income of Parent and/or its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries for such purpose, in amounts required to pay any such taxes that are attributable to the taxable income of such Unrestricted Subsidiaries; provided that the aggregate amount of such payments with respect to such period (regardless of when paid) shall not exceed the aggregate amount of such taxes that Parent and its applicable Restricted Subsidiaries (and, subject to the limitation described above, any applicable Unrestricted Subsidiaries of Parent) would have been required to pay with respect to such period were such entities stand-alone corporate taxpayers or a stand-alone corporate Tax Group for all applicable periods ending after the Issue Date;

(4) fees and expenses owed by Parent or any Parent Entity, as the case may be, or Parent’s Restricted Subsidiaries to Affiliates, in each case, to the extent permitted by clause (24) of Section 4.12(b) hereof;

(5) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such Parent Entity to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of Parent and its Restricted Subsidiaries;

(6) the payment of customary transaction fees and expenses payable in accordance with clause (16) of Section 4.12(b) hereof; and

(7) fees and expenses incurred by Parent or any Parent Entity related to the performance of its obligations under this Indenture and similar obligations under any Credit Facility or the Secured Notes Indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to modify, renew, refund, refinance, replace, extend, defease or discharge other Indebtedness of Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness modified, renewed, refunded, refinanced, replaced, extended, defeased, or discharged (plus all accrued interest on the Indebtedness, OID and upfront fees and the amount of all fees, costs, and expenses, including premiums (including reasonable, as determined in good faith by Parent, tender premiums) and defeasance costs, incurred in connection therewith and by an amount equal to any existing commitments unutilized thereunder);

(2) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant clause (4) of the definition of “Permitted Debt,” such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the earlier of (i) the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (ii) the Notes (provided that this clause (2) will not apply to any replacement, refunding, refinancing or defeasance of any Credit Facility or any Secured Indebtedness (including clause (4) of the definition of “Permitted Debt”));

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is Indebtedness of an Issuer or a Guarantor, such Permitted Refinancing Indebtedness is also incurred by an Issuer or a Guarantor.

“Permitted Reorganization” means any transaction (a) undertaken to effect a corporate reorganization (or similar transaction or event) for operational or efficiency purposes or (b) related to tax planning or tax reorganization, in each case, as determined in good faith by Parent and entered into after the Issue Date; provided that, (i) no Event of Default is continuing immediately prior to such transaction and immediately after giving effect thereto and (ii) Parent has determined in good faith that, after giving effect to such transaction, the Note Guarantees, taken as a whole, would not be materially impaired as a result thereof, and such transaction would not otherwise be materially adverse to the Holders.

“Person” means any individual, corporation, partnership, joint venture, association, company, joint-stock company, trust, unincorporated organization, limited liability company (or series thereof) or governmental agency or political subdivision thereof, or any other entity.

“Post-Petition Interest” means interest, fees, expenses and other charges that, pursuant to the Credit Facility Documents or the Secured Notes Indenture or Secured Notes Security Documents, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses, and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Primo Issuer” has the meaning assigned to such term in the introductory paragraphs hereto.

“Principal Property Subsidiary” means any Subsidiary that owns, operates or leases one or more Restricted Properties.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“Public Company Costs” means costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to Parent’s status (or any relevant Parent Entity’s status) as a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means, with respect to any Person, Capital Stock of such Person other than Disqualified Stock of such Person; provided, that such Capital Stock shall be deemed not to be Qualified Capital Stock to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person. Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of Parent.

“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions: (a) the Board of Directors of Parent shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Parent and its Restricted Subsidiaries, (b) all sales and/or contributions of Securitization Assets and related assets are made at Fair Market Value and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Parent).

“Rating Agencies” means Moody’s, S&P and Fitch; provided that if Moody’s, S&P or Fitch shall cease to rate the Notes (at such time as such Rating Agency had previously provided a rating) for reasons outside the control of the Issuers, another security rating agency selected by the Issuers that is nationally recognized in the United States may be substituted therefore (a “Substitute Rating Agency”).

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by an Issuer or any Guarantor, whether by lease, license or other means, together with, in each case, all easements, hereditaments, and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease, or operation thereof.

“Recurring Contracts” means, as of any date of determination, any commercial contract of Parent or any Restricted Subsidiary for the provision of goods or other services that are continuous and not project-based.

“refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated (whether or not such termination occurs contemporaneously with the new indebtedness being incurred as a refinancing) and including, in each case, through any credit agreement, indenture or other agreement; “refinanced” and “refinancing” have correlative meanings.

“Refinancing Transactions” means the transactions described under “Summary—The Refinancing Transactions” in the Offering Memorandum.

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note exchanged therefor upon and after expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(f)(3) hereof to be placed on all Regulation S Temporary Global Notes.

“Responsible Officer” means, when used with respect to the Trustee, any vice president, assistant vice president, trust officer or assistant trust officer within the corporate trust services group of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Property” means (a) any production facility, or portion thereof, owned or leased by Parent or any of its Subsidiaries and located within the continental United States, which, in the opinion of the Board of Directors of Parent or any Parent Entity, is of material importance to the business of Parent and its Subsidiaries taken as a whole, but no such production facility, or portion thereof, shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 10% of Consolidated Net Tangible Assets, or (b) any shares of capital stock of any Subsidiary owning any such production facility. As used in this definition, “production facility” means property, plant and equipment used for actual manufacturing such as quality assurance, engineering, maintenance, staging area for work in process materials, employees’ eating and comfort facilities and manufacturing administration, and it excludes sales offices, research facilities and facilities used only for warehousing or general administration.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise indicated, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Parent (including the Issuers).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Rule 501” means Rule 501 promulgated under the Securities Act.

“Rule 506” means Rule 506 promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services LLC, a division of S&P Global Inc., and any successor to its rating agency business.

“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to Parent or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Secured Notes Collateral” means all the “Collateral” (or equivalent term) as defined in the Secured Notes Security Documents, any mortgaged properties, any mortgaged spring water collateral, and all other property that is subject or purported to be subject to any Lien in favor of the Secured Notes Collateral Agent on behalf of itself, the trustee for the Secured Notes and the holders of Secured Notes pursuant to the Secured Notes Security Documents, but in any event excluding all Excluded Assets (or equivalent term) (as defined in the applicable Secured Notes Security Documents as in effect on the Issue Date).

“Secured Notes Collateral Agent” means Wilmington Trust, National Association, as collateral agent under the Secured Notes Indenture, and its successors and permitted assigns thereunder.

“Secured 2028 Notes” means the Issuers’ 3.875% Senior Secured Notes due 2028, issued under the Secured Notes Indenture.

“Secured 2029 Notes” means the Issuers’ 4.375% Senior Secured Notes due 2029, issued under the Secured Notes Indenture.

“Secured Notes” means each of the Secured 2028 Notes and the Secured 2029 Notes.

“Secured Notes Guarantees” means the guarantees of the Secured Notes.

“Secured Notes Indenture” means the indenture, dated as of the Issue Date, by and among the Issuers, the guarantors from time to time party thereto, the Secured Notes Collateral Agent, and Wilmington Trust, National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time, governing the Secured Notes.

“Secured Notes Security Documents” means all security agreements, pledge agreements, control agreements, collateral assignments, security deeds, deeds to secure debt, deeds of trust, hypothecs, hypothecations, collateral agency agreements, debentures or other instruments or other pledges, grants or transfers for security or agreements related thereto executed and delivered by an Issuer or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Secured Notes Collateral (including, without limitation, financing statements under the UCC) in favor of the Secured Notes Collateral Agent, on behalf of itself, the trustee for the Secured Notes and the holders of the Secured Notes to secure the Secured Notes, as amended, modified, renewed, restated, supplemented, or replaced, in whole or in part, from time to time.“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams, other rights to payment (including with respect to rights of payment pursuant to the terms of joint ventures) and any other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Parent or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which Parent or any of its Restricted Subsidiaries sells or grants a security interest in Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that, in turn, sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Repurchase Obligation” means any obligation of a seller or transferor of Securitization Assets in a Qualified Securitization Facility to repurchase such Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Short Term Advances” has the meaning specified in the definition of “Indebtedness.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1) or (2) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Specified Transaction” means any of the following identified by Parent: (a) transaction or series of related transactions, including Investments and acquisition transactions permitted under this Indenture, that results in a Person becoming a Restricted Subsidiary, (b) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any transaction or series of related transactions, including dispositions, that results in a Restricted Subsidiary ceasing to be a Subsidiary of Parent, (d) any acquisition or disposition of assets constituting a business unit, line of business or division of another Person or a facility, (e) any material changes in customer, supplier or other commercial contracts or arrangements identified by Parent or new material customer, supplier or other commercial contracts or arrangements identified by Parent, including (i) material changes to amounts to be paid or received by an Issuer or any Guarantor and (ii) material changes to contracted or implemented revenue, (f) any restructuring of the business of Parent identified by Parent, whether by merger, consolidation, amalgamation or otherwise, (g) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) and any increase or decrease in cash or Cash Equivalents resulting from an acquisition transaction, Investment, Restricted Payment or disposition (and the corresponding effect to leverage ratios after giving effect to any cash netting provisions), (h) any Restricted Payment, (i) any Permitted Equity Issuance, (j) any Permitted Reorganization, (k) the execution of a definitive agreement or letter of intent relating to any of the foregoing transactions, and (l) transactions, events or occurrences of the type given pro forma effect in (A) the financial model for Parent and its Subsidiaries prepared by Parent in connection with the transactions described in the Offering Memorandum, or (B) any quality of earnings report prepared by a nationally recognized accounting firm in connection with the Business Combination, the Refinancing Transactions or an acquisition or other Investment permitted under this Indenture consummated after the Issue Date.

“Sponsor” means (a) any funds, limited partnerships, or investment vehicles (including co-investment vehicles) managed or advised by One Rock Capital Partners, LLC or any Affiliates of any of the foregoing Person(s) or any direct or indirect Subsidiaries of any of the foregoing Person(s) (or jointly managed by any such Person(s) or over which any such Person(s) exercise governance rights), and (b) any investors (including limited partners) in the Persons identified in clause (a) who are investors in such Persons as of the Issue Date, and from time to time, invest directly or indirectly in Parent or any Parent Entity.

“Spring Water Collateral” means any Spring Water Property and its related appurtenances, easements, and rights of way, in each case, to the extent owned in fee by an Issuer or a Guarantor.

“Spring Water Property” means any parcel or series of related parcels of real property located in the United States and owned in fee by an Issuer or a Guarantor to the extent that such property (i) provides rights to divert and beneficially use spring water pursuant to applicable law and (ii) produced on average over the previous two years at least 25 million gallons of water annually.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities, and guarantees of performance entered into by Parent or any of its Subsidiaries that Parent has determined in good faith to be customary in a Qualified Securitization Facility including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness that is contractually subordinated in right of payment to the Notes or to any of the Note Guarantees, as the case may be.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, or other entity of which the Equity Interests having ordinary voting power (other than Equity Interests having ordinary voting power for the election of directors having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity are at the time owned, directly or indirectly, by such Person. Unless otherwise indicated in this Indenture, all references to Subsidiaries will mean Subsidiaries of Parent. For the avoidance of doubt and without limitation of the foregoing, no Person shall be considered a Subsidiary of Parent, unless Parent has the ability to Control such Person and Parent owns of record, either directly or indirectly through a Restricted Subsidiary, Equity Interests issued by such Person (other than Equity Interests having ordinary voting power for the election of directors having such power only by reason of the happening of a contingency) that, in the aggregate, have a majority of the aggregate ordinary voting power for the election of directors to the Board of Directors represented by the issued and outstanding Equity Interests of such Person.

“Subsidiary Guarantor” means each Guarantor other than the Parent.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of Parent ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period are available (which may be internal financial statements). A Test Period may be designated by reference to the last day thereof (i.e., the “December 31st Test Period” of a particular year refers to the period of four consecutive fiscal quarters of Parent ended on December 31st of such year), and a Test Period shall be deemed to end on the last day thereof.

“Transaction Expenses” means amortization of deferred financing fees, debt issuance costs, commissions, reasonable fees and expenses, and expensing of any financing fees, in each case, incurred in connection with the Refinancing Transactions and any offering of Equity Interests, Permitted Investment, acquisition, disposition, reorganization, recapitalization, or Indebtedness permitted to be incurred by this Indenture (whether or not consummated).

“Trustee” means Wilmington Trust, National Association, in its capacity as trustee under this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means (a) each Securitization Subsidiary and (b) any Subsidiary of Parent or any successor to any of them that is designated by the Board of Directors of Parent as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors and each Subsidiary of such Subsidiary, but only to the extent that:

(1) immediately before and after such designation, no Event of Default shall have occurred and be continuing;

(2) the Investment resulting from the designation of such Restricted Subsidiary as an Unrestricted Subsidiary as described above is permitted under Section 4.07; and

(3) no Subsidiary may be designated as an Unrestricted Subsidiary unless it is also designated as an “unrestricted subsidiary” under the Credit Agreement.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Parent therein at the date of designation in an amount equal to the Fair Market Value as of such date of Parent’s or its Restricted Subsidiary’s (as applicable) Investment(s) to date therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time and a return on any Investment by Parent in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of Parent’s or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary. Except as set forth in this definition, no Investment will be deemed to exist or have been made, and no Indebtedness or Liens shall be deemed to have been incurred or exist, by virtue of a Subsidiary becoming an Excluded Subsidiary or an Excluded Subsidiary becoming a Restricted Subsidiary. For all purposes hereunder, the designation of a Subsidiary as an Unrestricted Subsidiary shall be deemed to constitute a concurrent designation of any Subsidiary of such Subsidiary as an Unrestricted Subsidiary.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination. Except as described under Section 4.09 hereof, whenever it is necessary to determine whether Parent has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States of America pledges its full faith and credit.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.12
“Alternate Offer”	4.16
“Asset Sale Offer”	3.10
“Authentication Order”	2.02
“Calculation Date”	1.01
“Change of Control Offer”	4.16
“Change of Control Payment”	4.16
“Change of Control Payment Date”	4.16
“CNI Prong”	4.07

Term	Defined in Section
“control”	1.01
“Consolidated Net Leverage Ratio Test”	4.09
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.23
“Directing Holder”	6.02
“Election Date”	4.13
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Excluded Proceeds”	4.10
“Fixed Charge Coverage Ratio Test”	4.09
“Fixed Incremental Amount”	4.24
“General Debt Basket”	4.09
“group”	1.01
“Increased Amount”	4.24
“incur”	4.09
“Incurrence-Based Amounts”	4.24
“Initial Default”	6.04
“Legal Defeasance”	8.02
“Maximum Incremental Leverage Amount”	4.09
“Master Agreement”	1.01
“Non-Guarantor Debt Cap”	4.09
“Noteholder Direction”	6.02
“Offer Amount”	3.10
“Offer Period”	3.10
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Position Representation”	6.02
“Position Representation and Verification Form”	6.02
“Purchase Date”	3.10
“Qualified Reporting Subsidiary”	4.03
“Reconciliation”	4.03
“Registrar”	2.03
“Reinstatement Date”	4.23
“Reporting Entity”	4.03
“Restricted Payments”	4.07
“Remaining Proceeds”	4.10
“Specified Courts”	13.13
“Specified Indebtedness”	4.17
“Subject Lien”	4.13
“Successor Issuer”	5.01
“Successor Parent”	5.01
“Suspended Covenants”	4.23

Term	Defined in Section
“Suspension Period”	4.23
“Tax Group”	1.01
“Testing Party”	4.24
“Transaction Election”	4.24
“Transaction Test Date”	4.24
“Verification Covenant”	6.02

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(i)	a term has the meaning assigned to it;

(ii)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)	“or” is not exclusive;

(iv)	words in the singular include the plural, and in the plural include the singular;

(v)	“will” shall be interpreted to express a command;

(vi)	provisions apply to successive events and transactions;

(vii)	references to sections of or rules under the Securities Act and the Exchange Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(viii)	references to items being in existence on the Issue Date shall apply to any such items of Parent and its Restricted Subsidiaries in existence on the Issue Date; and

(ix)

unless otherwise provided herein or in any related document, the words “execute”, “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Indenture and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to reasonable procedures approved by the Trustee. As used herein, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record.

ARTICLE II

THE NOTES

Section 2.01 Form and Dating.

(a) General. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the written direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. After the expiration of the Restricted Period and upon the receipt by the Trustee of:

(1) certificates from Euroclear and Clearstream, substantially in the form of Exhibit E hereto, certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any Beneficial Owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a Rule 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and

(2) an Officer’s Certificate from the Issuers,

beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with such exchange of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interests as hereinafter provided.

(d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for each Issuer by manual, facsimile or other electronic signature. Typographic and other minor defects in any facsimile or electronic signature shall not affect the validity or enforceability of any Note which has been authenticated and delivered by the Trustee.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

The Initial Notes shall be signed on behalf of the Issuers on the Issue Date.

A Note will not be valid until authenticated by the manual signature of the Trustee. Such signature will be conclusive evidence that the Note has been authenticated under this Indenture. The Trustee shall authenticate (i) Notes for original issue in an initial aggregate principal amount of $699,072,000, which amount shall be increased by the aggregate principal amount of Notes issued pursuant to the Exchange Offers (as defined in the Offering Memorandum) on the Final Settlement Date, if any, and (ii) subject to compliance with Section 4.09 hereof, one or more series of Additional Notes in an unlimited amount, in each case, upon receipt of a written order of the Issuers signed by one Officer of each Issuer (an “Authentication Order”), which Authentication Order shall, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Section 4.09, and shall include such additional certificates or opinions required by Section 13.03 hereof (except that no Opinion of Counsel shall be required pursuant to Section 13.03 hereof for authentication of the Initial Notes).

In addition, each Authentication Order shall specify the amount of Initial Notes or Additional Notes to be authenticated, the date on which such Initial Notes or Additional Notes are to be authenticated, and shall further specify the amount of such Initial Notes or Additional Notes to be issued as Global Notes or Definitive Notes. All Notes (including Additional Notes) issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes (including Additional Notes) shall have the right to vote or consent as a separate class on any matter. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof. The Trustee shall act as the initial authenticating agent. The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer. The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.02 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or that such action would expose the Trustee to personal liability.

Section 2.03 Registrar and Paying Agent.

The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment. The Issuers will appoint a Person authorized by the Issuers to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuers (the “Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Registrar or Paying Agent without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuers or any of its Subsidiaries may act as Registrar or Paying Agent.

The Issuers initially appoint DTC to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary) will have no further liability for the money. If Parent, an Issuer or a Restricted Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers or the Parent, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:

(1) the Issuers deliver to the Trustee written notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 90 days after the date of such notice from the Depositary;

(2) the Issuers in their sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuers for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Trustee of the certificates required pursuant to Section 2.01(c) hereof; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Holder so requests.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subclause (1) or (2) below, as applicable, as well as one or more of the other following subclauses, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in subclause (i) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Trustee of the certificates required by Section 2.01(c) hereof.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the Rule 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3)(d) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(4), if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(4) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred to an IAI in accordance with Rule 506, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(d) thereof;

(E) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(F) if such beneficial interest is being transferred to the Issuers or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and the Regulation S Temporary Global Note Legend, as applicable, and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Trustee of the certificates required pursuant to Section 2.01(c) hereof, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(3), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred to an IAI in accordance with Rule 506, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(d) thereof;

(E) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(F) if such Restricted Definitive Note is being transferred to the Issuers or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof;

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the Rule 144A Global Note, in the case of clause (C) above, the Regulation S Global Note and in all other cases, the IAI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

(4) If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(2), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subclause (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS AN INSTITUTIONAL ACCREDITED INVESTOR, AS DEFINED IN SEC RULE 501(A)(1), (2), (3), OR (7), OR (C) IT IS A NON-U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO SUCH PURCHASER IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE AND (2) AGREES TO OFFER, SELL, PLEDGE OR OTHERWISE

TRANSFER SUCH SECURITY, PRIOR TO THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT, ONLY (A) TO THE ISSUERS OR ANY OF THEIR SUBSIDIARIES, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME OR BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S, OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY

FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. In addition to the Private Placement Legend, the Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”

(g) Cancellation or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the written direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.10, 4.10, 4.16 and 9.04 hereof).

(3) [Reserved].

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuers will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the delivery of a redemption notice under Section 3.03 hereof and ending at the close of business on the day such notice of redemption is given;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuers or the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) Neither the Issuers, the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10) Neither the Issuers, Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary, Euroclear, Clearstream or any other depositary or clearing system.

(11) None of the Trustee or any Agent shall have any responsibility or obligation to any beneficial owner of a Global Note, any Depositary Participant or other Person with respect to the accuracy of the records of the Depositary or a nominee of the Depositary or of any Depositary Participant, with respect to any ownership interest in the Notes or with respect to the delivery to any Depositary Participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary, or a nominee of the Depositary in the case of a Global Note). The rights of beneficial owners in a Global Note shall be exercised only through the Depositary, subject to the Applicable Procedures. The Trustee, the Paying Agent and the Registrar shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners. The Trustee, the Paying Agent and the Registrar shall be entitled to deal with the Depositary and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof.

(12) Depositary Participants shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian and the Depositary may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of the Global Note for all purposes whatsoever, including but not limited to notices and payments. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Depositary Participants, the operation of customary practices governing the exercise of the rights of a Holder of any Note. Notwithstanding anything to the contrary contained herein, any notice to be delivered to the Depositary (including, but not limited to, a notice of redemption) may be delivered electronically by the Trustee or the Issuers in accordance with the Applicable Procedures.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuers in their discretion may, instead of issuing a new Note, pay such Note. The Issuers may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a “protected purchaser” (as defined in Article 8 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuers, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay the Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and the Trustee will authenticate Definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act) in accordance with the Trustee’s customary procedures. Certification of the cancellation of all canceled Notes will be delivered to the Issuers at the Issuers’ written request. The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will send or cause to be sent to Holders, with a copy to the Trustee, a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE III

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to Section 3.07 hereof, it must furnish to the Trustee, at least 10 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(i)	the clause of this Indenture pursuant to which the redemption shall occur;

(ii)	the redemption date;

(iii)	the principal amount of Notes to be redeemed; and

(iv)	the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If fewer than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee, upon prior notice, will select Notes for redemption or purchase based on a method that most nearly approximates a pro rata selection or by lot (or, in the case of Global Notes, in accordance with the procedures of the Depositary), unless otherwise required by law or applicable stock exchange or Depositary requirements.

In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase subject to procedures of the Depositary.

The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased subject to procedures of the Depositary. Notes and portions of Notes selected will be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; provided that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice to Holders.

Subject to the provisions of Section 3.09, 4.10 and 4.16 hereof, at least 10 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail (or, in the case of Global Notes, in accordance with the procedures of the Depositary), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, with a copy to the Trustee, except that redemption notices may be mailed more than 60 days prior to a redemption date if (a) the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XII hereof or (b) in the case of a redemption that is subject to one or more conditions precedent, the date of redemption is extended as permitted under this Indenture.

The notice will identify the Notes to be redeemed and will state:

(i)	the CUSIP or ISIN numbers of the Notes;

(ii)	the redemption date;

(iii)	the redemption price;

(iv)

if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed (subject to procedures of the Depositary) and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(v)	the name and address of the Paying Agent;

(vi)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vii)

that, on and after the redemption date (and subject to the satisfaction of any conditions specified in the redemption notice) interest ceases to accrue on Notes or portions of Notes called for redemption unless the Issuers fail to deliver the redemption amount, in which case interest shall continue to accrue until the payment of the redemption amount;

(viii)	the paragraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(ix)

if the redemption is subject to the satisfaction of one or more conditions precedent, each such condition, and if applicable, that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed; and

(x)	that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

In addition, the Issuers may provide in such notice that the payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

At the Issuers’ request and expense, the Trustee will give the notice of redemption in the name of the Issuers or select Notes for redemption, if applicable; provided, however, that the Issuers has delivered to the Trustee, at least 5 Business Days prior to the date such notice of redemption is to be provided to Holders (or such shorter period as is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice or select the requisite Notes for redemption, and setting forth the information to be stated in such notice as provided in the preceding paragraphs.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (subject to the satisfaction of any conditions specified in such notice of redemption).

Section 3.05 Deposit of Redemption or Purchase Price.

On or prior to 11:00 a.m. New York City time on the redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date (or if Parent, an Issuer, or a Restricted Subsidiary is acting as Paying Agent, it will segregate and hold such redemption amount in trust). The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on all Notes to be redeemed or purchased.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date (whether or not a Business Day) (and subject to the satisfaction of any conditions specified in the redemption notice), interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) The Issuers may, on one or more occasions, redeem all or a part of the Notes upon notice delivered in accordance with Section 3.03, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed to, but excluding, the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 1 of each of the years indicated below:

Year	Percentage
2024	103.125%
2025	101.563%
2026 and thereafter	100.000%

(b) At any time, in connection with any tender offer or other offer to purchase or offer to exchange any Notes (including pursuant to any tender offer, a Change of Control Offer, an Alternate Offer, or an Asset Sale Offer), if not less than 90.0% in aggregate principal amount of the outstanding Notes are purchased or exchanged by the Issuers, or, in the case of any tender or other offer, any exchange offer, a Change of Control Offer, or an Alternate Offer, any third party purchasing or acquiring Notes in lieu of the Issuers, then all of the Holders will be deemed to have consented to such offer, and the Issuers or such third party will have the right, upon notice as described under Section 3.03 to redeem, purchase, or exchange, as applicable, the Notes that remain outstanding following such purchase or exchange, as applicable, (i) in the case of a tender offer or other offer to purchase, at the price paid to Holders in such purchase (excluding any early tender premium, to the extent paid in connection with a tender offer, or accrued and unpaid interest paid to such Holders), or (ii) in the case of an exchange offer, for the same consideration provided in such exchange offer, plus, in each case, accrued and unpaid interest, if any, on such Notes to, but excluding, the date of redemption, purchase, or exchange (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the date of redemption, purchase, or exchange).

(c) Notice of any redemption upon any transaction or event (including any Equity Offering, Incurrence of Indebtedness, Change of Control or other transaction) may be given prior to the completion thereof. In addition, any redemption of the Notes may, at the Issuers’ discretion, be subject to one or more conditions precedent. The redemption date of any redemption that is subject to satisfaction of one or more conditions precedent may, in the Issuers’ discretion, be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and any notice with respect to such redemption may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case). In addition, such notice of redemption may be extended, if such conditions precedent have not been satisfied or waived by the Issuers, by providing notice to the Holders.

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 [Reserved].

Section 3.09 Mandatory Redemption; Other Purchases.

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes. The Issuers, however, may be required to purchase Notes at the request of Holders upon the occurrence of an Asset Sale, pursuant to Sections 3.10 and 4.10 hereof, or upon the occurrence of a Change of Control, pursuant to Section 4.16 hereof. The Issuers and their Affiliates may at any time and from time to time purchase Notes in the open market, by tender offer, negotiated transactions or otherwise.

Section 3.10 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Issuers are required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of Pari Passu Indebtedness evidenced or governed by documents containing provisions similar to those set forth in this Indenture with respect to mandatory prepayments and offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other Pari Passu Indebtedness on a pro rata basis or, if the aggregate purchase price for the Notes and such other Pari Passu Indebtedness tendered into such Asset Sale Offer is less than the Offer Amount, all Notes and such other Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Issuers will deliver a notice to each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(i)	that the Asset Sale Offer is being made pursuant to this Section 3.10 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(ii)	the Offer Amount, the purchase price and the Purchase Date;

(iii)	that any Note not tendered or accepted for payment will continue to accrue interest;

(iv)	that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(v)

that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum denominations of $2,000, or in integral multiples of $1,000 in excess thereof, only;

(vi)

that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuers, a Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii)

that Holders will be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receive, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)

that, if the aggregate purchase price for the Notes and other Pari Passu Indebtedness surrendered by Holders exceeds the Offer Amount, the Trustee will select the Notes and the Issuers or their agents will select such Pari Passu Indebtedness to be purchased on a pro rata basis or by lot (or, in the case of Global Notes, in accordance with the procedures of the Depositary); and

(ix)	that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuers will, to the extent lawful, accept for payment the aggregate principal amount of Notes to be purchased in accordance with this Section 3.10 and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.10. The Issuers, the Depositary or the Trustee, as the case may be, will promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers will notify the Trustee of the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.02 through 3.06 hereof.

ARTICLE IV

COVENANTS

Section 4.01 Payment of Notes.

The Issuers will pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary thereof, holds as of 11:00 a.m. New York City Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. All payments on the Notes will be made at the office or agency of the Paying Agent and Registrar, except that the Issuers will make payments on Global Notes registered in the name of DTC or its nominee in accordance with DTC’s procedures.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

The rights of the holders of beneficial interests in the Notes to receive the payments on such Notes are subject to applicable procedures of DTC. If the due date for any payment of any principal, interest, or premium in respect of the Notes is not a Business Day, the Holders will not be entitled to payment of such amount due until the next succeeding Business Day, and will not be entitled to any further interest or other payment as a result of any such delay.

No service charge will be made for any registration of transfer, exchange, or redemption of the Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such registration of transfer or exchange.

Section 4.02 Maintenance of Office or Agency.

The Issuers will maintain in the contiguous United States, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that no office of the Trustee shall be an office or agency for the service of legal process against the Issuers or any Guarantor.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency in the contiguous United States for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) So long as any Notes are outstanding, Parent will provide the Trustee and, upon request, Holders:

(1) with (x) annual consolidated financial statements of the Reporting Entity, audited by a nationally recognized firm of independent public accountants, within 90 days after the end of each fiscal year of the Reporting Entity, or such longer period as may be permitted by the SEC pursuant to the reporting requirements for a non-accelerated filer, and (y) unaudited quarterly financial statements of the Reporting Entity (including a balance sheet as of the end of the fiscal quarter and the end of the prior fiscal year, statement of operations for the fiscal quarter or year to date period then ended and the corresponding fiscal quarter or year to date period from the prior year, and statement of cash flows for the fiscal quarter or year-to-date period then ended and the corresponding fiscal quarter or year-to-date period from the prior year) within 45 days of the end of each of the first three fiscal quarters of each fiscal year of the Reporting Entity, or such longer period as may be permitted by the SEC pursuant to the reporting requirements for a non-accelerated filer. Such annual and quarterly financial statements will (i) be prepared in accordance with GAAP and (ii) be accompanied by a “management discussion and analysis” of the results of operations of the Reporting Entity and its Subsidiaries on a consolidated basis for the periods presented in a level of detail comparable to the management discussion and analysis of the results of operations customarily prepared by management of Parent. Such quarterly financial statements will be subject to customary year-end adjustments and the absence of footnotes; and

(2) from time to time after the occurrence of an event directly concerning Parent or its Subsidiaries that Parent determines in its good faith judgment is material to Holders, a report summarizing such event within the time period specified in the SEC’s rules and regulations for filing current reports on Form 8-K following the occurrence thereof (or such longer period as may be permitted under Form 8 K of the Exchange Act); provided that no such report will be required to be provided in connection with the Refinancing Transactions. Subject to the preceding sentence, such events shall include (i) the entry into and the consummation or termination of definitive material agreements to which Parent or any Restricted Subsidiary is a party, (ii) material impairments to Parent’s or any of its Restricted Subsidiaries’ assets, (iii) changes in the Reporting Entity’s independent public accountants, (iv) determinations by any Parent Entity’s or Parent’s management that the Reporting Entity’s previously issued financial statements or related audit reports should no longer be relied upon, (v) the departure of independent members of Parent’s Board of Directors on disagreeable terms, the election of new independent members of Parent’s Board of Directors, and the departure or appointment of Parent’s chief executive officer or chief financial officer, and (vi) the creation of direct material financial obligations or material obligations under off balance sheet arrangements by Parent or any of its Subsidiaries (in each case, other than the Refinancing Transactions and excluding the financial statements, pro forma financial information, and exhibits, if any, that would be required by the SEC’s rules and regulations). Disclosure of any such events shall be made by posting on the password protected website and in the manner referred to below; provided, however, that the Reporting Entity may defer or omit any disclosure required by this clause (2) so long as in Parent’s good faith judgment, such deferral or omission of disclosure is necessary or advisable for Parent and its Restricted Subsidiaries or any Parent Entity to (a) comply with any securities laws or stock exchange regulations or (b) protect trade secrets and other confidential information, the disclosure of which, in the good faith determination of Parent, may cause competitive harm to Parent and its Restricted Subsidiaries.

(b) Notwithstanding clause (a) of this Section 4.03, (1) neither Parent nor another Reporting Entity will be required to furnish any information, financial statements, certificates or reports required by (i) Section 302, Section 404, or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, (ii) Regulation G or Item 10(e) of Regulation S-K promulgated by SEC with respect to any non-GAAP financial measures contained therein, or (iii) Rule 3-05, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X (or any successor rules or regulations) or include any exhibits or certifications required by Form 10-K, Form 10-Q, or Form 8-K (or any successor or comparable forms) or related rules under Regulation S-K, (2) such reports will not be required to contain any segment reporting, (3) such reports shall be subject to exceptions, exclusions, and other differences consistent with the presentation of financial and other information in the Offering Memorandum and shall not be required to present compensation disclosure required by Item 402 of Regulation S-K or otherwise or beneficial ownership information, (4) the information and reports referred to in clauses (1) and (2) of Section 4.03(a) shall not be required to include any exhibits required by Item 15 of Form 10-K, Item 6 of Form 10-Q or Item 9.01 of Form 8-K, and (5) if at any time Parent or any Parent Entity or a Qualified Reporting Subsidiary (as defined below) has made a good faith determination to file a registration statement with the SEC with respect to an Equity Offering of such entity’s Equity Interests, Parent will still be required to provide reports pursuant to this Section 4.03 but the content of such reports will not be required to disclose any information that, in the good faith view of Parent, would violate the securities laws or the SEC’s “gun jumping” rules or otherwise have an adverse effect on such Equity Offering; provided further, however, that no such report shall be required to be furnished if Parent determines in its good faith judgment that such event is not material to the Holders or the business, assets, operations, financial position or prospects of Parent and its Restricted Subsidiaries, taken as a whole.

(c) At any time that any of the Subsidiaries of Parent are Unrestricted Subsidiaries, then the quarterly and annual reports required by Section 4.03(a) above will include a reasonably detailed presentation (which need not be audited or reviewed by the auditors), either on the face of the financial statements or in the footnotes thereto, or in the “management’s discussion and analysis” or other comparable section, of the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent.

(d) So long as any Notes are outstanding, unless otherwise publicly available (as determined by Parent in good faith), the information and reports referred to in Sections 4.03(a)(1) and (2) hereof shall be made available to Holders, bona fide prospective investors in the Notes, broker dealers, and bona fide securities analysts promptly by posting on a password-protected or otherwise secured website within the time periods provided for such information in Sections 4.03(a)(1) and (2) hereof, subject to the applicable extensions provided for in Section 4.03(a)(1). Parent or a Parent Entity will also issue a notification (which can be a notification through Intralinks or another password- protected website or by email to registered Holders, prospective investors in the Notes, broker dealers, and securities analysts) upon the posting of the information required by Section 4.03(a)(1) and (2) hereof. The Issuers will hold a conference call for the Holders, prospective investors in the Notes, broker dealers, and securities analysts to discuss such financial information described Section 4.03(a)(1) hereof no later than 15 Business Days after posting or making publicly available the annual financial information or the quarterly financial information described in Section 4.03(a)(1) hereof. Parent or Reporting Entity will issue a notification (which can be a notification through Intralinks or another password protected website or by email to registered Holders, prospective investors in the Notes, broker dealers, and securities analysts) of any such conference call prior to the date of the conference call. The Trustee shall have no liability or responsibility for the filing, posting, content or timeliness of any report or notification from Parent.

(e) Any Person who requests or accesses such financial information required by this Section 4.03 will be required to represent to Parent (to the reasonable good faith satisfaction of Parent) that:

(1) it is a Holder, a bona fide prospective investor in the Notes, or a bona fide securities analyst providing an analysis of investment in the Notes;

(2) it will not use the information in violation of applicable securities laws or regulations;

(3) it will keep such information confidential and will not communicate the information to any Person; and

(4) (x) it is not a competitor of Parent and its Subsidiaries and (y) it will not use such information in any manner intended to compete with the business of Parent and its Subsidiaries.

(f) Furthermore, Parent agrees that, for so long as any Notes remain outstanding and neither Parent nor any Parent Entity is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise complies with such reporting requirements, it will furnish to the Holders, Beneficial Owners of the Notes and bona fide prospective investors, upon their request, the information and reports described above and any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Delivery of any reports, information, notifications and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall not have any liability or responsibility for the filing, posting, timeliness or content of any such report or information.

(g) Parent is permitted to satisfy its obligations under this Section 4.03 with respect to financial information relating to Parent and its Subsidiaries by furnishing financial information relating to (i) any predecessor or successor of Parent for accounting purposes, (ii) any Wholly Owned Subsidiary of Parent that, together with its consolidated Subsidiaries, constitutes substantially all of the assets of Parent and its consolidated Subsidiaries (a “Qualified Reporting Subsidiary”), or (iii) a Parent Entity any such entity described in clause (i), (ii) or (iii), a “Reporting Entity”); provided that, if such financial information relates to a Parent Entity or a Qualified Reporting Subsidiary, the same is accompanied by consolidating information (which may be posted to the website of Parent (or any Parent Entity or any Subsidiary) or on a non-public, password-protected website maintained by Parent or a third party) that explains in reasonable detail the differences (if any) (the “Reconciliation”) between the information relating to such Parent Entity or Qualified Reporting Subsidiary, on the one hand, and the information relating to Parent and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the Reconciliation need not be audited or reviewed by Parent’s independent accountants.

(h) Notwithstanding the foregoing, Parent will be deemed to have furnished such reports referred to above to the Trustee, Holders, Beneficial Owners of the Notes, broker dealers, and securities analysts for all purposes under this Indenture if (i) Parent or another Reporting Entity has filed such reports with the SEC via the EDGAR filing system or any successor system and such reports are publicly available or (ii) such reports are posted on Parent’s (or a Parent Entity’s or Subsidiary’s) website. For the avoidance of doubt, if a Reporting Entity files such reports with the SEC via the EDGAR filing system (or any successor system), a Reconciliation is only required to be provided to the Trustee, the Holders, Beneficial Owners of the Notes, broker dealers, and securities analysts if a Reconciliation is required pursuant to the immediately preceding paragraph of this covenant, and any such Reconciliation will accompany the applicable report so filed (or be made available on a password protected online data system or website) and such Reconciliation need not be audited or reviewed by the auditors or included in the financial statements. In addition, the requirements of this covenant will be deemed satisfied and Parent will be deemed to have delivered such reports and information referred to above to the Trustee, Holders, Beneficial Owners of the Notes, broker dealers, and securities analysts for all purposes of this Indenture by the posting of reports and information that would be required to be provided on Parent’s website (or that of any of Parent’s Subsidiaries or any Parent Entity, including the Reporting Entity). If any financial statements that have been previously delivered are required to be restated, such financial statements shall still be deemed to have been delivered on the initial date of delivery while any such restatement is ongoing.

(i) Notwithstanding anything herein to the contrary, failure by Parent to comply with any of its obligations hereunder for purposes of Section 6.01(c), (i) will not constitute an Event of Default hereunder until 120 days after the receipt of the written notice delivered hereunder by the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes then-outstanding voting as a single class, and (ii) shall be automatically cured when the Reporting Entity provides all required reports to the Holders or files all required reports with the SEC via the EDGAR filing system.

(j) The Trustee shall have no responsibility whatsoever to determine whether such filing or any other filing described above has occurred. Delivery of reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

Section 4.04 Compliance Certificate.

(a) The Issuers shall deliver to the Trustee, within 90 days after the end of each fiscal year (beginning with the first full fiscal year following the Issue Date, for which such certificate may be delivered within 120 days after the end of such fiscal year), an Officer’s Certificate stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Issuers and the Guarantors have complied with each and every covenant contained in the Indenture Documents and are not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or proposes to take with respect thereto).

(b) So long as any of the Notes are outstanding, the Issuers will deliver to the Trustee, within 30 Business Days of any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuers are taking or proposes to take with respect thereto (unless such Default or Event of Default has been cured or waived within such period). The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an event, which is in fact a Default, has been delivered to the Trustee at its office specified in this Indenture and such notice references the Notes and this Indenture and states that it is a “Notice of Default.”

Section 4.05 [Reserved].

Section 4.06 Stay, Extension and Usury Laws.

The Issuers and each of the Guarantors (to the extent that it may lawfully do so) hereby (a) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture and (b) expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)

declare or pay any dividend or make any other payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, consolidation or amalgamation involving Parent or any of its Restricted Subsidiaries) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Parent and other than dividends or distributions payable to Parent or a Restricted Subsidiary (and, in the case of a Restricted Payment by a non-Wholly Owned Restricted Subsidiary, to Parent or any such other Restricted Subsidiaries and to each Person that owns Equity Interests in such Restricted Subsidiary ratably according to their relative ownership interests of the relevant class of Equity Interests or as otherwise permitted by or required by the applicable Organizational Documents of such non-Wholly Owned Restricted Subsidiary));

(ii)

purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, consolidation or amalgamation involving Parent) any Equity Interests of Parent (other than any such Equity Interests owned by Parent or any Restricted Subsidiary);

(iii)

make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of an Issuer or any Guarantor (excluding any such payment on Indebtedness permitted under clauses (6) or (7) of the definition of “Permitted Debt”), except a payment of interest thereon when due or a payment of regularly scheduled principal or payment of principal at the Stated Maturity thereof, payments of closing and consent fees related to any Subordinated Indebtedness, indemnity and expense reimbursement payments in connection with any Subordinated Indebtedness, and mandatory prepayments, mandatory redemptions and mandatory purchases, in each case pursuant to the terms of any Subordinated Indebtedness or the purchase, redemption, repurchase, defeasance, acquisition or retirement for value of any such Subordinated Indebtedness within one year of the Stated Maturity thereof; or

(iv)	make any Restricted Investment,

(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) in the case of a Restricted Payment other than a Restricted Investment utilizing the CNI Prong, no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

(2) [reserved]; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries since the Issue Date (including Restricted Payments permitted by clause (1) of Section 4.07(b) hereof, but excluding all other Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from the Issue Date to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (which amount will be deemed to be no less than zero for each fiscal quarter) (this clause (a), the “CNI Prong”); plus

(B) 100% of the aggregate net cash proceeds and the Fair Market Value of any Permitted Equity Issuance or assets or property (other than cash) and marketable securities received by Parent since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Parent (other than Disqualified Stock, Designated Preferred Stock or Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Parent that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Parent); plus

(C) to the extent that any Restricted Investment that was made in reliance on this clause (3) after the Issue Date, is (i) sold, disposed of, or otherwise cancelled, liquidated or repaid, 100% of the aggregate amount received in cash and the Fair Market Value of the property and marketable securities received by Parent or any Restricted Subsidiary, or (ii) made in an entity that subsequently becomes a Restricted Subsidiary, 100% of the Fair Market Value of the Restricted Investment of Parent and its Restricted Subsidiaries as of the date such entity becomes a Restricted Subsidiary; plus

(D) to the extent not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, to the extent that any Unrestricted Subsidiary of Parent designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, or is merged or consolidated into Parent or a Restricted Subsidiary, or all of the assets of such Unrestricted Subsidiary are transferred to Parent or a Restricted Subsidiary, the Fair Market Value of the amount of the investment of, or property received by, Parent or Restricted Subsidiary as of the date of such redesignation, merger, consolidation or transfer of assets; plus

(E) to the extent not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, 100% of the aggregate net cash proceeds and the Fair Market Value of any assets or property received by Parent or a Restricted Subsidiary from the sale (other than to Parent or a Restricted Subsidiary) of the Capital Stock of any Minority Investment or an Unrestricted Subsidiary; plus

(F) to the extent not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, 100% of any dividends or distributions received by Parent or a Restricted Subsidiary after the Issue Date from any Minority Investment or an Unrestricted Subsidiary of Parent, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of Parent for such period; plus

(G) to the extent (i) not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment and (ii) not in excess of the Fair Market Value of such Investment at the time it was made, the returns (including repayments of principal and payments of interest), profits, distributions and similar amounts received in cash or Cash Equivalents by Parent and its Restricted Subsidiaries on Investments made by Parent or any Restricted Subsidiary; plus

(H) $182.9 million (equal to the amount of Restricted Payments permitted to be made under Section 4.07(a) of the Existing BlueTriton Notes Indenture (as defined in the Offering Memorandum) as of the Issue Date); plus

(I) the greater of (x) $350.0 million and (y) 62.5% of Consolidated EBITDA.

(b) The provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend, return of capital or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend, return of capital or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, return of capital, distribution or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale, but within 120 days (other than to a Subsidiary of Parent) of, Equity Interests of Parent (other than Disqualified Stock) or from the substantially concurrent contribution, but within 120 days, of common equity capital to Parent; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(B) of Section 4.07(a) hereof;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of (a) Subordinated Indebtedness of an Issuer or a Guarantor, including premium, if any, and accrued and unpaid interest and related transaction expenses, and (b) Disqualified Stock of Parent or a Restricted Subsidiary, in each case, with the net cash proceeds of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or return of capital (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, any Restricted Subsidiary or any Parent Entity held by any current or former officer, director, employee, manager, member, member of management, consultant or independent contractor of Parent, any of its Restricted Subsidiaries or any Parent Entity (or from any transferee, assign, spouse, former spouse, family member, executor, administrator, distributee, estate, legatee, heir, successor or legal representative of such Persons, trust, partnership or limited liability company for the benefit of any of foregoing, or any entity controlled by any such foregoing Persons), including pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any similar agreement (including any separation, stock subscription, shareholder or partnership agreement) or otherwise upon the death, disability, retirement or termination of employment of any such officer, director, employee, manager, member, member of management consultant or independent contractor (or the making of any Restricted Payment by Parent to fund the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of a Parent Entity held by any current or former officer, director, employee, manager, member of management, consultant or independent contractor (or any transferee, assign, spouse, former spouse, family member, executor, administrator, distributee, estate, legatee, heir, successor or legal representative of such Persons, trust, partnership or limited liability company, or any entity controlled by any such foregoing Persons), including pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any similar agreement (including any separation, stock subscription, shareholder or partnership agreement); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests (or Restricted Payments made by Parent to fund such repurchased, redeemed, acquired or retired Equity Interests) may not exceed the greater of (x) $112.0 million and (y) 20% of Consolidated EBITDA in any calendar year (with unused amounts in any fiscal year being permitted to be carried forward for succeeding calendar years); provided further that such amount may be increased by an amount not to exceed (so long as such amounts are not already elected to be included in clause (3)(B) of Section 4.07(a) hereof):

(A) the cash proceeds of “key-man” life insurance policies received by Parent or its Restricted Subsidiaries after the Issue Date; plus

(B) an increase by the aggregate net cash proceeds from any issuance during such period of Equity Interests by Parent or its Restricted Subsidiaries or any Parent Entity (to the extent contributed in cash to the common Equity Interests of Parent) to such directors, officers, employees, members, members of management, consultants or independent contractors (or to any transferee, assign, spouse, former spouse, family member, executor, administrator, distributee, estate, legatee, heir, successor, or legal representative of such Persons, trust, partnership or limited liability company, or any entity controlled by any such foregoing Persons); provided that the cancellation of Indebtedness owing to Parent or any Restricted Subsidiary from any present or former officer, director, employee, members, members of management, consultant, or independent contractor of Parent, any of its Restricted Subsidiaries or any Parent Entity (or from any transferee, assign, spouse, former spouse, family member, executor, administrator, distributee, estate, legatee, heir, successor, or legal representative of such Persons, trust, partnership or limited liability company, or any entity controlled by any such foregoing Persons) in connection with the repurchase of Equity Interests of Parent or any Restricted Subsidiary will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture; plus

(C) the amount of any cash bonuses, nonqualified deferred compensation or other compensation otherwise payable to future, present or former employees, officers, directors, managers, members, members of management, consultants or independent contractors of Parent or its Restricted Subsidiaries or any Parent Entity that are foregone in return for the receipt of Equity Interests, plus

(D) payments made in respect of withholding or other similar taxes payable upon repurchase, retirement or other acquisition of Equity

Interests of Parent or a Parent Entity or its Subsidiaries or otherwise pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any similar agreement; less

(E) the amount of cash proceeds described in subclause (A), (B), or (D) of this clause (5) previously used to make Restricted Payments pursuant to this clause (5);

provided that Parent may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B), (C), and (D) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to Parent or any Restricted Subsidiary from any current or former officer, director, employee, manager, member of management, consultant or independent contractor (or from any transferee, assign, spouse, former spouse, family member, executor, administrator, distributee, estate, legatee, or heir, successor or legal representative of such Persons, trust, partnership or limited liability company, or any entity controlled by any such foregoing Persons) of Parent or any of its Restricted Subsidiaries or any Parent Entity, in connection with a repurchase of Equity Interests of Parent or any Parent Entity from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provisions of this Indenture;

(6) Restricted Payments that occur upon or in connection with the exercise of stock options or similar equity rights if such Restricted Payments represent a portion of the exercise price of those stock options or similar equity rights and repurchases of Equity Interests or options to purchase Equity Interests in connection with the exercise of stock options or similar equity rights to the extent necessary to pay applicable withholding or similar taxes;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise, conversion, redemption or exchange of any warrants, options or other securities convertible into or exchangeable for Capital Stock of Parent or any Parent Entity;

(8) after the consummation of a Change of Control Offer or an Alternate Offer with respect to a Change of Control pursuant to Section 4.16 hereof (including the purchase of any Notes tendered), any purchase or redemption of Subordinated Indebtedness of Parent or any Restricted Subsidiaries required pursuant to the terms thereof as a result of the Change of Control, but only if the Issuers shall have first complied with Section 4.16 hereof and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness;

(9) after the consummation of an Asset Sale Offer with respect to an Asset Sale pursuant to Sections 3.10 and 4.10 hereof (including the purchase of any Notes tendered), any purchase or redemption of Subordinated Indebtedness of

Parent or any Restricted Subsidiaries required pursuant to the terms thereof as a result of such Asset Sale, but only if the Issuers shall have first complied with Sections 3.10 and 4.10 hereof and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness;

(10) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Parent or any Restricted Subsidiary or preferred stock of a Restricted Subsidiary that is not a Guarantor issued in accordance with Section 4.09 hereof;

(11) declaration and payment of dividends or return of capital or other distribution to fund a payment on the common Capital Stock of Parent or any Parent Entity (or a Restricted Payment to any Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s common Capital Stock) or purchase, redemption or other acquisition or retirement for value (including, without limitation, in connection with any merger, consolidation or amalgamation involving Parent) of any Equity Interests of Parent or a Parent Entity (other than any sale that constitutes an Excluded Contribution) after the Issue Date of up to the sum of (x) 6.0% per annum of the net proceeds received by or contributed to Parent or any Restricted Subsidiary from such public offering of Capital Stock (or other transaction) and (y) an aggregate amount per annum not to exceed 7.0% of Market Capitalization;

(12) payments or distributions to dissenting stockholders of Capital Stock of Parent (or a Restricted Payment to any Parent Entity to fund the payment or distributions to dissenting stockholders by such Parent Entity on such entity’s common Capital Stock) pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with the provisions of this Indenture applicable to amalgamations, mergers, consolidations and transfers of all or substantially all of the property and assets of Parent or any of its Restricted Subsidiaries;

(13) Restricted Payments made with Excluded Contributions;

(14) one time payments of termination fees in the event of a Change of Control or completion or a primary public offering;

(15) Permitted Payments to Parent Entity;

(16) Restricted Payments of Equity Interests in, or Indebtedness owing from, and/or other securities of or Investments in, any Unrestricted Subsidiaries (other than any Unrestricted Subsidiaries the assets of which consist primarily (as determined by Parent in good faith) of cash or Cash Equivalents received from an Investment by Parent and/or any Restricted Subsidiary into it);

(17) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (a) does not exceed the net cash proceeds actually received by Parent from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and (b) a Restricted Payment to any Parent Entity, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any Parent Entity issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (b) does not exceed the net cash proceeds actually received by Parent from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided, further, however, in the case of each of clauses (a) and (b) above of this clause (17), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions and treating such Designated Preferred Stock as Indebtedness for borrowed money for such purpose) on a pro forma basis (including a pro forma application of the net proceeds therefrom), Parent would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to either the Fixed Charge Coverage Ratio Test or the Consolidated Net Leverage Ratio Test, each as set forth in Section 4.09(a);

(18) so long as no Event of Default described under clauses (a), (b) or (g) of Section 6.01 has occurred and is continuing or would result therefrom, (a) any Restricted Payment pursuant to clauses (i) and (ii) of the definition thereof if after giving effect to such Restricted Payment, the Consolidated Net Leverage Ratio on a pro forma basis is less than or equal to 5.75 to 1.00 and (b) any Restricted Payment pursuant to clause (iii) of the definition thereof if after giving effect to such Restricted Payment, the Consolidated Net Leverage Ratio on a pro forma basis is less than or equal to 5.75 to 1.00;

(19) purchases of receivables pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Facility and distributions or payments of Securitization Fees or distributions made in lieu of fees and expenses (including by way of a discount);

(20) other Restricted Payments in an aggregate amount not to exceed (i) the greater of (x) $350.0 million and (y) 62.5% of Consolidated EBITDA at such time, plus (ii) any amount of Restricted Payments constituting Restricted Investments made in reliance on this clause (20) that Parent or a Restricted Subsidiary has sold for cash or otherwise liquidated or repaid for cash (to the extent not included in clause (3)(C) of Section 4.07(a)), in each case, in the case of this clause (ii), in an amount equal to the Net Proceeds thereof;

(21) any dividend, distribution, redemption or other Restricted Payment in an amount not to exceed the aggregate amount of Remaining Proceeds (which, for the avoidance of doubt, shall include any Excluded Proceeds);

(22) any Restricted Payments made in connection with the Business Combination or the Refinancing Transactions;

(23) any payment that is intended to prevent any Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(24) the declaration and payment of dividends or distributions constituting or otherwise made in connection with or relating to any Permitted Reorganization; provided that if immediately after giving pro forma effect to any such Permitted Reorganization and the transactions to be consummated in connection therewith, any distributed asset ceases to be owned by Parent or another Restricted Subsidiary (or any entity ceases to be a Restricted Subsidiary), the applicable portion of such distribution must be otherwise permitted under another provision of this Section 4.07 (and constitute utilization of such other Restricted Payment exception or capacity); and

(25) Restricted Payments not to exceed the Distributable Asset Sale Proceeds.

(c) For the avoidance of doubt, the payment of any Contractual Obligation that is based on, or measured with respect to the value of an Equity Interest, including any such Contractual Obligations constituting compensation arrangements, shall not be considered a Restricted Payment. The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by an Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (25) of Section 4.07(b) or the definition of “Permitted Investments” or is entitled to be made pursuant to Section 4.07(a), Parent, in its sole discretion, will be entitled to divide, classify or reclassify or at any later time divide, classify or reclassify (based on circumstances existing on the date of such division, classification or reclassification) such Restricted Payment (or portion thereof) or Permitted Investment (or portion thereof) between such clauses (1) through (25) of Section 4.07(b), the definition of “Permitted Investments” and Section 4.07(a) in a manner that otherwise complies with this Section 4.07. In addition, a Restricted Payment may be made in reliance in part on one clause and in part on another clause. If Parent or any of its Restricted Subsidiaries makes a Restricted Payment that, at the time of the making of such Restricted Payment, in the good faith determination of Parent, would be permitted under the requirements of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustment made in good faith to Parent’s financial statements affecting Consolidated Net Income.

(d) Notwithstanding the foregoing, in no event shall the Issuers or any Guarantor be permitted to make Investments constituting Material Intellectual Property to any Unrestricted Subsidiary.

Section 4.08 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(1) pay dividends or make any other distributions on its Capital Stock to Parent or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Parent or any of its Restricted Subsidiaries;

(2) make loans or advances to Parent or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Parent or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing (A) Existing Indebtedness as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements (provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole as determined by the Issuers in good faith, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date) and (B) any Credit Facility and, in each case, any related documentation and related Hedging Obligations;

(2) the Indenture Documents and any documents relating to the Indenture Documents;

(3) agreements governing Indebtedness (other than Indebtedness described in clauses (1) and (7) of this Section 4.08(b)) incurred in compliance with Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances or restrictions contained therein, taken as a whole as determined by Parent in good faith, either (i) are not materially more restrictive than those contained in agreements governing Indebtedness in effect on the Issue Date or (ii) are not materially more disadvantageous to Holders than is customary in comparable financings (as determined by Parent in good faith, which determination shall be conclusive) and, in the case of subclause (ii), either (x) Parent determines (in good faith) that such encumbrance or restriction will not affect Parent’s ability to make principal or interest payments on the Notes or (y) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness;

(4) applicable law, rule, regulation or order;

(5) any license, permit, or other accreditation with a regulatory authority entered into in the ordinary course of business;

(6) restrictions that prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

(7) any instrument governing Indebtedness or Capital Stock of a Person acquired by Parent or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(8) customary non-assignment provisions in contracts, including leases, sub-leases, licenses and other similar agreements, entered into in the ordinary course of business;

(9) customary provisions restricting the subletting, assignment or transfer of any property or asset that is subject to a lease governing a leasehold interest, license or similar contract, or the assignment or transfer of any such lease, license (including without limitation, licenses of intellectual property) or similar contract;

(10) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of this Section 4.08(a);

(11) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(12) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole as determined by Parent in good faith, than those contained in the agreements governing the Indebtedness being refinanced;

(13) Liens permitted to be incurred under the provisions of Section 4.13 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(14) provisions limiting the disposition or distribution of assets, property or Capital Stock in joint venture agreements, sale agreements, asset sale agreements, sale- leaseback agreements, stock sale agreements and other similar agreements limiting transfer of such assets, property or Capital Stock, which limitation is applicable only to the assets that are the subject of such agreements;

(15) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, including such restrictions imposed by insurance, surety or bonding companies;

(16) customary provisions in joint venture agreements and other similar agreements;

(17) arrangements, arising or agreed to in the ordinary course of business, not relating to any Indebtedness, that, in the good faith determination of Parent, do not impair Parent’s ability to service debt and that do not, individually or in the aggregate, detract from the value of property or assets of the Restricted Subsidiaries in any manner material to the Restricted Subsidiaries taken as a whole;

(18) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of Parent, are necessary or advisable to effect such Qualified Securitization Facility;

(19) any Restricted Investment not prohibited by Section 4.07 hereof and any Permitted Investment;

(20) [reserved];

(21) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of Parent of any Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;

(22) provisions with respect to the receipt of a rebate on an operating lease until all obligations due to a lessor on other operating leases are satisfied or other customary restrictions in respect of assets or contract rights acquired by a Restricted Subsidiary in connection with a sale and leaseback transaction; and

(23) any encumbrances or restrictions imposed by extensions, amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing of the contracts, instruments or obligations referred to in clauses (1) through (22) of this Section 4.08(b); provided that such extensions, amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing are not materially more restrictive, taken as a whole as determined by Parent in good faith, than such encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(c) For purposes of determining compliance with this Section 4.08, (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common shares shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Parent or a Restricted Subsidiary to other Indebtedness incurred by Parent or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09 Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create (collectively, “incur”), with respect to any Indebtedness (including Acquired Debt), and Parent will not issue any Disqualified Stock and will not permit (a) any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or (b) any non- Guarantor Subsidiaries to issue any shares of preferred stock; provided, however, that Parent and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any non-Guarantor Subsidiary may issue shares of preferred stock if (1) the Fixed Charge Coverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00 (the “Fixed Charge Coverage Ratio Test”) or (2) the Consolidated Net Leverage Ratio for Parent and its Restricted Subsidiaries, calculated as of the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued or the date of determination, as the case may be, would have been less than or equal to 6.75 to 1.00 (the “Consolidated Net Leverage Ratio Test”), in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period or on such date, as applicable; provided further that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue shares of Disqualified Stock or preferred stock pursuant to this Section 4.09(a) if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness, Disqualified Stock, or preferred stock of Restricted Subsidiaries that are not Guarantors outstanding at the time of such incurrence or issuance, when taken together with amounts incurred by Restricted Subsidiaries that are not Guarantors or Issuers under clauses (1)(C)(iii) and (12)(x) of Section 4.09(b) hereof and clause (5) of Section 4.09(b) hereof to the extent such amounts represent the refinancing of amounts initially incurred pursuant to this proviso or clauses (1)(C)(iii) or (12)(x) of Section 4.09(b) hereof, would exceed the greater of (x) $350.0 million and (y) 62.5% of Consolidated EBITDA (the “Non-Guarantor Debt Cap”).

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence of Indebtedness under the Credit Facilities by Parent and any Restricted Subsidiaries and the issuance of drawn letters of credit and bankers’ acceptances thereunder up to an aggregate principal amount (with drawn letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof but excluding, for the avoidance of doubt, any Accruals and any Indemnity Amounts) not to exceed the sum of:

(A) $3,848.0 million;

(B) the greater of (x) $1,500.0 million and (y) 100% of Consolidated EBITDA for the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding such date of determination, calculated on a pro forma basis;

(C) an unlimited amount of Indebtedness (and, in the case of clause (iii) below, Disqualified Stock or preferred stock) so long as, after giving pro forma effect to the incurrence or issuance thereof (including a pro forma application of the net proceeds therefrom),

(i) if incurred on a pari passu secured basis with Liens on the Credit Facilities Collateral and Secured Notes Collateral (or at the election of Parent, secured on a junior basis with Liens on the Credit Facilities Collateral or Secured Notes Collateral, unsecured, or not secured by a Lien on any Credit Facilities Collateral and Secured Notes Collateral), the Consolidated First Lien Net Leverage Ratio of Parent does not exceed 5.00 to 1.00 or the Consolidated First Lien Net Leverage Ratio of Parent does not exceed the Consolidated First Lien Net Leverage Ratio of Parent immediately prior to such incurrence (it being understood that any Indebtedness secured on a junior basis with Liens on the Collateral to the Credit Facilities, unsecured, or not secured by a Lien on any Collateral being incurred or issued by Parent or any Restricted Subsidiary pursuant to this subclause (i) shall be treated as Indebtedness under clause (ii) of the definition of “Consolidated First Lien Debt” for the purposes of such calculation),

(ii) if incurred on a junior secured basis with Liens on the Credit Facilities Collateral and Secured Notes Collateral (or at the election of Parent, unsecured, or not secured by a Lien on any Credit Facilities Collateral or Secured Notes Collateral), either (x) the Consolidated Secured Net Leverage Ratio of Parent does not exceed 5.50 to 1.00 or the Consolidated Secured Net Leverage Ratio of Parent does not exceed the Consolidated Secured Net Leverage Ratio of Parent immediately prior to such incurrence (it being understood that any Indebtedness that is unsecured or not secured by a Lien on any Collateral being incurred or issued by Parent or any Restricted Subsidiary pursuant to this subclause (ii)(x) shall be treated as Indebtedness under clause (ii) of the definition of “Consolidated Secured Debt” for the purposes of such calculation), or (y) the Fixed Charge Coverage Ratio Test is satisfied or the Fixed Charge Coverage Ratio is not less than the Fixed Charge Coverage Ratio of Parent immediately prior to such incurrence, and

(iii) if incurred on an unsecured basis or not secured by a Lien on any Collateral, either (x) the Consolidated Net Leverage Ratio of Parent does not exceed 6.75 to 1.00 or the Consolidated Net Leverage Ratio of Parent does not exceed the Consolidated Net Leverage Ratio of Parent immediately prior to such incurrence, or (y) the Fixed Charge Coverage Ratio Test is satisfied or the Fixed Charge Coverage Ratio of Parent is not less than the Fixed Charge Coverage Ratio of Parent immediately prior to such incurrence; provided that amounts incurred by Restricted Subsidiaries that are not Guarantors pursuant to this clause (1)(C)(iii), when taken together with amounts incurred by Restricted Subsidiaries that are not Guarantors under the first paragraph of this covenant, clause (12)(x) of this paragraph, and clause (5) of this paragraph to the extent such amounts represent the refinancing of amounts initially incurred pursuant to the first paragraph of this covenant or clause (12)(x) of this paragraph, shall not exceed the Non- Guarantor Debt Cap (such amount in subclauses (i), (ii) and (iii) of this clause (C), in the aggregate, the “Maximum Incremental Leverage Amount”); and

(iv) the General Debt Basket;

plus, in the case of any Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease, or discharge any Indebtedness incurred pursuant to this clause (1), any Additional Refinancing Amount; provided that, solely for purposes of calculating the Consolidated Net Leverage Ratio under this clause (1), any Disqualified Stock and preferred stock issued under this clause (1) shall be included in the calculation of Consolidated Total Debt;

(2) the incurrence by Parent and any of its Restricted Subsidiaries of Existing Indebtedness, including the Secured Notes (including additional Secured Notes, if any, issued on the Final Settlement Date, if subsequent to the Issue Date, in connection with the Refinancing Transactions), or Indebtedness existing on any Reinstatement Date (excluding, in each case, Indebtedness described in clause (1) or (3) of this Section 4.09(b) that is incurred or existing (or deemed to be incurred or existing) on the Issue Date or any Reinstatement Date), including any intercompany indebtedness of Parent or any Restricted Subsidiary outstanding on the Issue Date;

(3) the incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees, in each case, issued on the Issue Date (including additional Notes, if any, issued on the Final Settlement Date, if subsequent to the Issue Date, in connection with the Refinancing Transactions);

(4) (i)(A) Attributable Indebtedness relating to any transaction, (B) the incurrence by Parent or any of its Restricted Subsidiaries of Capitalized Lease Obligations, mortgage financings, purchase money obligations or other Indebtedness, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) of all or any part of the purchase price or cost of use, design, construction, repair, installation, replacement, or improvement of property, plant or equipment or fixed, real or capital assets, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets and (C) Indebtedness arising from the conversion of obligations of Parent or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to Indebtedness of Parent or such Restricted Subsidiary, in an aggregate amount under subclauses (i)(A), (i)(B), and (i)(C) not to exceed at any one time outstanding the greater of (x) $210.0 million and (y) 37.75% of Consolidated EBITDA, (ii) Attributable Indebtedness incurred in connection with a sale and leaseback transaction otherwise permitted under this Indenture, and (iii) all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease, or discharge any Indebtedness incurred pursuant to this clause (4) plus, in the case of Permitted Refinancing Indebtedness, any Additional Refinancing Amount; provided that for the purposes of determining compliance with this clause (4), any lease that is not treated under GAAP (with giving effect to any “right of use” leases) as a capital lease at the time such lease is executed but is subsequently treated under GAAP as a capitalized lease as the result of a change in GAAP (or interpretations thereof) after the Issue Date shall not be treated as Indebtedness;

(5) the incurrence by Parent or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness, plus any Additional Refinancing Amount, in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof, this clause (5), or clauses (2), (3), (4), (12), (13), (20), (22), (23),

(24), or (25) of this Section 4.09(b); provided that, in the case of Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Secured Indebtedness, subclause (2) of the definition of “Permitted Refinancing Indebtedness” shall not apply;

(6) the incurrence by Parent or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries;

(7) the issuance by any Restricted Subsidiaries that are not Guarantors or Issuers to Parent or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Parent or a Restricted Subsidiary; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either Parent or a Restricted Subsidiary;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Parent or any of its Restricted Subsidiaries of (A) Hedging Obligations in the ordinary course of business and not for speculative purposes and (B) Indebtedness in respect of Cash Management Services and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements, in each case, incurred in the ordinary course of business or consistent with past practices;

(9) the guarantee by Parent or any Restricted Subsidiary of Indebtedness of Parent or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the related Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; provided further that if the Indebtedness being guaranteed is incurred by a Restricted Subsidiary that is not an Issuer or a Guarantor, such Indebtedness may not be guaranteed pursuant to this clause (9) by an Issuer or a Guarantor unless such guarantee is expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes;

(10) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment, health, disability or other employee benefits, property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, performance, bid, appeal and surety bonds, performance and completion guarantees and similar obligations or obligations in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments related thereto, in each case in the ordinary course of business or that is consistent with past practices, and letters of credit that are cash collateralized;

(11) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements;

(12) Indebtedness, Disqualified Stock or preferred stock of (x) Parent or a Restricted Subsidiary incurred to finance an acquisition; provided that after giving effect to such acquisition or merger, consolidation or amalgamation and the incurrence of such Indebtedness or the issuance of such preferred stock either, (i)(A) Parent would have been entitled to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Test or (B) the Fixed Charge Coverage Ratio would be greater than or equal to the Fixed Charge Coverage Ratio calculated immediately prior to such acquisition or merger, consolidation or amalgamation or (ii)(A) Parent would have been entitled to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio Test or (B) the Consolidated Net Leverage Ratio would be less than or equal to the Consolidated Net Leverage Ratio calculated immediately prior to such acquisition or merger, consolidation or amalgamation; provided further that amounts incurred by Restricted Subsidiaries that are not Guarantors pursuant to this clause (12)(x), when taken together with amounts incurred by Restricted Subsidiaries that are not Guarantors under Section 4.09(a) hereof, clause (1)(C)(iii) of this Section 4.09(b) and clause (5) of this Section 4.09(b) to the extent such amounts represent the refinancing of amounts initially incurred pursuant to Section 4.09(a) hereof or this clause (12)(x), shall not exceed the Non- Guarantor Debt Cap, or (y) Persons that are acquired by Parent or any Restricted Subsidiary or merged, consolidated or amalgamated with or into Parent or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, that any such Indebtedness incurred or Disqualified Stock or preferred stock issued by such Person was not incurred or issued in connection with, or in contemplation of, such acquisition, merger, consolidation or amalgamation;

(13) Contribution Indebtedness;

(14) Indebtedness arising from agreements of Parent or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn outs, seller notes or similar obligations, in each case, incurred or assumed in connection with the Business Combination or the disposition or acquisition of any business, assets or Subsidiary in accordance with the terms of this Indenture or any Investment;

(15) Indebtedness representing deferred compensation or other similar arrangements to employees of Parent and its Subsidiaries incurred in connection with the Business Combination, any acquisition or Investment or in the ordinary course of business;

(16) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply agreements, in each case in the ordinary course of business;

(17) Indebtedness of Parent or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to a Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(18) Indebtedness arising from customer deposits and advance payments received in the ordinary course of business from customers;

(19) Indebtedness in respect of (A) taxes, assessments, governmental charges or levies and (B) claims for labor, materials and supplies incurred in the ordinary course of business;

(20) (i) the incurrence of Indebtedness or issuance of preferred stock or Disqualified Stock by Restricted Subsidiaries that are not Guarantors or Issuers in an aggregate amount (together with any Permitted Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors or Issuers incurred in respect thereof pursuant to clause (5) of this Section 4.09(b)) not to exceed at any one time outstanding the greater of (x) $175.0 million and (y) 31.25% of Consolidated EBITDA, plus, in the case of Permitted Refinancing Indebtedness, Additional Refinancing Amounts and (ii) Indebtedness that is recourse only to Excluded Assets (as defined in the applicable Credit Facilities Security Documents or Secured Notes Security Documents) or other assets that are not subject to a Lien in favor of the Bank Collateral Agent to the extent the Credit Facilities are outstanding;

(21) Indebtedness, Disqualified Stock or preferred stock of Parent or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly (a) used to redeem all outstanding Notes pursuant to Section 3.07 hereof or (b) deposited and used to defease or satisfy and discharge all of the Notes pursuant to Article VIII or Article XII hereof;

(22) the incurrence by Parent or any Restricted Subsidiary of additional Indebtedness, preferred stock, or Disqualified Stock in an aggregate amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease, or discharge any Indebtedness, preferred stock or Disqualified Stock incurred in respect thereof pursuant to clause (5) of this

Section 4.09(b), not to exceed at any one time outstanding the greater of (x) $698.0 million and (y) 125.0% of Consolidated EBITDA, less, in each case, the aggregate principal amount of Indebtedness then outstanding that was incurred in reliance upon clause (1)(d) above, plus, in the case of Permitted Refinancing Indebtedness, Additional Refinancing Amounts (the “General Debt Basket”);

(23) the incurrence by Parent or any Restricted Subsidiary of additional Indebtedness, preferred stock or Disqualified Stock issued on behalf of, or representing Guarantees of Indebtedness incurred or Disqualified Stock or preferred stock issued by, joint ventures; provided that the aggregate principal amount of Indebtedness incurred or guaranteed or Disqualified Stock or preferred stock issued or guaranteed pursuant to this clause (23) (together with any Permitted Refinancing Indebtedness incurred in respect thereof pursuant to clause (5) of this Section 4.09(b)) does not exceed the greater of (x) $175.0 million and (y) 31.25% of Consolidated EBITDA, plus, in the case of Permitted Refinancing Indebtedness, Additional Refinancing Amounts;

(24) Indebtedness, Disqualified Stock, or preferred stock of Parent or any of its Restricted Subsidiaries incurred to finance an acquisition in an aggregate principal amount or liquidation preference that does not exceed the greater of (x) $100.0 million and (y) 18% of Consolidated EBITDA, plus, in the case of Permitted Refinancing Indebtedness, Additional Refinancing Amounts;

(25) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness (i) in respect of letters of credit issued for the account of Parent or any Restricted Subsidiary so long as the aggregate face amount of such letters of credit does not exceed the greater of (x) $70.0 million and (y) 12.50% of Consolidated EBITDA determined at the time of issuance of such letter of credit, plus, in the case of Permitted Refinancing Indebtedness, Additional Refinancing Amounts, and (ii) arising in connection with endorsement of instruments for collection or deposit (including customary Cash Management Services) in the ordinary course of business;

(26) [reserved];

(27) Indebtedness, Disqualified Stock or preferred stock incurred or issued by Parent or any Restricted Subsidiary to future, current or former employees, officers, directors, managers, consultants and independent contractors thereof or any direct or indirect parent thereof, or their respective estates, heirs, family members, spouses or former spouses or permitted transferees, in each case to finance the purchase or redemption of Equity Interests of Parent or any Parent Entity to the extent permitted under Section 4.07 hereof;

(28) (i) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (ii) Indebtedness incurred by Parent or a Restricted Subsidiary as a result of leases entered into by Parent or such Restricted Subsidiary or any Parent Entity in the ordinary course of business;

(29) any Indebtedness incurred in a Qualified Securitization Facility that is not recourse (except for Standard Securitization Undertakings) to an Issuer or any Guarantor; and

(30) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 4.09(a) and clauses (1) through (29) of Section 4.09(b).

(c) The Issuers will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuers or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuers solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

(d) For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (30) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, Parent, in its sole discretion, will be permitted to classify, divide or reclassify such item of Indebtedness, Disqualified Stock or preferred stock on the date of its incurrence, or later classify, divide or reclassify (as if incurred at such time) all or a portion of such item of Indebtedness, Disqualified Stock or preferred stock, in any manner that complies with this Section 4.09; provided that Indebtedness under the Credit Agreement outstanding or available on or prior to the Issue Date shall be deemed to have been incurred under clause (1)(A) of Section 4.09(b) hereof (or, with respect to Credit Facility Cash Management Services and Credit Facility Hedging Obligations, under clause (8) of Section 4.09(b) hereof) and may not later be reclassified. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this Section 4.09. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness or the issuance of Disqualified Stock or preferred stock, the U.S. dollar-equivalent principal amount of Indebtedness or the liquidation preference of Disqualified Stock or preferred stock denominated in a foreign currency shall in each case be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving or delayed draw Indebtedness, or first issued, in the case of Disqualified Stock or preferred stock, or, in each case, at the option of the borrower or issuer of such Indebtedness, Disqualified Stock or preferred stock, the date on which the rate of interest and other pricing terms of such Indebtedness, Disqualified Stock or preferred stock are determined or the date of determination; provided that if such Indebtedness, Disqualified Stock or preferred stock is Indebtedness incurred or Disqualified Stock or preferred stock issued to refinance other Indebtedness, Disqualified Stock or preferred stock denominated in a foreign currency (or in a different currency from such Indebtedness so being incurred or Disqualified Stock or preferred stock being issued), and such refinancing would cause the applicable clauses of the definition of Permitted Debt (or categories of Permitted Liens) measured by a dollar amount or by reference to a percentage of Consolidated EBITDA to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such clauses of the definition of Permitted Debt (or categories of Permitted Liens) measured by a dollar amount or by reference to a percentage of Consolidated EBITDA shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness or liquidation preference of such refinancing Disqualified Stock or preferred stock does not exceed (i) the outstanding or, in the case of revolving Indebtedness, committed, principal amount of such Indebtedness or the liquidation preference of such Disqualified Stock or preferred stock being refinanced plus (ii) the aggregate amount of Additional Refinancing Amounts incurred in connection with such refinancing. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that Parent or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e) The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3) in the case where the Indebtedness of a Person arises by reason of such Person having Guaranteed Indebtedness of another Person and the amount of such Guarantee is limited to an amount less than the principal amount of the Indebtedness so Guaranteed, such amount as so limited; and

(4) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person;

provided, for the avoidance of doubt, that Indebtedness will not include any liability for federal, state, local or other taxes.

(f) For purposes of determining compliance with any U.S. dollar denominated (or percentage of Consolidated EBITDA, if greater) restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, (i) if such Indebtedness denominated in a different currency is (i) subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will, at Parent’s option, be as provided in such Currency Agreement or (ii) not subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated (or percentage of Consolidated EBITDA, if greater) restriction to be exceeded if calculated as provided in such Currency Agreement or at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar- denominated (or percentage of Consolidated EBITDA, if greater) restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus any Additional Refinancing Amounts).

(g) For purposes of determining any particular amount of Indebtedness under this Section 4.09, Guarantees, Liens or Obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount will not be included.

(h) For purposes of calculating any ratio-based basket, with respect to any revolving Indebtedness, delayed draw facility or other committed debt financing incurred under such ratio-based basket, Parent may elect, at any time, to either (x) give pro forma effect to the incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed or re-borrowed, in whole or in part, from time to time, without further compliance with any ratio-based component of any provision of this Indenture, or (y) give pro forma effect to the incurrence of the actual amount drawn under such revolving Indebtedness, delayed draw facility or other committed debt financing, in which case, the ability to incur the amounts committed to under such Indebtedness will be subject to such ratio-based basket (to the extent being incurred pursuant to such ratio) at the time of each such incurrence. If (i) any Indebtedness is incurred to refinance Indebtedness (or unutilized commitments in respect of Indebtedness) that was incurred in reliance on any clause or clauses of the first paragraph of this covenant or the definition of Permitted Debt measured by reference to a percentage of Consolidated EBITDA or a ratio-based basket at the time of incurrence or (ii) any Disqualified Stock or preferred stock is issued to refinance Disqualified Stock or preferred stock that was initially issued in reliance on any clause or clauses of the first paragraph of this covenant or of the definition of Permitted Debt measured by reference to a percentage of Consolidated EBITDA or a ratio-based basket at the time of incurrence or issuance, and in each case, such refinancing would cause such percentage of Consolidated EBITDA to be exceeded or ratio to be unmet if calculated on the date of such refinancing, such percentage of Consolidated EBITDA or ratio shall not be deemed to be exceeded or unmet (and such Indebtedness, Disqualified Stock or preferred stock shall be deemed permitted) so long as the principal amount or the liquidation preference, as applicable, of such Indebtedness, Disqualified Stock or preferred stock does not exceed an amount equal to the principal amount or liquidation preference, as applicable, of such Indebtedness, Disqualified Stock or preferred stock being refinanced, plus Additional Refinancing Amounts in connection with such refinancing.

(i) The accrual of interest and the accretion of accreted value, the payment of interest in the form of additional Indebtedness or and the payment of additional Disqualified Stock or preferred stock as interest or dividends shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant or any other provision of this Indenture. With respect to any Indebtedness and any related Liens that were permitted to be incurred under this Indenture on the date of such incurrence, any Increased Amount with respect to such Indebtedness after the date of such incurrence shall also be permitted under this Indenture and, for the avoidance of doubt, shall not result in a Default or an Event of Default. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of Parent dated such date prepared in accordance with GAAP.

Section 4.10 Asset Sales.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Parent (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by Parent and at the time of contractually agreeing to such Asset Sale) of the assets (including Equity Interests) issued or sold or otherwise disposed of; and

(2) in the case of any Asset Sale that involves assets having a Fair Market Value in excess of the greater of (x) $175.0 million and (y) 31.25% of Consolidated EBITDA, at least 75.0% of the consideration received in such Asset Sale by Parent or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities of Parent or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee), as shown on Parent’s or such Restricted Subsidiary’s most recent consolidated balance sheet (or notes thereto) for which internal financial statements are available immediately preceding such date (or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Parent’s or such Restricted Subsidiary’s balance sheet (or in the notes thereto) if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of Parent) that (i) are assumed by the transferee of any such assets pursuant to an agreement that releases Parent or such Restricted Subsidiary from or indemnifies against further liability or (ii) are otherwise cancelled or terminated in connection with the transaction (other than any intercompany liabilities owed to Parent or a Restricted Subsidiary);

(B) any securities, notes or other obligations received by Parent or any such Restricted Subsidiary from such transferee that are, within 180 days after such Asset Sale, converted by Parent or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(C) any Designated Non-Cash Consideration received by Parent or such Restricted Subsidiary in such Asset Sale; provided that at the time of receipt of such Designated Non-Cash Consideration, the aggregate Fair Market Value of all Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), less the amount of Net Proceeds previously realized in cash or Cash Equivalents from the sale of previously received Designated Non-Cash Consideration, is less than the greater of (i) $245.0 million and (ii) 43.75% of Consolidated EBITDA; and

(D) accounts receivable of a business retained by Parent or such Restricted Subsidiary, as the case may be, following the sale of such business; provided that such accounts receivable (1) are not past due more than 90 days and (2) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable.

Notwithstanding clause (2) of this Section 4.10(a), all or a portion of the consideration received by Parent or a Restricted Subsidiary for any Asset Sale may consist of assets of a Permitted Business or Capital Stock of a person primarily engaged in a Permitted Business.

(b) Within 540 days after the receipt of any Net Proceeds (other than any Designated Asset Sale Proceeds, which shall not be subject to this Section 4.10(b)) from an Asset Sale, Parent (or the applicable Restricted Subsidiary, as the case may be) may apply the Net Proceeds from such Asset Sale, at its option:

(1) to repay (i) Indebtedness of the Issuers or any Guarantor secured by a Lien (including Obligations under the Credit Agreements and the Secured Notes) and, if such Indebtedness being repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto, or (ii) any Indebtedness of a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor (other than Indebtedness owed to Parent or another Restricted Subsidiary);

(2) to make (a) an Investment in one or more businesses, (b) capital expenditures or (c) other investments in any assets that are not classified as current assets under GAAP, in each case (i) used or useful in a Permitted Business or (ii) that replace the business, properties, and assets that are the subject of such Asset Sale;

(3) to fund all or a portion of an optional redemption of the Notes as described under Section 3.07 hereof or purchase Notes in the open market, by tender offer, negotiated transactions or otherwise at a purchase price not less than 100% of the principal amount (or accreted value, as applicable) plus accrued and unpaid interest, if any, to, but excluding, the date of purchase;

(4) to repay other Pari Passu Indebtedness (which, for the avoidance of doubt, does not include Indebtedness described in clauses (1) and (3), even if such Indebtedness may also constitute Pari Passu Indebtedness); provided that the Issuers shall also equally and ratably reduce Indebtedness under the Notes as set forth in Section 3.07 or purchase Notes in the open market, by tender offer, negotiated transactions, or otherwise at a purchase price not less than 100% of the principal amount (or accreted value, as applicable) plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer with Excess Proceeds) to all Holders to purchase, on a pro rata basis, the principal amount of Notes, at a purchase price equal to 100% of the principal amount (or accreted value, as applicable) plus accrued and unpaid interest, if any, to, but excluding, the date of purchase; or

(5) to undertake any combination of the foregoing;

provided that Parent (or the applicable Restricted Subsidiary) will be deemed to have complied with the provisions set forth in clause (b)(2) of this Section 4.10 if (i) a commitment pursuant to a definitive binding agreement is executed within such 540-day period, so long as such acquisition or expenditure is consummated within 180 days of the end of such 540-day period or (ii) in the event such binding agreement described in the preceding clause (i) is cancelled or terminated for any reason before such Net Proceeds are applied, Parent (or the applicable Restricted Subsidiary) enters into another such binding commitment within 180 days of such cancellation or termination of the prior binding commitment; provided further that if any second binding commitment is later cancelled or terminated for any reason before such Net Proceeds are applied within 180 days of the second binding commitment, then such Net Proceeds shall constitute Excess Proceeds. To the extent any offer to repurchase Indebtedness pursuant to clause (1) of this paragraph remains outstanding, the Issuers shall not be required to make an Asset

Sale Offer until such offer to repurchase has expired and, if accepted, such Indebtedness has been repaid.

(c) Pending the final application of any Net Proceeds, Parent or the Restricted Subsidiary that consummated the applicable Asset Sale may temporarily reduce Indebtedness under a revolving credit facility or otherwise use the Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in paragraph (b) of this Section 4.10 (but excluding for the avoidance of doubt (i) any Designated Asset Sale Proceeds and (ii) any such proceeds not required to be applied or invested as a result of paragraph (g) of this Section 4.10) will constitute “Excess Proceeds”; provided that (i) any amount of Net Proceeds offered to Holders in accordance with clauses (3) or (4) of Section 4.10(b) or pursuant to an Asset Sale Offer made at any time after the Asset Sale shall be deemed to have been applied as required and shall not be deemed to be Excess Proceeds without regard to the extent to which such offer is accepted by the Holders and (ii) if the Holder or lender of any Indebtedness of a Restricted Subsidiary or Parent declines the repayment of such Indebtedness required to be paid (or offered to be paid) to it from such Net Proceeds, such amount will be deemed repaid to the extent of the declined Net Proceeds; provided, further that (i) if the Consolidated First Lien Net Leverage Ratio is equal to or less than 4.25 to 1.00 after giving pro forma effect to such Asset Sale, the amount of any such Net Proceeds (prior to any application or investment of Net Proceeds as provided above) from an Asset Sale shall be reduced by 50% and (ii) if the Consolidated First Lien Net Leverage Ratio is equal to or less than 3.75 to 1.00 after giving pro forma effect to such Asset Sale, the amount of any such Net Proceeds (prior to any application or investment of Net Proceeds as provided above) from an Asset Sale shall be reduced by 100%. Any proceeds determined not to be Excess Proceeds as a result of the foregoing two provisos shall constitute “Excluded Proceeds.”

(e) Within 20 Business Days after the aggregate amount of Excess Proceeds exceeds the greater of (x) $175.0 million and (y) 31.25% of Consolidated EBITDA, the Issuers will make an Asset Sale Offer to all Holders and all holders of Pari Passu Indebtedness, in each case, evidenced or governed by agreements containing provisions similar to those set forth in this Indenture with respect to mandatory prepayments and offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such Indebtedness, on a pro rata basis that may be purchased with the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value, as applicable) plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, and will be payable in cash.

(f) To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds in any manner not prohibited by this Indenture (such remaining Excess Proceeds, together with the Excluded Proceeds, the “Remaining Proceeds”). If the aggregate purchase price for the Notes and such Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, as advised to the Trustee in an Officer’s Certificate, the Issuers or their agents will select the Notes and such other Indebtedness to be purchased on a pro rata basis or by lot (or, in the case of Global Notes, in accordance with the procedures of the Depositary), subject to adjustments to maintain the authorized denominations of the Notes. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Nothing in this paragraph (f) shall preclude the Issuers from making an offer to purchase using Excess Proceeds, even if the amount of Excess Proceeds not previously subject to an offer to purchase pursuant to this Section 4.10 totals less than the greater of (x) $175.0 million and (y) 31.25% of Consolidated EBITDA.

(g) Notwithstanding the foregoing, to the extent a distribution of any or all of the Net Proceeds of any Asset Sales by a Subsidiary that is not a Domestic Subsidiary (or that is a Subsidiary of a Subsidiary that is not a Domestic Subsidiary) to the Issuers (including through any intermediate entity) (i) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement, or (z) subject to other organizational or administrative impediments from being repatriated to the United States or (ii) would have a material adverse tax consequence taking into account any foreign tax credit or other net benefit actually realized in connection with such distribution, as reasonably determined by the Issuers, the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10; provided that if at any time within one year following the date on which such affected Net Proceeds would otherwise have been required to be applied pursuant to this Section 4.10, distribution of any of such affected Net Proceeds is no longer prohibited or delayed by applicable local law, restricted by any applicable organizational document or agreement or subject to other organizational or administrative impediments from being repatriated to the United States, and would not result in a material adverse tax consequence, then an amount equal to such amount of Net Proceeds no longer so affected will be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated, whether or not they are repatriated) in compliance with this Section 4.10. To the extent such Net Proceeds are not applied within such one-year period, such Net Proceeds will be deemed to have been applied and may be utilized in any manner not prohibited by this Indenture. The non-application of any Net Proceeds as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(h) The Issuers are obligated to comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.10 hereof or this Section 4.10, the Issuers are obligated to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.10 hereof or this Section 4.10 by virtue of such compliance.

(i) The Issuers’ obligation to make an Asset Sale Offer may be waived, modified or terminated with the written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) prior to the date by which the Issuers are required to make such Asset Sale Offer.

(j) Notwithstanding the foregoing, in no event shall an Issuer or any Guarantor be permitted to dispose of any Material Intellectual Property to any Unrestricted Subsidiary.

Section 4.11 [Reserved].

Section 4.12 Transactions with Affiliates.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each, an “Affiliate Transaction”), involving aggregate consideration in excess of the greater of (x) $141.0 million and (y) 25.25% of Consolidated EBITDA, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of Parent, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to Parent or such Restricted Subsidiary from a financial point of view (when such transaction is taken in its entirety); and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the greater of (x) $349.0 million and (y) 62.5% of Consolidated EBITDA, Parent or any Parent Entity delivers to the Trustee a resolution of the Board of Directors of Parent or such Parent Entity set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.12 and that such Affiliate Transaction has been approved by a majority of the members of such Board of Directors.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.12(a) hereof:

(1) any employment, stock option, stock repurchase, employee benefit, business expense advances or reimbursement, severance, termination, officer or director indemnification or any other similar agreement, arrangement or plan entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and advances, reimbursements, payments and issuances of securities pursuant thereto;

(2) transactions between or among Parent and its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction);

(3) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of Parent solely because Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) the payment of reasonable and customary fees paid to and indemnity provided on behalf of, directors, officers, employees, consultants and advisors of Parent, any Restricted Subsidiary or any Parent Entity, including in connection with the Business Combination;

(5) any issuance or sale of Equity Interests (other than Disqualified Stock) of Parent to Affiliates of Parent and the granting of registration and other customary rights in connection therewith and any other contributions to the capital of Parent;

(6) Restricted Payments that do not violate Section 4.07 hereof and Permitted Investments;

(7) [reserved];

(8) any payments or other transactions pursuant to any tax-sharing or cost sharing agreement between any Parent Entity, Parent, any of its Restricted Subsidiaries, or any other Person with which any Parent Entity, Parent or any Restricted Subsidiary files a consolidated tax return or is part of a consolidated group for tax purposes, in each case, to the extent permitted under the provisions of Section 4.07 hereof;

(9) any agreement as in effect as of the Issue Date or disclosed in the Offering Memorandum, including in any documents incorporated by reference therein, as these agreements may be amended, modified, supplemented, extended, renewed or replaced from time to time, so long as any such amendment, modification, supplement, extension, renewal or replacement is not more disadvantageous to the Holders in any material respect in the good faith judgment of the members of the Board of Directors or senior management of Parent or any Parent Entity when taken as a whole than the terms of the agreements in effect on the Issue Date or disclosed in, or incorporated by reference in, the Offering Memorandum;

(10) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business or consistent with past practice of Parent and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the members of the Board of Directors or senior management of Parent, such transactions are on terms that, taken as a whole, are not materially less favorable to Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person;

(11) payments to or from, and transactions with, joint ventures;

(12) investments by one or more Permitted Holders and their respective Affiliates in securities of Parent (other than any security that ranks senior to or pari passu with the Notes) or any Restricted Subsidiary;

(13) transactions in which Parent or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction meets the requirements of clause (1) of Section 4.12(a) hereof;

(14) payment to any Permitted Holder of all out-of-pocket expenses incurred by such Permitted Holder in connection with its direct or indirect investment in Parent and its Subsidiaries;

(15) any merger, consolidation or reorganization of Parent (otherwise permitted by this Indenture) with an Affiliate of Parent solely for the purpose of (x) forming or collapsing a holding company structure or (y) reincorporating Parent in a new jurisdiction, in each case, so long as any such merger, consolidation or reorganization has been approved by a majority of the members of the Board of Directors of Parent in good faith;

(16) payments by Parent or any Restricted Subsidiary to any Parent Entity or any Permitted Holder (whether directly or indirectly, including through any Parent Entity) made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved in the good faith judgment of the members of the Board of Directors or senior management of Parent; provided, however, that the existence of, or the performance by Parent and its Restricted Subsidiaries of their respective obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (16) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous (as determined in good faith by the senior management or the Board of Directors of Parent or any Parent Entity) to the Holders in any material respect than the original agreement;

(17) transactions permitted by, and complying with, the provisions of Article V hereof;

(18) transactions between Parent or any Restricted Subsidiary and any Person, a director of which is also a member of the Board of Directors of Parent or any Parent Entity; provided, however, that such director abstains from voting as a director of Parent or such Parent Entity, as the case may be, on any matter involving such other Person;

(19) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(20) transactions with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(21) any contribution to the capital of Parent;

(22) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness, Disqualified Stock, preferred stock or Capital Stock of Parent or any Restricted Subsidiary or as a party to any agreement, document or instrument governing or relating to any Indebtedness permitted to be incurred pursuant to Section 4.09 (including any Permitted Refinancing Indebtedness incurred in connection therewith) where such Person is treated no more favorably than the other holders of Indebtedness, Disqualified Stock, preferred stock or Capital Stock of Parent or any Restricted Subsidiary;

(23) transactions with an Affiliate where the only consideration paid is Qualified Capital Stock of Parent;

(24) the payment of any fees or expenses related to the Business Combination or to fund amounts owed to Affiliates in connection therewith (including dividends, payments or loans made to any Parent Entity to fund payment of any such fees or expenses);

(25) any lease entered into between Parent or any Restricted Subsidiary, on the one hand, and any Affiliate of Parent, on the other hand; provided that in the reasonable determination of the members of the Board of Directors or senior management of Parent, such transactions are on terms that, taken as a whole, are not materially less favorable to Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person;

(26) intellectual property licenses entered into in the ordinary course of business or consistent with past practice; and

(27) pledges of Equity Interests of Unrestricted Subsidiaries.

Section 4.13 Liens.

(a) Prior to a Covenant Suspension Event, following any Reinstatement Date, and during any Suspension Period when there is no election by the Issuers pursuant to paragraph (b) below, the Issuers will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume, or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens (each such Lien, other than Permitted Liens, a “Subject Lien”), unless the Notes (or the related Note Guarantee in the case of Subject Liens on assets or property of a Guarantor) are equally and ratably secured with (or, at the Issuers’ option or if such Subject Lien secures Subordinated Indebtedness, on a senior basis to) the Obligations secured by such Subject Lien.

(b) Following a Covenant Suspension Event, the Issuers may elect by written notice to the Trustee to be subject to an alternative covenant with respect to the limitation on Liens in lieu of the preceding paragraph (a) (such date, the “Election Date”). Under this alternative covenant, the Issuers will not and will not permit any of Parent’s Principal Property Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien of any kind upon any (1) Restricted Property or (2) shares of Capital Stock or evidence of Indebtedness for borrowed money issued by any Principal Property Subsidiary, whether owned at the Issue Date or thereafter acquired, without making effective provision, and the Issuers in such case will make or cause to be made effective provision, whereby the Notes and the applicable Note Guarantees shall be secured by such Lien equally and ratably with any and all other Indebtedness or obligations thereby secured, so long as such Indebtedness or obligations shall be so secured; provided, however, that the foregoing shall not apply to any of the following:

(1) Liens that exist on the date of the Covenant Suspension Event (other than Liens incurred on or prior to the Election Date in reliance on clause (49) or (50) of the definition of “Permitted Liens,” or refinancings thereof incurred on or prior to the Election Date under clause (8) of the definition of “Permitted Liens”);

(2) Liens on property, shares of Capital Stock or evidence of Indebtedness of any corporation existing at the time such corporation becomes a Guarantor;

(3) Liens in favor of an Issuer or any Guarantor;

(4) Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to contract or statute or Indebtedness incurred to finance all or a part of construction of or improvements to property subject to such Liens;

(5) Liens (i) on property, shares of Capital Stock or evidences of Indebtedness for borrowed money existing at the time of acquisition thereof (including acquisition through merger, amalgamation or consolidation), and construction and improvement Liens that are entered into within one year from the date of such construction or improvement; provided that in the case of construction or improvement the Lien shall not apply to any property theretofore owned by an Issuer or any Guarantor except substantially unimproved real property on which the property so constructed or the improvement is located and (ii) for the acquisition of any real property, which Liens are created within 180 days after the completion of such acquisition to secure or provide for the payment of the purchase price of the real property acquired; provided that with respect to subclauses (i) and (ii), any such Liens do not extend to any other property of an Issuer or any of the Guarantors (whether such property is then owned or thereafter acquired);

(6) mechanics’, landlords’, and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

(7) Liens for taxes, assessments, or governmental charges or levies that are not delinquent or are being contested in good faith;

(8) Liens arising from any legal proceedings that are being contested in good faith;

(9) any Liens that (i) are incidental to the ordinary conduct of its business or the ownership of its properties and assets, including Liens incurred in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts, (ii) were not incurred in connection with the borrowing of money or the obtaining of advances or credit and (iii) do not in the aggregate materially detract from the value of the property of the Issuers or any Guarantor or materially impair the use thereof in the operation of its business; and

(10) Liens for the sole purpose of extending, renewing or replacing (or unsuccessfully extending, renewing or replacing) in whole or in part any of the foregoing.

Notwithstanding the provisions of the immediately preceding paragraph, an Issuer or any Subsidiary may, during any Suspension Period if the Election Date has occurred, without equally and ratably securing the Notes and the Note Guarantees, create or assume Liens that would otherwise be subject to the foregoing restrictions if at the time of such creation or assumption, and after giving effect thereto, Exempted Indebtedness does not exceed 20% of Consolidated Total Assets.

(c) Any Lien created for the benefit of the Holders pursuant to paragraph (a) or

(d) of this Section 4.13 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon (i) the release and discharge of the Subject Lien that gave rise to the obligation to secure the Notes or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Issuers of the property or assets secured by the Subject Lien or of all of the Capital Stock held by an Issuer or any of its Restricted Subsidiaries in, or all or substantially all of the assets of, any Restricted Subsidiary creating such Subject Lien, in each case if the sale, exchange or transfer does not violate the provisions set forth under Section 4.10 hereof. In addition, in the event that a Subject Lien is or becomes a Permitted Lien, the Issuers may, at their option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to paragraph (a) or (b) of this Section 4.13 in respect of such Subject Lien.

Section 4.14 [Reserved].

Section 4.15 Corporate Existence.

Subject to Article V hereof, Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, limited liability company, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Parent or any such Restricted Subsidiary (it being understood that legal name changes may be made at the reasonable discretion of Parent or the Restricted Subsidiaries); and

(2) the rights (charter and statutory), licenses and franchises of Parent and its Restricted Subsidiaries;

provided, however, that Parent shall not be required to preserve the corporate, limited liability company, partnership or other existence of any of its Restricted Subsidiaries or any such right, license or franchise if the Board of Directors of Parent shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders; provided further that this Section 4.15 shall not prohibit any transaction otherwise permitted by Section 4.10 or Article V.

Section 4.16 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control after the Issue Date, the Issuers will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased (or such higher amount as the Issuers may determine (such offer at a higher amount, an “Alternate Offer”)) plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (such payment, a “Change of Control Payment”). Prior to or within 30 days following any Change of Control, except to the extent the Issuers have delivered notice to the Trustee of its intention to redeem Notes as described above under Section 3.07 hereof, the Issuers will deliver (or, in the case of Global Notes, transmit in accordance with the procedures of the Depositary) a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute, or are expected to constitute, the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.16 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date (the “Change of Control Payment Date”), which shall be no earlier than 10 days and no later than 60 days from the date such notice is delivered (unless such notice is delivered in advance of the occurrence of such Change of Control, in which case it may be longer than 60 days);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book- entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased;

(7) if the Change of Control Offer is conditional pursuant to Section 4.16(d) hereof, that, in the Issuers’ discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered, including by electronic transmission) as the Change of Control shall have occurred, or such repurchase may not occur and such notice may be rescinded in the event that the Change of Control shall not have occurred by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(8) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

(b) On the Change of Control Payment Date (subject to the satisfaction of any condition specified pursuant to Section 4.16(d) hereof), the Issuers will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer or the Alternate Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(c) The Paying Agent will promptly deliver to each Holder who properly tendered the Notes the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that any such new Notes will be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Issuers will notify the Trustee in writing of the results of the Change of Control Offer or the Alternate Offer on or as soon as practicable after the Change of Control Payment Date.

(d) Notwithstanding anything to the contrary in this Section 4.16, a Change of Control Offer or an Alternate Offer may be made in advance of a Change of Control or Alternate Offer, conditioned upon such Change of Control, if a definitive agreement is in place for such Change of Control at the time such Change of Control Offer or Alternate Offer is made, and such Change of Control Offer or Alternate Offer is otherwise made in compliance with the provisions of this Section 4.16.

(e) Notwithstanding anything to the contrary in this Section 4.16, the Issuers will not be required to make a Change of Control Offer or an Alternate Offer upon a Change of Control if (1) a third party makes a Change of Control Offer or an Alternate Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.16 and Section 3.09 hereof and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer or Alternate Offer or (2) notice of redemption for all outstanding Notes has been given pursuant to Section 3.03 hereof, unless and until there is a default in payment of the applicable redemption price.

(f) The Issuers are obligated to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.09 or 4.16 hereof, the Issuers are obligated to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.16 by virtue of such compliance.

(g) The Issuers’ obligation to make a Change of Control Offer may be waived or modified or terminated at any time (including after a Change of Control) with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes).

Section 4.17 Additional Guarantors.

If, after the Issue Date, (1) any Subsidiary of Parent (including any newly formed, newly acquired or newly re-designated Restricted Subsidiary, but excluding any Excluded Subsidiary) that is not then a Guarantor guarantees or incurs (i) any indebtedness under the Credit Agreement or (ii) any other capital markets Indebtedness with an aggregate principal amount in excess of $100.0 million (clauses (i) and (ii), collectively, the “Specified Indebtedness”), or (2) the Issuers otherwise elect to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuers shall cause such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture to this Indenture, substantially in the form of Exhibit F hereto, pursuant to which such Restricted Subsidiary shall become a Guarantor under this Indenture providing for a Note Guarantee by such Restricted Subsidiary on the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors; provided that, in the case of clause (1), such supplemental indenture shall be executed and delivered to the Trustee within 90 days of the date that such Specified Indebtedness has been guaranteed or incurred by such Restricted Subsidiary.

Section 4.18 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of Parent or any Parent Entity may designate any Restricted Subsidiary (including the designation of any new Subsidiary, but other than an Issuer) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent and its Restricted Subsidiaries in the Restricted Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of the term “Permitted Investments,” as determined by Parent. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b) The Board of Directors of Parent or any Parent Entity may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period and (2) no Event of Default would be in existence following such designation.

(c) Any designation of a Subsidiary of Parent as an Unrestricted Subsidiary will be evidenced to the Trustee by delivering to the Trustee a certified copy of a resolution of the Board of Directors of Parent or a Parent Entity giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions.

Section 4.19 [Reserved].

Section 4.20 [Reserved].

Section 4.21 [Reserved].

Section 4.22 [Reserved].

Section 4.23 Changes in Covenants when the Notes are Rated Investment Grade.

If on any date following the Issue Date, (1) the Notes are assigned an Investment Grade Rating from two of the three Rating Agencies (including in connection with a Change of Control) and (2) no Default or Event of Default shall have occurred and be continuing (clauses (1) and (2), collectively, a “Covenant Suspension Event”), then, subject to the provisions of the following paragraph, (i) the Note Guarantees will be automatically and unconditionally released and (ii) Parent and its Restricted Subsidiaries will not be subject to Sections 3.10, 4.07, 4.08, 4.09, 4.10, 4.12, 4.13(a) (upon the making of the election described under Section 4.13(c)), 4.16, 4.17 and clause (4) of 5.01(a) of this Indenture (the “Suspended Covenants”).

If Parent and its Restricted Subsidiaries are not subject to the Suspended Covenants as a result of the foregoing, and on any subsequent date the Notes are no longer rated by two of the three Rating Agencies or are no longer assigned Investment Grade Ratings by two of the three Rating Agencies, then the Suspended Covenants will be reinstated (the “Reinstatement Date”) and Parent and its Restricted Subsidiaries will be subject to the Suspended Covenants on and after such date unless and until the Notes subsequently are assigned an Investment Grade Rating from two of the three Rating Agencies and no Default or Event of Default shall have occurred and be continuing. The period of time between the Covenant Suspension Event and the Reinstatement Date is referred to as the “Suspension Period.” No Subsidiary may be designated as an Unrestricted Subsidiary during the Suspension Period unless such designation would have complied with Section 4.07 hereof as if such covenant were in effect during such Suspension Period. Notwithstanding that the Suspended Covenants may be reinstated on or after the Reinstatement Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist or have occurred under the Notes, the Note Guarantees or this Indenture with respect to the Suspended Covenants, and none of Parent or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation entered into or arising during any Suspension Period, in each case, as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time, as a result of any action taken or event that occurred during the Suspension Period), and (2) on or following a Reinstatement Date, Parent and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

After any such reinstatement, (1) calculations under Section 4.07 hereof shall be made as if Section 4.07 hereof had been in effect prior to, but not during, the Suspension Period (including with respect to a Limited Condition Transaction entered into during the Suspension Period), (2) any Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.09(b)(2), (3) any Affiliate Transaction entered into pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (9) of Section 4.12(b) hereof, (4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of Section 4.08(a) hereof that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (1) of Section 4.08(b) hereof, (5) no Subsidiary of Parent shall be required to comply with Section 4.17 on or after the Reinstatement Date with respect to any guarantee entered into by such Subsidiary during the Suspension Period, (6) all Liens created, incurred or assumed during the Suspension Period (or deemed created, incurred or assumed in connection with a Limited Condition Transaction entered into during the Suspension Period) in compliance with this Indenture will be deemed to have been outstanding on the Issue Date, so that they are classified as permitted under clause (7) of the definition of “Permitted Liens” and (7) all Investments made during the Suspension Period (or deemed made in connection with a Limited Condition Transaction entered into during the Suspension Period) will be classified to have been made under clause (4) of the definition of “Permitted Investments.” In addition, any Change of Control during such Suspension Period shall not require a Change of Control Offer during or after the Suspension Period, and any Person who acquires ownership during such period that would otherwise constitute a Change of Control shall be deemed a Permitted Holder.

For purposes of Sections 3.10 and 4.10 hereof, on the Reinstatement Date, the unutilized Excess Proceeds amount will be reset to zero.

During the Suspension Period, any reference in the definition of “Unrestricted Subsidiary” or “Permitted Liens” to Section 4.09 hereof or any provisions thereof shall be interpreted as though such covenant remained in effect during the Suspension Period.

The Issuers will provide the Trustee with written notice of the commencement of any Suspension Period or Reinstatement Date. The Trustee shall have no obligation to monitor the ratings of the Notes, independently determine or verify if such events have occurred or notify Holders of any Suspension Period or Reinstatement Date.

Section 4.24 Measuring Compliance.

(a) Notwithstanding anything to the contrary herein, the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Net Leverage Ratio, and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this section.

(b) Notwithstanding anything in this Indenture to the contrary, (i) Parent, any of its Restricted Subsidiaries, any Parent Entity, any successor entity of any of the foregoing, or a third party (the “Testing Party”) may rely on more than one basket or exception hereunder (including both ratio-based and non-ratio based baskets and exceptions, and including partial reliance on different baskets that, collectively, permit the entire proposed transaction) at the time of any proposed transaction, and the Testing Party may, in its sole discretion, at any later time divide, classify, or reclassify such transaction (or any portion thereof) in any manner that complies with the available baskets and exceptions hereunder at such later time (provided that, with respect to reclassification of Indebtedness and Liens, any such reclassification shall be subject to the parameters of the covenants described under Section 4.09 and 4.13, as applicable, (ii) unless the Testing Party elects otherwise, if Parent or its Restricted Subsidiaries in connection with any transaction or series of such related transaction (A) incurs Indebtedness, creates Liens, makes Asset Sales, makes Investments, designates any Subsidiary as restricted or unrestricted, repays any Indebtedness, makes any Restricted Payment, or takes any other action under or as permitted by a ratio-based basket, and (B) incurs Indebtedness, creates Liens, makes Asset Sales, makes Investments, designates any Subsidiary as restricted or unrestricted, makes any Restricted Payment, repays any Indebtedness, or takes any other action under or as permitted under a non-ratio-based basket, then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio-based basket made in connection with such transaction or series of related transactions, (iii) if Parent or its Restricted Subsidiaries enters into any revolving, delayed draw, or other committed debt facility, the Testing Party may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Indenture on the date commitments with respect thereto are first received, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in which case, such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with such applicable ratio-based basket hereunder, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility); provided that, in each case, any future calculation of such ratio-based basket shall only include the amount borrowed and outstanding as of the date of determination, and (iv) if Parent or any Restricted Subsidiary incurs Indebtedness under a ratio-based basket, such ratio-based basket (together with any other ratio-based basket utilized in connection therewith, including in respect of other Indebtedness, Liens, Asset Sales, Investments, or Restricted Payments) will be calculated excluding the cash proceeds of such Indebtedness for netting purposes; provided that the actual application of such proceeds may reduce Indebtedness for purposes of determining compliance with any such applicable ratio. For example, if Parent incurs Indebtedness under clause (1)(b) of the definition of “Permitted Debt” (the “Fixed Incremental Amount”) on the same date that it incurs Indebtedness under the

Maximum Incremental Leverage Amount, then the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, and any other applicable ratio will be calculated with respect to such incurrence under the Maximum Incremental Leverage Amount without regard to any incurrence of Indebtedness under the Fixed Incremental Amount or any other non-ratio-based basket. Unless the Testing Party elects otherwise, such Indebtedness shall be deemed incurred first under the Maximum Incremental Leverage Amount to the extent permitted (and calculated prior to giving effect to any substantially simultaneous incurrence of any Indebtedness based on a basket or exception that is not based on a financial ratio, including under the Fixed Incremental Amount or otherwise under clause (1) of the definition of “Permitted Debt”, with any balance incurred under any other clause of the definition of “Permitted Debt,” including the Fixed Incremental Amount, or as Indebtedness permitted pursuant to the Fixed Charge Coverage Ratio Test or the Consolidated Net Leverage Ratio Test. For purposes of determining compliance with Section 4.09, in the event that any Indebtedness (or any portion thereof) meets the criteria of Maximum Incremental Leverage Amount or Fixed Incremental Amount, the Testing Party may, in its sole discretion, at the time of incurrence, divide, classify, or reclassify, or at any later time divide, classify, or reclassify, such Indebtedness (or any portion thereof) in any manner that complies with Section 4.09 on the date of classification or reclassification, as applicable, except that indebtedness under the Credit Agreement outstanding on the Issue Date may not be reclassified. Parent hereby elects that, on the Issue Date, the entire committed amount of the revolving portion of the Credit Agreement shall be deemed to have been incurred under clause (1)(a) of the definition of “Permitted Debt” and not under any ratio-based basket.

(c) Notwithstanding anything in this Indenture to the contrary, when (i) calculating any applicable basket, ratio, or financial metric in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Asset Sale, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as restricted or unrestricted, the repayment of Indebtedness, or for any other purpose, (ii) determining whether any Default or Event of Default has occurred, is continuing, or would result from any action, or (iii) determining compliance with any other condition precedent to any action or transaction, in each case of clauses (i) through (iii) in connection with a Limited Condition Transaction or a Specified Transaction, the date of determination of such basket, ratio or financial metric, whether any Default or Event of Default has occurred, is continuing, or would result therefrom, or the satisfaction of any other condition precedent shall, at the option of the Testing Party (the Testing Party’s election to exercise such option in connection with any Limited Condition Transaction or Specified Transaction, a “Transaction Election”), be deemed to be the date of declaration of such Restricted Payment or the date that the definitive agreement for such Restricted Payment, Investment, acquisition, Asset Sale, or incurrence or repayment, repurchase, or refinancing of Indebtedness, is entered into, the date a public announcement of an intention to make an offer in respect of the target of such acquisition or Investment, or the date of such notice, which may be conditional, of such incurrence or repayment, repurchase, or refinancing of Indebtedness is given to the holders of such Indebtedness(any such date, the “Transaction Test Date”). If on a pro forma basis after giving effect to such Limited Condition Transaction or Specified Transaction and the

other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such baskets, ratios, financial metrics, absence of defaults, satisfaction of conditions precedent, and other provisions are calculated as if such Limited Condition Transaction or Specified Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the Transaction Test Date for which internal financial statements are available, the Testing Party could have taken such action on the relevant Transaction Test Date in compliance with the applicable baskets, ratios, financial metrics, or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such baskets, ratios, financial metrics, absence of defaults, satisfaction of conditions precedent, or other provisions are exceeded or breached as a result of fluctuations in such baskets, ratio, and financial metrics (including due to fluctuations in Consolidated Net Income or Consolidated EBITDA of the Testing Party or any target company), a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Transaction or Specified Transaction, such baskets, ratios, financial metrics, absence of defaults, satisfaction of conditions precedent, and other provisions will not be deemed to have been exceeded, breached, or otherwise failed as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Transaction or Specified Transaction and any related transactions is permitted hereunder and (ii) such baskets, ratios, financial metrics, and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable Transaction Test Date for purposes of such baskets, ratios, and financial metrics and (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics, or baskets may be utilized. If the Testing Party has made a Transaction Election for any Limited Condition Transaction or Specified Transaction, then in connection with any subsequent calculation of any ratio, financial metric, or basket availability with respect to any other Limited Condition Transaction or Specified Transaction or otherwise on or following the relevant Transaction Test Date and prior to the earlier of the date on which such Limited Condition Transaction or Specified Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction or Specified Transaction is terminated or expires without consummation of such Limited Condition Transaction or Specified Transaction, any such ratio, financial metric, or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction or Specified Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. For purposes of any calculation pursuant to this paragraph of the Fixed Charge Coverage Ratio, Fixed Charges may be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Transaction or Specified Transaction based on the indicative interest margin (giving effect to any step-ups or margin caps, but without giving effect to any increases as a result of market “flex”) contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Testing Party in good faith. For the avoidance of doubt, if the Testing Party has exercised its option pursuant to the foregoing and any Default or Event of Default occurs following the Transaction Test Date (including any new Transaction Test Date) for the applicable Limited Condition Transaction or Specified Transaction and prior to or on the date of the consummation of such Limited Condition Transaction or Specified Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction or Specified Transaction is permitted under this Indenture.

(d) Notwithstanding anything to the contrary, in connection with a Testing Party’s election to use a Transaction Test Date in connection with a Limited Condition Transaction or Specified Transaction, any reference to “date of incurrence” or “time of incurrence” or other similar phrases with respect to the date or time an action is taken herein will mean the Transaction Test Date.

(e) For purposes of determining the maturity date of any Indebtedness, customary bridge loans that are subject to customary conditions (as determined by Parent in good faith, including conditions requiring no payment or bankruptcy event of default) that would either automatically be extended as, converted into, or required to be exchanged for, permanent refinancing shall be deemed to have the maturity date as so extended, converted, or exchanged.

(f) For purposes of this Indenture, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in U.S. dollars, any requisite currency translation shall be based on the relevant currency exchange (as quoted by a known dealer in such currency) in effect on the Business Day immediately preceding the date of such transaction or determination and shall not be affected by subsequent fluctuations in exchange rates and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Currency Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar amount of such Indebtedness.

(g) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

ARTICLE V

SUCCESSORS

Section 5.01 Merger, Consolidation, Amalgamation or Sale of Assets.

(a) Parent will not, directly or indirectly: (i) consolidate, amalgamate, or merge with or into or wind up or convert into, consummate a Division as the Dividing Person, to another Person; or (ii) sell, assign, transfer, convey, or otherwise dispose of all or substantially all of the properties or assets of it and its Restricted Subsidiaries, taken as a whole in one or more related transactions, to another Person, unless:

(1) either:

(A) Parent is the surviving entity; or

(B) the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion, the Division Successor surviving any Division (in each case, if other than Parent), or to which such sale, assignment, transfer, conveyance, or other disposition has been made (Parent or such other Person, as the case may be, the “Successor Parent”) is a corporation, partnership, limited liability company, organized and existing under the laws of the United States, any state of the United States, or the District of Columbia;

(2) (x) the Successor Parent, if other than Parent, in the case of a consolidation, amalgamation, or merger (if other than Parent) or the Person to which such sale, assignment, transfer, conveyance, or other disposition has been made assumes all the obligations of Parent under the Notes, the Note Guarantees and this Indenture pursuant to a supplemental indenture or (y) in the case of a Division where Parent is the Dividing Person, the Division Successor shall remain or become a Guarantor of the Notes;

(3) immediately after such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) the Successor Parent would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, or at the beginning of the period, as applicable, either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to either the Fixed Charge Coverage Ratio Test or the Consolidated Net Leverage Ratio Test, (B) have a Fixed Charge Coverage Ratio that is no less than the Fixed Charge Coverage Ratio of Parent immediately prior to giving effect to such transaction or (C) have a Consolidated Net Leverage Ratio that is no greater than the Consolidated Net Leverage Ratio immediately prior to giving effect to such transaction.

(b) In addition, Parent will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

(c) Clauses (3) and (4) of Section 5.01(a) will not apply to:

(1) any consolidation, amalgamation or merger of Parent with an Affiliate solely for the purpose of reincorporating Parent in another jurisdiction that is a state of the United States or the District of Columbia;

(2) any consolidation, amalgamation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Parent and its Restricted Subsidiaries;

(3) the conversion of Parent into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the United States, any state thereof, or the District of Columbia; or

(4) Parent or any Restricted Subsidiary changing its name.

(d) Neither Issuer may (i) consolidate with or merge with or into any Person or permit any Person to merge with or into such Issuer or (ii) sell, convey, transfer, or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, unless:

(1) either:

(A) such Issuer is the surviving entity; or

(B) the resulting, surviving, or transferee Person (a “Successor Issuer”) (x) will be a Person organized and existing under the laws of the United States, any state of the United States, or the District of Columbia, and (y) will expressly assume all obligations of such Issuer under the Notes and this Indenture pursuant to a supplemental indenture; and

(2) immediately after such transaction, no Default or Event of Default shall have occurred and be continuing.

(e) Clause (2) of Section 5.01(d) will not apply to:

(1) any consolidation, amalgamation, or merger of an Issuer with an Affiliate solely for the purpose of reincorporating such Issuer in the United States, any state of the United States, or the District of Columbia;

(2) any consolidation, amalgamation, or merger, or any sale, assignment, transfer, conveyance, lease, or other disposition of assets between or among an Issuer and Parent or its other Restricted Subsidiaries;

(3) the conversion of an Issuer into a corporation, partnership, limited partnership, limited liability company, or trust, or non-U.S. analog thereof, organized or existing under the laws of the United States, any state of the United States, or the District of Columbia; or

(4) an Issuer changing its name.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of Parent or an Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or amalgamation or into or with which Parent or an Issuer is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, merger, sale, assignment, transfer, conveyance or other disposition, the provisions of this Indenture referring to Parent or such Issuer shall refer instead to the successor Person and not to the predecessor), and may exercise every right and power of the Issuers under this Indenture with the same effect as if such successor Person had been named as an Issuer herein; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal, premium, if any, or interest on the Notes except in the case of a sale of all of such Issuers’ assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(a) default for 30 days in the payment when due of interest on the Notes;

(b) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(c) failure by Parent or any of its Restricted Subsidiaries for 60 days after notice to the Issuers by the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture Documents; provided that, in the case of a failure to comply with Section 4.03, such period of continuance of such default or breach shall be 120 days after written notice described in this clause (c) has been given;

(d) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) (or the payment of which is guaranteed by Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary)), other than with respect to any intercompany Indebtedness or Guarantee, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(1) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness when due after giving effect to any grace period provided in such Indebtedness (a “Payment Default”); or

(2) results in the acceleration of such Indebtedness prior to its Stated Maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to at least the greater of (x) $141.0 million and (y) 25.25% of Consolidated EBITDA;

(e) failure by Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) to pay final, non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of the greater of (x) $141.0 million and (y) 25.25% of Consolidated EBITDA (other than any judgments covered by indemnities or insurance policies), which judgments are not paid, discharged or stayed for a period of 60 days after the applicable judgment becomes final and non-appealable;

(f) any Note Guarantee of a Significant Subsidiary or group of Guarantors that, taken together (as of the date of the most recent audited consolidated financial statements of Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except (A) as otherwise permitted by, or as a result of a transaction not prohibited by, the Indenture Documents, (B) upon the payment in full of the principal of, together with accrued and unpaid interest and premium, if any, on, the Notes and all other Obligations under this Indenture and the Note Guarantees that are due and payable at or prior to the time such principal, together with accrued and unpaid interest and premium, if any, are paid, (C) upon the release of such Guarantor as provided for under the Indenture Documents or in accordance with its terms or (D) resulting from acts or omissions of the Trustee or the application of applicable law) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or group of Guarantors that, taken together (as of the date of the most recent audited consolidated financial statements of Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under its Note Guarantee and such event continues uncured for 10 days;

(g) Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1) commences a voluntary case,

(2) consents to the entry of an order for relief against it in an involuntary case,

(3) consents to the appointment of a trustee, receiver, custodian or similar official of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors; and

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(2) appoints a trustee, receiver, custodian or similar official of Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary; or

(3) orders the liquidation of Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02 Acceleration.

In the case of an Event of Default specified in clauses (g) or (h) of Section 6.01 hereof, with respect to Parent, an Issuer, any Restricted Subsidiary of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Issuers specifying the Event of Default (with a copy to the Trustee, if given by the Holders). Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration, or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each, a “Directing Holder”) must be accompanied by a signed Position Representation and Verification Form in the form attached hereto as Exhibit G delivered to the Issuers and the Trustee (a “Position Representation and Verification Form”). The Position Representation and Verification Form will contain a representation that the applicable Directing Holder is not (or, in the case such Holder is DTC, Euroclear, or Clearstream, as applicable, or any of their respective nominees, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default, shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. The Position Representation and Verification Form will also contain a covenant by the applicable Directing Holder to provide the Issuers with such other information as the Issuers may reasonably request from time to time in order to verify the accuracy of such holder’s Position Representation within five Business Days of a request therefor (a “Verification Covenant”). The Trustee shall have no duty whatsoever to obtain for, or provide such other information to, the Issuers. In any case in which the Holder is DTC or its nominee, any Position Representation and Verification Form required under this Indenture shall be provided by the beneficial owners of the Notes in lieu of DTC, Euroclear, or Clearstream, as applicable, or any of their respective nominees, and DTC, Euroclear, or Clearstream, as applicable, shall be entitled to conclusively rely on such Position Representation and Verification Form in delivering its notice or instruction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuers determine in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and the Issuers provide to the Trustee an Officer’s Certificate stating that they have initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and is seeking to invalidate any Default, Event of Default, or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuers provide to the Trustee an Officer’s Certificate stating that court determination has been made that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any such Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation (as confirmed by a court determination) shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided, and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default; provided, however, such voiding of such Noteholder Direction shall not void or invalidate any indemnity or security provided by the Directing Holders or any other Holder to the Trustee, which such indemnification or security obligations shall continue to survive.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding in respect of the Issuers shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction, Position Representation, Verification Covenant, Officer’s Certificate, or another document delivered to it in accordance with this Indenture, and shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations, or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Issuers, any Holder, or any other Person in acting in good faith on a Noteholder Direction or on any Officer’s Certificate with respect to a Noteholder Direction or Verification Covenant, and the Issuers, any Holder, or any such other Person waives any and all claims, in law and/or in equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes with respect to, a Noteholder Direction Covenant or any Officer’s Certificate with respect to a Noteholder Direction or Verification Covenant or in accordance with the foregoing paragraphs.

With their acquisition of the Notes, each Holder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee to the Issuers in accordance with the terms described above. Each Holder and subsequent purchaser of the Notes waives any and all claims, in law and/or in equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with the preceding paragraphs.

For the avoidance of doubt, in connection with determining the requisite percentages required in relation to an Event of Default, the Trustee shall treat all outstanding Notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes; provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default specified in Section 6.01(d) above, such Event of Default and all consequences thereof (excluding, however, any resulting Payment Default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if, within 60 days after such Event of Default arose the Issuers deliver an Officer’s Certificate to the Trustee stating that: (a) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged, (b) the requisite amount of Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (c) the default that is the basis for such Event of Default has been cured.

Any Default or Event of Default resulting from the failure to deliver a notice, report or certificate under this Indenture shall cease to exist and be cured in all respects if the underlying Default or Event of Default giving rise to such notice, report or certificate requirement shall have ceased to exist and/or been cured.

If a Default is deemed to occur solely as a consequence of the existence of another Default (the “Initial Default”), then, at the time such Initial Default is cured, the Default that resulted solely because of that Initial Default will also be cured without any further action.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines in good faith may be unduly prejudicial to the rights of other Holders not joining in the giving of such direction or that may involve the Trustee in personal liability (it being understood that the Trustee has no duty to determine whether any action is prejudicial to any Holder).

Section 6.06 Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30% in aggregate principal amount of the then outstanding Notes make a request in writing to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense (including reasonable attorneys’ fees and costs);

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a written direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the contractual right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due to the Trustee under Section 7.06.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee or its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any trustee, receiver, custodian or similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article VI, it shall pay out the money in the following order:

First: to the Trustee (acting in any capacity hereunder or in connection herewith) and its agents and counsel for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third: to the Issuers (or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor) or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant). This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions (including Officer’s Certificates and Opinions of Counsel) furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the Officer’s Certificates and Opinions of Counsel to determine whether or not they conform to the requirements of this Indenture, but need not confirm or investigate the accuracy of mathematic calculations or other facts, statements, opinions, or conclusions stated therein and shall have no responsibility to perform any calculations hereunder, nor shall it have any liability or responsibility for any such calculations or for any information used in connection with such calculations.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of clause (b) or (e) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered and, if requested, provided to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense (including the fees and expenses of its agents and counsel).

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon, and shall be fully protected in acting or refraining from acting in reliance on, any document, certificate, resolution, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers will be sufficient if signed by an Officer of each Issuer.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to it against the losses, liabilities and expenses (including the fees and expenses of its agents and counsel) that might be incurred by it in compliance with such request or direction satisfactory to it.

(g) In no event shall the Trustee be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each of the Agents, any other agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture (i.e. an incumbency certificate).

(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(m) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

Section 7.03 Individual Rights of Trustee.

The Trustee and the Paying Agent, each in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in Section 310(b) of the Trust Indenture Act of 1939) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the Trust Indenture Act of 1939), or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee will mail to Holders a notice of the Default or Event of Default within 90 days after obtaining such knowledge. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06 Compensation and Indemnity.

(a) The Issuers will pay to the Trustee (acting in any capacity hereunder or in connection herewith) from time to time compensation for its acceptance of this Indenture and services hereunder as agreed to in writing with the Issuer. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuers will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Issuers and the Guarantors will indemnify, jointly and severally, the Trustee (acting in any capacity hereunder or in connection herewith) and its agents, employees, officers and directors for and against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of their duties under this Indenture and the other Indenture Documents, including the costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense results from its gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction. The Trustee will notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers will not relieve any of the Issuers or any of the Guarantors of their obligations hereunder. The Issuers or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee or its agents, employees, officers or directors may have separate counsel and the Issuers will pay the reasonable fees and expenses of such counsel. Neither the Issuers nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Issuers and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture, as well as the removal or resignation of the Trustee.

(d) To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee shall have no liability or responsibility for any action or inaction of any successor Trustee.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee, not less than 30 days prior to the effective date of any such removal, by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the expense of the Issuers), the Issuers, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuers’ obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.

Section 7.08 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.09 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to the outstanding Notes, the Note Guarantee relating to such Notes released, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(b) the Issuers’ obligations with respect to such Notes under Article II and Section 4.02 hereof;

(c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(d) this Article VIII.

Subject to compliance with this Article VIII, the Issuers may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 3.10, 4.03, 4.07, 4.08, 4.09, 4.10, 4.12, 4.13, 4.16, 4.17, 4.18, 4.23 and 4.24 hereof and clause (4) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c) through 6.01(f) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(a) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(b) in the case of an election under Section 8.02 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel in the United States confirming that:

(1) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(2) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.03 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel in the United States confirming that the beneficial owners of the outstanding Notes will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar concurrent deposit relating to other Indebtedness, and, in each case, the granting of Liens securing such borrowing);

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture Documents) to which the Issuers or any of the Guarantors is a party or by which the Issuers or any of the Guarantors is bound;

(f) the Issuers must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

(g) the Issuers must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuer.

Subject to applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuers on its request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

Notwithstanding Section 9.02 of this Indenture, the Issuers and the Trustee (and, if applicable, any Agent) may amend or supplement the Indenture Documents (or, if applicable, enter into any new Indenture Documents or intercreditor agreement) without the consent of any Holder:

(a) to cure any error, ambiguity, defect, or inconsistency;

(b) to provide for certificated Notes in addition to or in place of uncertificated Notes;

(c) to provide for the assumption of an Issuer’s or a Guarantor’s obligations to Holders and Note Guarantees by a successor to the Issuers or such Guarantor pursuant to Article V or Article X hereof;

(d) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any such Holder in any material respect;

(e) to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable;

(f) to comply with the rules of any applicable securities depositary;

(g) to conform the text of any Indenture Document to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of Notes” section was intended to be a verbatim or substantially verbatim recitation of a provision thereof as provided to the Trustee in an Officer’s Certificate;

(h) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(i) to provide security for the Notes;

(j) to allow any Guarantor to execute a supplemental indenture or a Note Guarantee with respect to the Notes or to release a Guarantor from its Note Guarantee in accordance with the terms of this Indenture;

(k) to add additional Guarantees with respect to the Notes;

(l) to make any amendment to the provisions of this Indenture relating to the transfer and legending of the Notes; provided, however, that (x) compliance with this Indenture as so amended would not result in any Notes being transferred in violation of the Securities Act or any other applicable securities laws and (y) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

(m) to evidence and provide for the acceptance and appointment under this Indenture of a successor trustee hereunder pursuant to the requirements hereof.

Upon the request of the Issuers accompanied by resolutions of the Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Sections 7.02 and 9.05 hereof, the Trustee (and any Agent, if applicable) will join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but none of the Trustee or any Agent will be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no amendment or supplement to the provisions of any Indenture Document that imposes any obligation upon, or adversely affects the rights of, the Trustee or any Agent will become effective without the consent of the Trustee or such Agent, as applicable.

Section 9.02 With Consent of Holders.

Except as provided below in this Section 9.02, the Issuers and the Trustee (and if applicable, any Agent) may amend or supplement the Indenture Documents (including, without limitation, Sections 3.10, 4.10 and 4.16 hereof) with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of the Indenture

Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes); provided that (i) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under this Indenture, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required and (ii) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required.

However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter the provisions relating to the dates on which the Notes may be redeemed or the redemption price thereof with respect to the redemption of the Notes;

(c) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(d) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in currency other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the Notes (which, for the avoidance of doubt, shall not prohibit amendments to or waivers from Section 3.10, 4.10 or 4.16 hereof at any time prior to the occurrence of the relevant Change of Control or Asset Sale);

(g) waive a redemption payment with respect to any Note (which, for the avoidance of doubt, shall not prohibit amendments to or waivers from Section 3.10, 4.10 or 4.16 hereof at any time prior to the occurrence of the relevant Change of Control or Asset Sale);

(h) release any Guarantor from any of its Notes Obligations, except in accordance with the terms of this Indenture;

(i) modify the ranking of the Notes in a manner that would adversely affect the Holders of the Notes; or

(j) make any change in the preceding amendment and waiver provisions.

Upon the request of the Issuers accompanied by resolutions of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the delivery to the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Sections 7.02 and 9.05 hereof, the Trustee and the Agents, as applicable, will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s or such Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and such Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

No Opinion of Counsel will be required for the Trustee to execute any amendment or supplement entered into in connection with adding or releasing a Guarantor; provided, that the Trustee shall be entitled to conclusively rely on an Officer’s Certificate in executing such amendment or supplement or delivering such release.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 9.03 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order and any other items required hereunder, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.

The Trustee will sign any amendment or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers may not sign an amendment or supplemental indenture until the Board of Directors of the Issuers approve it. In executing any amendment or supplemental indenture, the Trustee shall receive and (subject to Section 7.01 hereof) will be fully protected in conclusively relying upon, in addition to the documents required by Section 13.03 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, and that such amendment or supplemental indenture constitutes a valid and binding obligation of the Issuers and the Guarantors, as applicable. Notwithstanding the foregoing or anything in this Indenture to the contrary, no Opinion of Counsel or resolutions of the Board of Directors authorizing the execution of any supplemental indenture will be required for the Trustee to execute any supplemental indenture in the form of Exhibit F adding a Guarantor under this Indenture.

ARTICLE X

NOTE GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article X, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:

(1) the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver, consent or amendment by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(e) Each Guarantor hereby agrees that its execution and delivery of this Indenture or any supplemental indenture substantially in the form attached as Exhibit F hereto executed on behalf of such Guarantor by an Officer thereof in accordance with Section 4.17 hereof shall evidence its Note Guarantee set forth in this Article X without the need for any further notation on the Notes. Each of the Guarantors, jointly and severally, hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee. If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates any Notes, the Note Guarantee of such Guarantor shall be valid nevertheless. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantees set forth in this Indenture on behalf of the Guarantors.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state, or foreign law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03 Guarantors May Consolidate, etc., on Certain Terms.

(a) No Subsidiary Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with, amalgamate with, divide into or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than Parent, an Issuer, or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation, amalgamation or merger assumes all the obligations of that Subsidiary Guarantor under this Indenture and its Note Guarantee pursuant to a supplemental indenture substantially in the form attached as Exhibit F hereto; or

(B) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture.

(b) In case of any such consolidation, merger, amalgamation, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(c) Except as set forth in Articles IV and V hereof, this Section 10.03 will not apply to (i) any consolidation, amalgamation or merger of a Guarantor with or into the Issuers or another Guarantor or (ii) any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuers or another Guarantor.

Section 10.04 Guarantor Releases.

(a) The Note Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released and discharged upon any of the following:

(1) in connection with any sale or other disposition of all or substantially all of the assets of such Guarantor (including by way of merger, consolidation or amalgamation) to a Person that is not (either before or after giving effect to such transaction) Parent or a Restricted Subsidiary, if the sale or other disposition does not violate Sections 3.10 or 4.10 hereof;

(2) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) Parent or a Restricted Subsidiary, if the sale or other disposition does not violate Sections 3.10 or 4.10 hereof and results in such Guarantor ceasing to be a Subsidiary;

(3) if Parent designates that Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(4) upon the liquidation or dissolution of that Guarantor;

(5) upon Legal Defeasance or discharge of this Indenture (including through a redemption of all of the Notes or satisfaction and discharge of this Indenture) as provided in Section 8.02 and Article XII hereof;

(6) upon the release or discharge of the guarantee by, or direct obligation of, such Subsidiary Guarantor of the Obligations under the Credit Agreement (except the discharge or release by or as a result of payment in connection with the enforcement of remedies under such guarantee or direct obligation), unless at the time of such release or discharge, such Subsidiary Guarantor is then a guarantor or an obligor in respect of any other Indebtedness that would require it to provide a Note Guarantee as set forth under Section 4.17 hereof;

(7) in the case of any Restricted Subsidiary that, after the Issue Date, is required to guarantee the Notes pursuant to Section 4.17 hereof, (x) the release or discharge of the guarantee by such Restricted Subsidiary (or the co-issuer or co-borrower obligation of such Restricted Subsidiary) of Indebtedness of Parent or any Restricted Subsidiary of Parent or (y) the repayment of the Indebtedness or Disqualified Stock, in each case, that resulted in the obligation to guarantee the Notes (except if a release, discharge or repayment is by or as a result of payment in connection with the enforcement of remedies under such other guarantee of Indebtedness) unless, in each case of clauses (x) and (y), at the time of such release, discharge or repayment, such Subsidiary Guarantor is then a guarantor or an obligor in respect of any other Indebtedness that would require it to provide a Note Guarantee pursuant to Section 4.17 hereof;

(8) upon such Subsidiary Guarantor becoming an Excluded Subsidiary or ceasing to be a Subsidiary;

(9) the merger, amalgamation, or consolidation of such Subsidiary Guarantor with and into Parent, an Issuer, or another Subsidiary Guarantor or upon the liquidation or dissolution of such Subsidiary Guarantor, in each case, in a manner not in violation of this Indenture; and

(10) the occurrence of a Covenant Suspension Event for so long as a Covenant Suspension Event is in effect.

(b) At the written request and expense of the Issuers, and upon receipt of the documents required by Section 13.03, the Trustee shall execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its Note Guarantee.

(c) Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.04 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article X.

ARTICLE XI

[RESERVED]

ARTICLE XII

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

(a) This Indenture will be discharged and will cease to be of further effect as to all outstanding Notes (except for certain surviving rights of the Trustee and the Issuers’ obligations with respect thereto), when:

(1) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation (i) have become due and payable, whether at Stated Maturity or otherwise, (ii) will become due and payable at their Stated Maturity within one year or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Issuers or by the Trustee in the name, and at the expense, of the Issuers, and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) the Issuers or any Guarantor has paid or caused to be paid all sums payable by them under this Indenture or any other Indenture Documents; and

(3) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

(b) In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee each stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c) Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 12.01(a)(1)(B) hereof, the provisions of Sections 7.06, 8.06 and 12.02 hereof will survive. Thereafter, the Issuers’ obligations in Section 7.06 hereof shall survive such satisfaction and discharge.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuers have made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 [Reserved].

Section 13.02 Notices.

Any notice or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers or any Guarantor:

c/o Primo Water Holdings Inc.

Triton Water Holdings, Inc.,

1150 Assembly Drive, Suite 800

Tampa, Florida 33607

Attention: General Counsel

With a copy to:

Latham & Watkins LLP

555 Eleventh Street, NW

Suite 1000

Washington, DC 20004

Attention:  Jason Licht

R. Charles Cassidy III

If to the Trustee:

Wilmington Trust, National Association

1310 Silas Deane Highway

Wethersfield, Connecticut 06109

Attention: Primo Water Holdings / Triton Water Holdings Notes Administrator

The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. When the Notes are in global form, all notices to Holders will be sent pursuant to Applicable Procedures, and when done so, such notices will be deemed to have been delivered for purposes of this Indenture.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers mail or deliver a notice or communication to Holders, it will mail or deliver a copy to the Trustee and each Agent at the same time.

Section 13.03 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee upon request:

(i) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(ii) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied;

provided, however, that no such Opinion of Counsel shall be required to be furnished in connection with the authentication of Notes issued on the Issue Date.

Section 13.04 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i) a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied, provided, that an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials with respect to matters of fact.

Section 13.05 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of Parent, its Subsidiaries or any Parent Entity, as such, will have any liability for any obligations of Parent or its Restricted Subsidiaries under the Indenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.07 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

Section 13.08 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or their Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.09 Successors.

All agreements of the Issuers in the Indenture Documents will bind its successors. All agreements of the Trustee in the Indenture Documents will bind its successors. All agreements of each Guarantor in the Indenture Documents will bind its successors, except as otherwise provided in Section 10.04 hereof.

Section 13.10 Severability.

In case any provision in the Indenture Documents is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.11 Counterpart Originals.

The parties may execute and deliver in counterparts any number of copies of this Indenture, including by facsimile transmission, PDF or other electronic means. Each signed copy will be an original, but all of them together represent the same agreement. Delivery of an executed counterpart signature page of this Indenture by e-mail (PDF) or telecopy shall be effective as delivery of a manually executed counterpart of this Indenture.

Section 13.12 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.13 Consent to Jurisdiction; Waiver of Jury Trial.

EACH OF THE ISSUERS, THE GUARANTORS, THE HOLDERS, AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR

THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Indenture by, among other things, the mutual waivers and certifications in this paragraph.

Any legal suit, action or proceeding arising out of or based upon this Indenture, the Notes or the transactions contemplated by this Indenture may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 13.02 will be effective service of process for any such suit, action or proceeding brought in any such court.

Each of the Issuers, the Trustee and each Holder (by its acceptance of any Note) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 13.14 [Reserved].

Section 13.15 Force Majeure.

In no event shall the Trustee (in any capacity hereunder) be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; it being understood that the Trustee (in any capacity hereunder) shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.16 U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

[Signatures on following page]

SIGNATURES

Dated as of February 12, 2025

PRIMO WATER HOLDINGS INC.

By:	/s/ David Hass
Name: David Hass
Title: Chief Financial Officer

TRITON WATER HOLDINGS, INC.

By:	/s/ David Hass
Name: David Hass
Title: Chief Financial Officer

[Signature Page to Indenture]

SIGNATURES

Dated as of February 12, 2025

PRIMO BRANDS CORPORATION

By:	/s/ David Hass
Name: David Hass
Title: Chief Financial Officer

BLUETRITON BRANDS, INC.

By:	/s/ David Hass
Name: David Hass
Title: Chief Financial Officer

BLUETRITON BRANDS HOLDINGS, INC.

By:	/s/ David Hass
Name: David Hass
Title: Chief Financial Officer

BLUETRITON BRANDS SERVICES, INC.

By:	/s/ David Hass
Name: David Hass
Title: Chief Financial Officer

TRITON WATER INTERMEDIATE, INC.

By:	/s/ David Hass
Name: David Hass
Title: Chief Financial Officer

[Signature Page to Indenture]

DS SERVICES OF AMERICA, INC.

By:	/s/ David Hass
Name: David Hass
Title: Chief Financial Officer

PRIMO WATER FINANCING ONE LLC

By:	/s/ David Hass
Name: David Hass
Title: Chief Financial Officer

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Nedine P. Sutton
Name: Nedine P. Sutton
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Global Legend, if applicable pursuant to the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the Indenture]

PRIMO WATER HOLDINGS INC.

TRITON WATER HOLDINGS, INC.

6.250% SENIOR NOTES DUE 2029

CUSIP: [•] [•]	No.
ISIN: [•] [•]

Primo Water Holdings Inc. and Triton Water Holdings, Inc. (such entities, and their respective successors and assigns under the Indenture, hereinafter referred to as the “Issuers”), jointly and severally, promise to pay to CEDE & CO. or its registered assigns, the principal sum of      Dollars ($    ) or such other amount as is indicated on the Schedule of Exchanges of Interests in the Global Note on the other side of this Note on April 1, 2029 and to pay interest thereon as provided on the other side of this Note.

Interest Payment Dates: April 1 and October 1, beginning April 1, 2025. Record Dates: March 15 and September 15.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Issuers have caused this instrument to be duly executed.

PRIMO WATER HOLDINGS INC.

By:
Name:
Title:

TRITON WATER HOLDINGS, INC.

By:
Name:
Title:

FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture for the 6.250% Senior Notes due 2029.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE SIDE OF SECURITY]

PRIMO WATER HOLDINGS INC.

TRITON WATER HOLDINGS, INC.

6.250% SENIOR NOTES DUE 2029

1. PRINCIPAL

The Issuers shall pay the principal of this Note on April 1, 2029.

2. INTEREST

The Issuers shall pay interest on this Note semiannually in arrears on April 1 and October 1, each an “interest payment date,” of each year, commencing on April 1, 2025, at the rate per annum specified in the title of this Note. Interest shall accrue from and including February 12, 2025, or else the most recent interest payment date to which interest had been paid or duly provided for to but excluding the date on which such interest is paid. Interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months.

The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and overdue installments of interest (without regard to any applicable grace period) at the rate equal to the then applicable interest rate on this Note to the extent lawful.

The interest so payable and punctually paid or duly provided for on any interest payment date will be paid to the Person in whose name this Note is registered at the close of business on March 15 or September 15 preceding such interest payment date (each, a “Record Date”), except as provided in the Indenture. Payment of the principal, interest, premium, if any, on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and as otherwise provided in the Indenture.

3. METHOD OF PAYMENT

The Issuers will pay or cause to be paid the principal of, premium, if any, and interest on, this Note on the dates and in the manner provided in this Note and the Indenture. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary thereof, holds as of 11:00 a.m. New York City Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. All payments on this Note will be made at the office or agency of the Paying Agent and Registrar, except that the Issuers will make payments on Global Notes registered in the name of DTC or its nominee by wire transfer (or otherwise in accordance with DTC’s procedures).

4. INDENTURE; LIMITATIONS

This Note is one of a duly authorized issue of Notes of the Issuers designated as its 6.250% Senior Notes due 2029 (the “Notes”), issued under an Indenture dated as of February 12, 2025 (together with any supplemental indentures thereto, the “Indenture”), among the Issuers, the Guarantors from time to time party thereto and the Trustee. The terms of this Note include those stated in the Indenture. This Note is subject to all such terms, and the Holder of this Note is referred to the Indenture for a statement of all such terms. Capitalized terms used and not defined herein have the meanings assigned to such terms in the Indenture.

The Issuers shall be entitled to issue Additional Notes pursuant to Section 2.02 of the Indenture and subject to compliance with the other provisions thereof, including Section 4.09 thereof.

The Notes are general unsecured obligations of the Issuer. The Notes are guaranteed as set forth in the Indenture.

5. OPTIONAL REDEMPTION; MANDATORY REDEMPTION

(a) Optional Redemption. The Issuers may, on one or more occasions, redeem all or a part of the Notes upon notice delivered in accordance with Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed to, but excluding, the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 1 of each of the years indicated below:

Year	Percentage
2024	103.125%
2025	101.563%
2026 and thereafter	100.000%

Notice of any redemption upon any transaction or event (including any Equity Offering, Incurrence of Indebtedness, Change of Control or other transaction) may be given prior to the completion thereof. In addition, any redemption of the Notes may, at the Issuers’ discretion, be subject to one or more conditions precedent. The redemption date of any redemption that is subject to satisfaction of one or more conditions precedent may, in the Issuers’ discretion, be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and any notice with respect to such redemption may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case). In addition, such notice of redemption may be extended, if such conditions precedent have not been satisfied or waived by the Issuers, by providing notice to the Holders.

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Any redemption pursuant to this Section 5(a) shall be made pursuant to the provisions of Sections 3.01 through 3.07 of the Indenture.

(b) No Mandatory Redemption; Other Purchases. The Issuers are not required to make a mandatory redemption or sinking fund payments with respect to the Notes. The Issuers, however, may be required to purchase Notes at the request of Holders upon the occurrence of an Asset Sale, pursuant to Sections 3.10 and 4.10 of the Indenture or upon the occurrence of a Change of Control, pursuant to Section 4.16 of the Indenture. The Issuers and its Affiliates may at any time and from time to time purchase Notes in the open market, by tender offer, negotiated transactions or otherwise.

6. [RESERVED]

7. PURCHASE OF NOTES AT OPTION OF HOLDER

(a) Change of Control. Upon the occurrence of a Change of Control after the Issue Date, the Issuers will be required to make a Change of Control Offer in accordance with Section 4.16 of the Indenture.

(b) Asset Sales. Following the occurrence of certain Asset Sales, the Issuers will be required to make an Asset Sale Offer in accordance with Sections 3.10 and 4.10 of the Indenture.

8. DENOMINATIONS, TRANSFER, EXCHANGE, CANCELLATION

The Notes are in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may register the transfer of or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges that may be imposed in relation thereto by law or permitted by the Indenture.

All Notes surrendered for payment, registration of transfer or exchange or conversion will, if surrendered to the Issuers or any of its other Agents with respect to the Notes, be delivered to the Trustee. The Trustee will promptly cancel all Notes delivered to it. No Notes will be authenticated in exchange for any Notes canceled, except as provided in the Indenture.

9. PERSONS DEEMED OWNERS

The Holder will be treated as the owner of the Note for all purposes.

10. UNCLAIMED MONEY

Subject to applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuers on its request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

11. AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class, and, subject to Sections 6.04 and 6.07 of the Indenture, an existing default or Event of Default and its consequence or compliance with any provision of the Indenture Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class. However, without the consent of any Holder, the Issuers, Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantees to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the legal rights of any Holder.

12. DEFAULTS AND REMEDIES

In the case of an Event of Default that occurs as a result of certain events of bankruptcy, insolvency or reorganization with respect to the Issuers or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuers, that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may, by written notice to the Issuers (with a copy to the Trustee, if given by the Holders), declare all Notes to be due and payable immediately, all as and to the extent provided in the Indenture. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to the Trustee before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may, by written notice to the Trustee, direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal, interest or premium, if any) if it determines that withholding notice is in their interests. The Issuers are required to file periodic reports with the Trustee as to the absence of default.

13. TRUSTEE DEALINGS WITH THE ISSUER

Wilmington Trust, National Association, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Issuers or an Affiliate of the Issuers and may otherwise deal with the Issuers or an Affiliate of the Issuers as if it were not the Trustee.

14. NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No past, present or future director, officer, employee, incorporator or stockholder of the Issuers, their Subsidiaries or any Parent Entity, as such, will have any liability for any obligations of the Issuers or the Restricted Subsidiaries under the Indenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

15. AUTHENTICATION

This Note shall not be valid until authenticated by the manual signature of the Trustee.

16. ABBREVIATIONS AND DEFINITIONS

Customary abbreviations may be used in the name of the Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and UGMA (= Uniform Gifts to Minors Act).

17. INDENTURE TO CONTROL; GOVERNING LAW

In the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

18. GUARANTEES

The payment of the principal of, premium, if any, and interest, if any, on the Notes, is unconditionally guaranteed, jointly and severally, by the Guarantors to the extent set forth in and subject to the provisions of the Indenture.

The Issuers will furnish to any Holder, upon written request and without charge, a copy of the Indenture. Requests may be made to: Primo Water Holdings Inc. and Triton Water Holdings, Inc., 1150 Assembly Drive, Suite 800, Tampa, Florida 33607, Attention: General Counsel, with a copy to: Latham & Watkins LLP, 555 Eleventh Street NW, Suite 1000, Washington, D.C. 20004, Attention: Jason Licht and R. Charles Cassidy III.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s Social Security or Taxpayer Identification Number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

as agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him or her.

Your Signature:
Date:
(Sign exactly as your name appears on the other side of this Note)

* Signature guaranteed by:

By:

*

The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

OPTION TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or Section 4.16 of the Indenture, check the appropriate box below:

☐  Section 4.10   ☐   Section 4.16

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges, repurchases or conversions of a part of this Global Note have been made:

DATE OF EXCHANGE	PRINCIPAL AMOUNT OF THIS GLOBAL NOTE FOLLOWING SUCH DECREASE (OR INCREASE)	AUTHORIZED SIGNATORY OF SECURITIES CUSTODIAN	AMOUNT OF DECREASE IN PRINCIPAL AMOUNT OF THIS GLOBAL NOTE	AMOUNT OF INCREASE IN PRINCIPAL AMOUNT OF THIS GLOBAL NOTE

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Primo Water Holdings Inc.

Triton Water Holdings, Inc.,

1150 Assembly Drive, Suite 800

Tampa, Florida 33607

Attention: General Counsel

Wilmington Trust, National Association, as Trustee

1310 Silas Deane Highway

Wethersfield, CT 06109

Attention: Primo Water Holdings / Triton Water Holdings Notes Administrator

Re: The Issuers’ 6.250% Senior Notes due 2029

Reference is hereby made to the Indenture, dated as of February 12, 2025 (the “Indenture”), among Primo Water Holdings Inc., a Delaware corporation and Triton Water Holdings, Inc., a Delaware corporation (the “Issuers”), the Guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $     in such Note[s] or interests (the “Transfer”), to     (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ____ Check if Transferee will take delivery of a beneficial interest in the Rule 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States of America. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Rule 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ____ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States of America and (x) at the time the buy order was originated, the Transferee was outside the United States of America or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States of America or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States of America, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser of the Notes).

3. ____ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States and any applicable foreign securities laws, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Issuers or a Subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D (“Regulation D”) under the Securities Act (an “IAI”) pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Definitive Notes and in the Indenture and the Securities Act.

4. ____ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or in an Unrestricted Definitive Note.

(a) ____ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States of America and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ____ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States of America and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ____ Check if Transfer is Pursuant to Regulation D. (i) The Transfer is being effected pursuant to and in accordance with Rule 506 under Regulation D of the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States of America and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(d) ____ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903, Rule 904 or Rule 506 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States of America and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1. The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a) ____ a beneficial interest in the:

(i) ____ Rule 144A Global Note (CUSIP     ), or

(ii) ____ Regulation S Global Note (CUSIP     ), or

(iii) ____ IAI Global Note (CUSIP     ), or

(b) ____ a Restricted Definitive Note.

2. After the Transfer the Transferee will hold:

[CHECK ONE]

(a) ____ a beneficial interest in the:

(i) ____ Rule 144A Global Note (CUSIP     ), or

(ii) ____ Regulation S Global Note (CUSIP     ), or

(iii) ____ IAI Global Note (CUSIP     ), or

(iv) ____ Unrestricted Global Note (CUSIP     ); or

(b) ____ a Restricted Definitive Note; or

(c) ____ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Primo Water Holdings Inc.

Triton Water Holdings, Inc.,

1150 Assembly Drive, Suite 800

Tampa, Florida 33607

Attention: General Counsel

Wilmington Trust, National Association, as Trustee

1310 Silas Deane Highway

Wethersfield, CT 06109

Attention: Primo Water Holdings / Triton Water Holdings Notes Administrator

Re: The Issuers’ 6.250% Senior Notes due 2029

Reference is hereby made to the Indenture, dated as of February 12, 2025 (the “Indenture”), among Primo Water Holdings Inc., a Delaware corporation and Triton Water Holdings, Inc., a Delaware corporation (the “Issuers”), the Guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

    , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $     in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ____ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States of America.

(b) ____ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States of America.

(c) ____ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States of America.

(d) ____ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States of America.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ____ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ____ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ___ Rule 144A Global Note, ___ Regulation S Global Note, ___ IAI Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States of America. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Primo Water Holdings Inc.

Triton Water Holdings, Inc.,

1150 Assembly Drive, Suite 800

Tampa, Florida 33607

Attention: General Counsel

Wilmington Trust, National Association, as Trustee

1310 Silas Deane Highway

Wethersfield, CT 06109

Attention: Primo Water Holdings / Triton Water Holdings Notes Administrator

Re: The Issuers’ 6.250% Senior Notes due 2029

Reference is hereby made to the Indenture, dated as of February 12, 2025 (the “Indenture”), among Primo Water Holdings Inc., a Delaware corporation and Triton Water Holdings, Inc., a Delaware corporation (the “Issuers”), the Guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $     aggregate principal amount of:

(a)	____ a beneficial interest in a Global Note, or

(b)	____ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should offer, sell or otherwise transfer the Notes or any interest therein, we will do so only (A) to the Issuers or any subsidiary thereof, (B) for so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act that purchases for its own account or for the account of a qualified institutional buyer to which notice is given that the transfer is being made in reliance on Rule 144A under

D-1

the Securities Act, (C) pursuant to offers and sales to non-U.S. purchasers that occur outside the United States within the meaning of Regulation S under the Securities Act and in accordance with the laws applicable to it in the jurisdiction in which such purchase is made, (D) to an institutional “accredited investor” (as defined below) that is acquiring the Notes for its own account, or for the account of such an institutional accredited investor, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act, (E) pursuant to a registration statement which has been declared effective under the Securities Act or (F) pursuant to another available exemption from the registration requirements of the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (D) or (F) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuers such certifications, legal opinions and other information as you and the Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Institutional Accredited Investor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

[FORM OF CERTIFICATE OF BENEFICIAL OWNERSHIP]

Wilmington Trust, National Association

1310 Silas Deane Highway

Wethersfield, CT 06109

Attention: Primo Water Holdings / Triton Water Holdings Notes Administrator

Re: The Issuers’ 6.250% Senior Notes due 2029

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of February 12, 2025 (the “Indenture”), among Primo Water Holdings Inc., a Delaware corporation and Triton Water Holdings, Inc., a Delaware corporation (the “Issuers”), the Guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This is to certify that based solely on certifications we have received in writing, by tested telex or by electronic transmission from institutions appearing in our records as persons being entitled to a portion of the principal amount of Notes represented by a Regulation S Temporary Global Note issued under the Indenture, that as of the date hereof, $     principal amount of Notes represented by the Regulation S Temporary Global Note being submitted herewith for exchange is beneficially owned by persons that are either (i) non-U.S. persons (within the meaning of Regulation S under the Securities Act of 1933, as amended) or (ii) U.S. persons that purchased the Notes in a transaction that did not require registration under the Securities Act of 1933, as amended.

We further certify that (i) we are not submitting herewith for exchange any portion of such Regulation S Temporary Global Note excepted in such certifications and (ii) as of the date hereof we have not received any notification from any institution to the effect that the statements made by such institution with respect to any portion of such Regulation S Temporary Global Note submitted herewith for exchange are no longer true and cannot be relied upon as of the date hereof.

You and the Issuers are entitled to rely upon this certificate and are irrevocably authorized to produce this certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

E-1

Yours faithfully, [Name of DTC Participant]

By:
Name:
Title:
Address:

Dated:

E-2

EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY GUARANTORS

[    ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of     , 20 , among Primo Water Holdings Inc., a Delaware corporation and Triton Water Holdings, Inc., a Delaware corporation (the “Issuers”),     , (the “Guarantor”), a subsidiary of the Issuers, and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture, dated as of February 12, 2025 (as amended and supplemented, the “Indenture”), providing for the issuance of 6.250% Senior Notes due 2029 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and therein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The Guarantor hereby agrees, on a joint and several basis, to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, and to undertake and perform all of the obligations of the “Guarantors” set forth therein as though the Guarantor had entered into the Indenture on the Issue Date and been named as “Guarantor” therein. The Guarantor agrees that such obligations include, without limitation, the obligation to provide such Guarantee pursuant to Article X of the Indenture and all of the obligations of the Guarantors to perform and comply with all of the agreements thereof contained in the Indenture.

3. Ratification of the Indenture; Supplemental Indenture part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

4. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

5. Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The Guarantor will submit to the non-exclusive jurisdiction of any Federal or state court located in the City of New York.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES, THE NOTE GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Indenture by, among other things, the mutual waivers and certifications in this paragraph.

6. Multiple Counterparts. The parties may execute and deliver in counterparts any number of copies of this Supplemental Indenture, including by facsimile transmission, PDF or other electronic means. Each signed copy will be an original, but all of them together represent the same agreement. Delivery of an executed counterpart signature page of this Supplemental Indenture by e-mail (PDF) or telecopy shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

7. Effect of Headings. The Section headings herein are for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantor.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[GUARANTOR]

By:
Name:
Title:

[ISSUER]

By:
Name:
Title:

Wilmington Trust, National Association, as Trustee

By:
Name:
Title:

EXHIBIT G

[FORM OF POSITION REPRESENTATION AND VERIFICATION FORM]

Primo Water Holdings Inc.

Triton Water Holdings, Inc.,

1150 Assembly Drive, Suite 800

Tampa, Florida 33607

Attention: General Counsel

Wilmington Trust, National Association, as Trustee

1310 Silas Deane Highway

Wethersfield, CT 06109

Attention: Primo Water Holdings / Triton Water Holdings Notes Administrator

Re:	The Issuers’ 6.250% Senior Notes due 2029

Reference is hereby made to the Indenture, dated as of February 12, 2025 (the “Indenture”), among Primo Water Holdings Inc., a Delaware corporation and Triton Water Holdings, Inc., a Delaware corporation (the “Issuers”), the Guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This Position Representation and Verification Form, is hereby delivered by the undersigned to the Issuers and Trustee in connection with the [insert description of applicable Noteholder Direction], dated as of the date hereof, attached as an exhibit hereto. The undersigned hereby represents and warrants and covenants to the Issuers and the Trustee as set forth below.

Position Representation

The undersigned does not have (or, in the case the undersigned is DTC or its nominee, the undersigned is being instructed solely by beneficial owners of Notes that have represented to the undersigned that they do not have) a Net Short position, and the undersigned is not knowingly and intentionally acting in concert with any of its Affiliates for the express purpose of creating (and in fact creating) the same economic effect with respect to the Issuers or any Guarantor as having a Net Short position.

The undersigned hereby acknowledges and agrees that if this form is being executed and delivered to the Issuers and the Trustee in connection with a Noteholder Direction in the form of a notice of Default, the foregoing representation shall be deemed to be a continuing representation until the resulting Default or Event of Default is cured or otherwise ceases to exist or the Notes are accelerated.

G-1

Verification Covenant

The undersigned hereby agrees to provide the Issuers with such information as the Issuers may reasonably request from time to time in order to verify the accuracy of the foregoing Position Representation within five Business Days of a request therefor.

G-2

[Insert Name of Undersigned]

By:
Name:
Title:

Dated:

G-3